Exhibit 10.6

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

Execution Version

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2021 (“Effective Date”) between Epizyme, Inc., a corporation organized and existing under the laws of the State of Delaware, with a principal place of business at 400 Technology Square, Cambridge, Massachusetts 02139 U.S. (“Epizyme”), and Hutchison China MediTech Investment Limited, a company organized and existing under the laws of the British Virgin Islands, with company number 2031179 and its registered office being Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“Hutchmed”). Epizyme and Hutchmed may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Epizyme is Developing and Commercializing Licensed Products (as defined below);

WHEREAS, Hutchmed has expertise in the development of biopharmaceutical products and has regulatory and commercial capabilities in the Territory, and is interested in obtaining a co-exclusive (with the Epizyme Entities) license to Develop, an exclusive license to Commercialize, and a co-exclusive license to Manufacture (following Manufacturing Technology Transfer), the Licensed Products in the Territory (each as defined below); and

WHEREAS, the Parties desire to collaborate to Develop, Manufacture, and Commercialize the Licensed Products in the Territory.

NOW THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article 1. DEFINITIONS

1.1 “101 Trial” means the Phase 1/2 open-label multicenter study of monotherapy Tazemetostat identified on clinicaltrials.gov as NCT01897571.

1.2 “202 Trial” means the Phase 2 open-label multicenter study of monotherapy Tazemetostat identified on clinicaltrials.gov as NCT02601950.

1.3 “301 Global Trial” means the global confirmatory clinical trial testing Tazemetostat in combination with doxorubicin versus doxorubicin alone in subjects with advanced ES (clinicaltrials.gov identifier NCT04204941).

1.4 “302 Global Trial” means the global confirmatory clinical trial testing Tazemetostat in combination with rituximab and lenalidomide versus rituximab and lenalidomide alone in subjects with relapsed/refractory FL (clinicaltrials.gov identifier NCT04224493).

1.5 “AAA” means the American Arbitration Association.

1.6 “Accounting Standards” means the then-current United States Generally Accepted Accounting Principles, as consistently applied.

1.7 “Acquired Party” has the meaning set forth in Section 16.2.

1.8 “Acquirer” has the meaning set forth in Section 16.2.

1.9 “Additional Indication” has the meaning set forth in Section 4.3(a).

1.10 “Affiliate” means, with respect to an entity, any corporation, or other business entity controlled by, controlling, or under common control with such entity, with “control” meaning (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of, the applicable entity (or such lesser percentage that is the maximum allowed to be owned by a foreign entity in a particular jurisdiction and is sufficient to grant the holder of such voting stock or interest the power to direct the management and policies of such entity) or (b) possession, directly or indirectly, of the power to direct the management and policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise.

1.11 “Alliance Manager” has the meaning set forth in Section 3.13.

1.12 “Anti-Corruption Laws” has the meaning set forth in Section 12.7(c)(i).

1.13 “Applicable Law” means any applicable law, statute, rule, regulation, order, judgment, standard, or ordinance of any Governmental Authority that may be in effect from time to time, including disclosure obligations required by any stock exchange or securities commission having authority over a Party and any applicable rules, regulations, guidances, or other requirements of any Governmental Authority, including any Regulatory Authority, that may be in effect from time to time.

1.14 “Authorized Regulatory Agent” means (a) a local entity authorized by Hutchmed or any of its Affiliates, if Hutchmed or its Affiliate is the CTA holder or license holder of imported Drug Product or (b) Hutchmed or its Affiliate, if Hutchmed or its Affiliate is not the CTA holder or license holder of imported Drug Product, in either case ((a) or (b)), where such entity, Hutchmed, or Hutchmed Affiliate, as applicable, manages the work associated with obtaining and maintaining any Regulatory Approval or product registration in the Territory and which possesses and maintains valid licenses or permits in the Territory if such licenses or permits are required for such local entity to engage in the relevant activities in the Territory.

1.15 “Business Day” means a day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions in Boston, Massachusetts, U.S., or in Hong Kong, are authorized or required by Applicable Law to remain closed.

1.16 “Buy-In Right Payment” has the meaning set forth in Section 9.3(d).

1.17 “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31st, June 30th, September 30th, or December 31st in any Calendar Year; provided that the first Calendar Quarter of the Term will begin on the Effective Date and end on the first to occur of March 31st, June 30th, September 30th, or December 31st, and the last Calendar Quarter of the Term will end on the last day of the Term.

1.18 “Calendar Year” means any calendar year beginning on January 1st and ending on December 31st; provided that the first Calendar Year of the Term will begin on the Effective Date and end on December 31, and the last Calendar Year of the Term will end on the last day of the Term.

1.19 “Change in Control” means, as to a Party, the (a) consolidation or merger of such Party with or into any Third Party as a result of which the beneficial owners of the outstanding voting securities or other ownership interests of such Party immediately prior to such transaction have beneficial ownership of fifty percent (50%) or less of the outstanding voting securities or other ownership interests of the surviving person or entity or the parent entity of such surviving person or entity immediately following such transaction, or (b) sale, transfer or other disposition of all or substantially all of the assets of such Party related to this Agreement to any Third Party, or group of Third Parties acting in concert, or (c) acquisition by any Third Party, or group of Third Parties acting in concert, of beneficial ownership of more than fifty percent (50%) percent of the outstanding voting securities or other ownership interests of such Party or the power, directly or indirectly, to elect a majority of the members of such Party’s board of directors or similar governing body. No initial or subsequent offering by a Party of securities for sale on a public securities exchange shall be considered to be or to involve a Change in Control of such Party unless such offering meets the requirements of clause (c) of the preceding sentence; provided, however, that an acquisition of voting securities by an underwriter in an underwritten public offering for the purpose of effecting a wider distribution of such voting securities shall be deemed not to meet the requirements of clause (c) of the preceding sentence.

1.20 “Clinical Development Plan” or “CDP” means the plan, as further described in Sections 4.2 and 4.3, setting out activities to be undertaken by Hutchmed in Developing the Licensed Products (whether as monotherapies or Combination Therapies) in the Field in the Territory, together with timelines and budgets for such activities, including proposed bridging studies, Local Trials, Joint Global Trials, registry studies, investigator sponsored studies, Pre-Clinical Research, and regulatory plans, as well as outlining the key elements involved in obtaining Regulatory Approval of the Licensed Products in the Field in the Territory and plans to address Medical Affairs matters (taking into consideration in good faith the Global Medical Affairs Strategy), and the quality plan to verify GxP compliance, each as applicable. The Clinical Development Plan may be amended from time to time in accordance with Section 4.3 and approved by the JDC in accordance with Article 3. The approved Clinical Development Plan as of the Effective Date for the Development of the Licensed Products in each Initial Indication is attached hereto as Exhibit A.

1.21 “Clinical Supply Agreement” has the meaning set forth in Section 7.1.

1.22 “Clinical Supply Price” means, with respect to any quantity of Licensed Compound or Licensed Product (including Drug Substance or Drug Product) for use in Development in the Territory, the Fully-Burdened Cost of such quantity.

1.23 “Combination Product” has the meaning set forth in Section 1.139.

1.24 “Combination Therapy” means, subject to Section 3.10(b)(ii), any therapeutic or palliative regimen consisting of the separate but concurrent administration of (a) a Licensed Product, and (b) one or more other active pharmaceutical ingredients or drugs for the treatment of Hematological Indications or Solid Tumor Indications (each, an “Other Combination Drug”) (whether or not co-packaged with the Licensed Product), and consists of either:

(i) the use of both (A) a Licensed Product and (B) one or more Other Combination Drugs where at least one of the Other Combination Drugs is a Hutchmed Compound (a “Joint Combination Therapy”); or

(ii) the use of both (A) a Licensed Product and (B) one or more Other Combination Drugs other than as described in subsection (i)(B) above (an “Epizyme Combination Therapy”). Without limiting the foregoing, an example of an Epizyme Combination Therapy could include the use of both a Licensed Product and one or more Other Combination Drugs proprietary to, or Controlled by, Epizyme or Other Combination Drugs commercially available from a Third Party.

In no event shall the Other Combination Drugs of a Combination Therapy be co-packaged or co-formulated with Licensed Product in the Territory unless the Parties mutually agree.

1.25 “Commercial Supply Agreement” has the meaning set forth in Section 7.3.

1.26 “Commercial Supply Price” means, with respect to any quantity of Licensed Product (including Drug Substance or Drug Product) for Commercialization in the Territory, the Fully-Burdened Cost of such quantity plus [**] percent ([**]%).

1.27 “Commercialization” means, with respect to a pharmaceutical product (whether in monotherapy or as part of a Combination Therapy), any and all activities directed to the marketing, promotion, importation, distribution, pricing, Reimbursement Approval, offering for sale, or sale of such pharmaceutical product, and interacting with Regulatory Authorities regarding the foregoing. Commercialization shall exclude Development and Manufacturing. “Commercialize,” “Commercializing,” and “Commercialized” will be construed accordingly.

1.28 “Commercialization Plan” means the [**] plan for the Commercialization of Licensed Products in the Field in the Territory and the activities to be conducted by or on behalf of the Hutchmed Entities relating thereto, including (a) the Launch Plan, and (b) reasonably detailed plans for sales and marketing after launch, a high-level [**] sales and marketing budget (for informational purposes only), estimated sales forecasts, market access plans, and reimbursement plans and strategies.

1.29 “Commercially Reasonable Efforts” means, with respect to the performing Party under this Agreement, the carrying out of obligations of such Party with efforts and resources that are consistent with the efforts and resources typically used by biopharmaceutical companies of similar size and resources as such Party with respect to the Development, Manufacture or Commercialization of products of market potential, profit potential and strategic value and of a stage in Development or product life comparable to that of Licensed Product(s), based on conditions then prevailing and taking into account issues of safety and efficacy, product profile, difficulty in Developing such Licensed Product, competitiveness of alternative Third Party products in the marketplace, the patent or other proprietary position of such Licensed Product, the regulatory structure involved, the potential profitability of such Licensed Product and other relevant factors, as applicable, but without regard for any payment obligations under this Agreement. Commercially Reasonable Efforts shall be determined on a Jurisdiction-by-Jurisdiction basis and, with respect to Hutchmed, without regard to any activities to Develop or Commercialize Hutchmed Dual Inhibitor Products in the Territory.

1.30 “Comparable Third Party Product” means, with respect to a particular Licensed Product in the Territory, any pharmaceutical product sold by a Third Party in the Territory not authorized by or on behalf of Hutchmed or any other Hutchmed Entity that (a) contains, as an active pharmaceutical ingredient, the same compound as the Licensed Compound contained in the applicable Licensed Product, and (b) has received Regulatory Approval from the relevant Regulatory Authority in the Territory for the same indication as such Licensed Product.

1.31 “Comparable Third Party Product Competition” means, with respect to a specific Licensed Product in the Territory in a given Calendar Quarter, that during such Calendar Quarter: (a) one (1) or more Comparable Third Party Product(s) are commercially available in the Territory; and (b) such Comparable Third Party Product(s) have a market share of [**] percent ([**]%) or more of the aggregate market in the Territory of such Licensed Product and such Comparable Third Party Product(s) collectively (based on sales of units of such Licensed Product and Comparable Third Party Product(s), as reported by IQVIA, or if such data is not available, such other reliable data source as reasonably determined by the Parties). As used herein, a “unit” of a product means the equivalent amount of product used for an equivalent treatment cycle of such product.

1.32 “Competing Product” means any compound or product that, as its primary intended therapeutic mechanism of action, directly or indirectly inhibits or modulates the activity of, or degrades, one or more of EZH2, EZH1, or any other member of the polycomb repressive complex 2 (“PRC2”), including the EED protein.

1.33 “Compulsory Third Party Product” has the meaning set forth in Section 9.6(b)(ii).

1.34 “Confidential Information” means, subject to Section 10.2, Know-How and any technical, scientific, trade, research, manufacturing, business, financial, compliance, marketing, product, supplier, intellectual property or other information that may be disclosed by one Party or any of its Representatives (“Discloser”) to the other Party or any of its Representatives (“Recipient”); provided that, if such information is (a) in tangible form, it is labelled in writing as proprietary or confidential, (b) in oral or visual form, is identified as proprietary or confidential at the time of disclosure or within [**] thereafter, or (c) is disclosed in writing, orally, electronically or visually to a Recipient and would be apparent to a reasonable person familiar with the life sciences industry, to be of a confidential or proprietary nature. Notwithstanding the foregoing, subject to Section 10.2, all information that (i) was disclosed prior to the Effective Date by or on behalf of either Party or any of its Affiliates under, and subject to, the Mutual Non-Disclosure Agreement dated [**] between Hutchison MediPharma Limited and Epizyme (“Confidentiality Agreement”) and (ii) is “Confidential Information” as defined in the Confidentiality Agreement, shall be deemed “Confidential Information” hereunder.

1.35 “Controlled” means, subject to Section 2.7 and Section 16.2, with respect to a Party, and any Know-How, Patent Right, Regulatory Documents or other intellectual property right, that such Party or any of its Affiliates has the ability (other than pursuant to a license granted to such Party under this Agreement) to grant to the other Party (in the applicable country) a license or sublicense to, or other right with respect to, such Know-How, Patent Right, Regulatory Documents or other intellectual property right without violating the terms of any pre-existing agreement or other pre-existing arrangement with any Third Party.

1.36 “Covered” means, with respect to a product, composition, technology, process or method and a Patent Right, that, in the absence of ownership of, or a license granted under, a Valid Claim in such Patent Right, the manufacture, use, offer for sale, sale or importation of such product or composition or the practice of such technology, process or method would infringe such Valid Claim (or, in the case of a claim of a pending patent application, would infringe such claim if it were to issue as a claim of an issued patent). “Cover” and “Covering” will be construed accordingly.

1.37 “CTA” means a clinical trial application filed with a Regulatory Authority in the Territory pursuant to the Drug Administration Law and other relevant regulations and rules governing drug clinical trials in the Territory.

1.38 “CTA Data” means (a) the data in the CTAs for the 302 Global Trial which were filed by Epizyme in Mainland China and Taiwan, and (b) all information regarding the Licensed Product in Epizyme’s Control that was generated by or on behalf of Epizyme as of the Effective Date to the extent necessary or reasonably useful for the CTA filing for the 301 Global Trial in the Territory.

1.39 “Development” means Pre-Clinical Research and clinical development activities, including (i) clinical trials of a pharmaceutical compound or product, investigator sponsored trials and registry studies

(whether in monotherapy or as part of a combination therapy) and (ii) the preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct clinical trials or to obtain Regulatory Approval of a pharmaceutical product. Development shall include clinical trials initiated prior to or following receipt of Regulatory Approval, but shall exclude Manufacturing and Commercialization. “Develop,” “Developing,” and “Developed” will be construed accordingly.

1.40 “Discloser” has the meaning set forth in Section 1.34.

1.41 “Dispute” has the meaning set forth in Section 15.1.

1.42 “DLBCL” means diffuse large B-cell lymphoma.

1.43 “Dollars” or “$” means the legal tender of the U.S.

1.44 “Dosage Form Change” has the meaning set forth in Section 7.4(b).

1.45 “Drug Approval Application” means a New Drug Application as defined in the FD&C Act, or an equivalent application filed with any Regulatory Authority in any country other than the United States, including any new drug application filed with the NMPA in Mainland China or other Regulatory Authorities pursuant to the Drug Administration Law, the Administrative Regulations on Drug Registration and other Applicable Laws in the Territory.

1.46 “Drug Class” means the class of all active pharmaceutical ingredients and compounds that have the same mechanism of action and physiologic effect.

1.47 “Drug Product” or “DP” means oral solid dose tablets in finished form (bulk packaged) that contain Drug Substance as set forth in the applicable specifications provided by Epizyme.

1.48 “Drug Substance” or “DS” means Licensed Compound in bulk form manufactured for use as an active pharmaceutical ingredient in a Licensed Product, as set forth in the applicable specifications provided by Epizyme.

1.49 “Eisai Agreement” means that certain Amended and Restated Collaboration and License Agreement dated as of March 12, 2015 by and between Eisai Co., Ltd. (“Eisai”) and Epizyme.

1.50 “Epizyme Basket Trial” means any Phase 1b/2 basket clinical trial of Licensed Product that includes cohorts of patients who are being treated for different disease indications within the same trial and that is conducted by Epizyme outside the Territory. For clarity, an Epizyme Basket Trial is not a Joint Global Trial or a Rejected Global Trial.

1.51 “Epizyme Combination Therapy” has the meaning set forth in Section 1.24.

1.52 “Epizyme Combination Therapy IP” means Epizyme Combination Therapy Know-How and Epizyme Combination Therapy Patent Rights.

1.53 “Epizyme Combination Therapy Know-How” means any and all Know-How including any invention (whether or not patentable and whether or not claimed in any Patent Right) that:

(a) comprises or encompasses, either generically or specifically, or is necessary or reasonably useful for the Development or Commercialization of, any Licensed Product used with Other Combination Drug(s) as an Epizyme Combination Therapy in the Field, and

(b) (i) is Controlled by Epizyme or any of its Affiliates as of the Effective Date or during the Term, including Know-How that is conceived, identified, discovered, authored, developed, or reduced to practice solely by or on behalf any Epizyme Entity during the Term in the performance of any activity conducted under this Agreement (including any Local Trial or, subject to Section 9.3(e), Joint Global Trial, or subject to Section 9.3(d), Rejected Global Trial), or (ii) solely to the extent such Know-How specifically relates to the Development or Commercialization of any Licensed Product used with Other Combination Drug(s) as an Epizyme Combination Therapy in the Field, is conceived, identified, discovered, authored, developed, or reduced to practice solely by or on behalf any Hutchmed Entity or jointly by or on behalf of any Hutchmed Entity and Epizyme, in each case, during the Term in the performance of any activity conducted under this Agreement (including any Local Trial or, subject to Section 9.3(e), Joint Global Trial), or (iii) consists of safety data to the extent pertaining to an Epizyme Combination Therapy from any patient treated under this Agreement or outside of this Agreement provided under the Safety Data Exchange Agreement;

provided that in no event shall Epizyme Combination Therapy Know-How include any Epizyme Know-How, Epizyme Manufacturing Know-How, Joint Know-How, or Joint Combination Therapy Know-How. For clarity, Epizyme Combination Therapy Know-How includes any inventions assigned or licensed by Hutchmed to Epizyme pursuant to Section 11.1(b).

1.54 “Epizyme Combination Therapy Patent Rights” means any and all Patent Rights (a) Covering Epizyme Combination Therapy Know-How, and (b) Controlled by Epizyme or any of its Affiliates as of the Effective Date or during the Term, including any such Patent Rights assigned or licensed by Hutchmed to Epizyme pursuant to Section 11.1(b) and any such Patent Rights licensed to Epizyme pursuant to an Epizyme In-License Agreement. The Epizyme Combination Therapy Patent Rights as of the Effective Date are included on Exhibit B, which shall be updated periodically during the Term upon the request of Hutchmed.

1.55 “Epizyme CRO” has the meaning set forth in Section 4.5(b).

1.56 “Epizyme Entity” means, as applicable, (a) Epizyme, (b) any of Epizyme’s Affiliates, or (c) any direct or indirect licensee, sublicensee or contractor of Epizyme or any of Epizyme’s Affiliates with respect to Licensed Compound or any Licensed Product (other than any Hutchmed Entity).

1.57 “Epizyme In-License Agreement” means (a) the Eisai Agreement, and (b) any agreement entered into between Epizyme or any of its Affiliates, on the one hand, and one or more Third Parties, on the other hand, pursuant to which Epizyme or any of its Affiliates acquires Control of any Know-How necessary or reasonably useful for, or Patent Right that Covers, the Development or Commercialization of any Licensed Product in the Field in the Territory, or the Manufacture of Licensed Compound or Licensed Products that is entered into after the Effective Date and accepted by Hutchmed under Section 2.7(a) (each, an “Epizyme New In-License Agreement”).

1.58 “Epizyme IP” means Epizyme Know-How and Epizyme Patent Rights.

1.59 “Epizyme Know-How” means any and all Know-How including any invention (whether or not patentable and whether or not claimed in any Patent Right) that:

(a) comprises or encompasses, either generically or specifically, or is necessary or reasonably useful for the Development or Commercialization of, any Licensed Product in the Field (other than a Licensed

Product used with Other Combination Drug(s) as an Epizyme Combination Therapy in the Field), including any Know-How relating to biomarkers, genetic mutations, or the identification or selection of patients, in each case related to any Licensed Product in the Field, and

(b) (i) is Controlled by Epizyme or any of its Affiliates as of the Effective Date or during the Term, including Know-How that is conceived, identified, discovered, authored, developed, or reduced to practice solely by or on behalf any Epizyme Entity during the Term in the performance of any activity conducted under this Agreement (including any Local Trial or, subject to Section 9.3(e), Joint Global Trial, or subject to Section 9.3(d), any Rejected Global Trial), or (ii) solely to the extent such Know-How specifically relates to the Development or Commercialization of any Licensed Product in the Field, is conceived, identified, discovered, authored, developed, or reduced to practice solely by or on behalf any Hutchmed Entity or jointly by or on behalf of any Hutchmed Entity and Epizyme, in each case, during the Term in the performance of any activity conducted under this Agreement (including any Local Trial or, subject to Section 9.3(e), Joint Global Trial), or (iii) consists of safety data pertaining to any Licensed Product from any patient treated under this Agreement or outside of this Agreement provided under the Safety Data Exchange Agreement;

provided that in no event shall Epizyme Know-How include any Epizyme Combination Therapy Know-How, Epizyme Manufacturing Know-How, Joint Know-How, or Joint Combination Therapy Know-How. For clarity, Epizyme Know-How includes any inventions assigned or licensed by Hutchmed to Epizyme pursuant to Section 11.1(b).

1.60 “Epizyme Manufacturing IP” means Epizyme Manufacturing Know-How and Epizyme Manufacturing Patent Rights.

1.61 “Epizyme Manufacturing Know-How” means any and all Know-How including any invention (whether or not patentable and whether or not claimed in any Patent Right) that:

(a) is necessary or reasonably useful for the Manufacture of any Licensed Product in the Field and

(b) (i) is Controlled by Epizyme or any of its Affiliates as of the Effective Date or (ii) is conceived, identified, discovered, authored, developed, or reduced to practice (A) by or on behalf of any Epizyme Entity during the Term in the performance of any activity conducted under this Agreement, (B) solely by or on behalf of any Hutchmed Entity or jointly by or on behalf of Epizyme and any Hutchmed Entity, in each case, during the Term in the performance of any activity conducted under this Agreement but only to the extent such Know-How specifically relates to the Manufacture of any Licensed Product, or (C) by or on behalf of Epizyme or any of its Affiliates during the Term outside this Agreement;

provided that in no event shall Epizyme Manufacturing Know-How include any Epizyme Combination Therapy Know-How, Epizyme Know-How, Joint Know-How, or Joint Combination Therapy Know-How. For clarity, Epizyme Manufacturing Know-How shall include any inventions assigned or licensed by Hutchmed to Epizyme pursuant to Section 11.1(b).

1.62 “Epizyme Manufacturing Patent Rights” means any and all Patent Rights (a) Covering Epizyme Manufacturing Know-How and (b) Controlled by Epizyme as of the Effective Date or during the Term, including any such Patent Rights assigned or licensed by Hutchmed to Epizyme pursuant to Section 11.1(b) and any such Patent Rights licensed to Epizyme pursuant to an Epizyme In-License Agreement. The Epizyme Manufacturing Patent Rights as of the Effective Date are included on Exhibit B, which shall be updated periodically during the Term upon the request of Hutchmed.

1.63 “Epizyme Patent Rights” means any and all Patent Rights (a) Covering Epizyme Know-How and (b) Controlled by Epizyme as of the Effective Date or during the Term, including any such Patent Rights assigned or licensed by Hutchmed to Epizyme pursuant to Section 11.1(b) and any such Patent Rights licensed to Epizyme pursuant to an Epizyme In-License Agreement. The Epizyme Patent Rights as of the Effective Date are included on Exhibit B which shall be updated periodically during the Term upon the request of Hutchmed.

1.64 “Epizyme Product Data” has the meaning set forth in Section 2.6(a).

1.65 “Epizyme Product Filing Data” has the meaning set forth in Section 2.6(a)

1.66 “Epizyme Regulatory Documents” means Regulatory Documents Controlled by Epizyme or its Affiliates as of the Effective Date or at any time during the Term that relate to Licensed Compound or a Licensed Product. For clarity, Epizyme Regulatory Documents includes any Regulatory Documents that Epizyme Controls through the Eisai Agreement.

1.67 “Epizyme Trial” means any clinical trial, including any Epizyme Basket Trial, for any Licensed Product in the Field, which was not proposed to the JDC and which is conducted by any Epizyme Entity in one or more countries outside of the Territory. For clarity, an Epizyme Trial is not a Joint Global Trial or Rejected Global Trial.

1.68 “ES” means epithelioid sarcoma.

1.69 “Executive Officer” has the meaning set forth in Section 3.9.

1.70 “EZH1” means the catalytic subunit of the PRC2/EED-EZH1 complex, which methylates lysine-27 of histone H3.

1.71 “EZH2” means the catalytic subunit of PRC2, which methylates lysine-27 of histone H3.

1.72 “FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

1.73 “FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time.

1.74 “Field” means all therapeutic and palliative uses of Licensed Product in humans for the Initial Indications and Additional Indications.

1.75 “Finished Drug Product” means the finished product formulation of a Licensed Product labeled and packaged in a form ready for administration.

1.76 “First Commercial Sale” means, with respect to each Licensed Product in the Territory, the first sale for which revenue has been recognized by Hutchmed or any other Hutchmed Entity for use or consumption by the general public of such Licensed Product in the Territory either (i) after Regulatory Approval (and Reimbursement Approval, if legally required for such sale) for such Licensed Product has been obtained in the Territory, or (ii) sales of Licensed Products in the Hainan Medical Tourism Zone prior to Regulatory Approval; provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Licensed Product; (b) any use of such Licensed Product in clinical trials, non-clinical activities or other Development activities, or disposal or transfer of Licensed Products for a bona fide charitable purpose; and (c) treatment IND sales, named patient sales, or compassionate use.

1.77 “FL” means follicular lymphoma.

1.78 “FTE” means a qualified full time person, or more than one person working the equivalent of a full time person, where “full time” is based upon a total of [**] working hours per Calendar Year at an Epizyme Entity.

1.79 “FTE Rate” means the rate in Dollars set forth on Schedule 1.79 for each Calendar Year.

1.80 “Fully-Burdened Cost” means, with respect to any particular Licensed Product (whether in Drug Substance or Drug Product form), the costs as set forth on Schedule 1.80.

1.81 “Global Brand Strategy” means the global brand strategy that determines, among other aspects, product positioning, market access strategies, messaging strategies, trademark layout, and logos, all as determined by Epizyme for Licensed Products and updated from time to time and provided to Hutchmed.

1.82 “Global Medical Affairs Strategy” means the global Medical Affairs strategy for Licensed Products, as determined by Epizyme and updated from time to time and provided to Hutchmed.

1.83 “Good Clinical Practices” or “GCP” means the then-current good clinical practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

1.84 “Good Laboratory Practices” or “GLP” means the then-current good laboratory practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

1.85 “Good Manufacturing Practices” or “GMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

1.86 “Good Pharmacovigilance Practices” or “GVP” means the then-current good pharmacovigilance practice standards, practices, and procedures promulgated or endorsed by any applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time to time.

1.87 “Governmental Authority” means any federal, foreign, national, multinational, state, provincial, county, city or local government or any court, arbitrational tribunal, administrative agency or commission or government authority acting under the authority of any federal, foreign, national, multinational, state, provincial, county, city or local government.

1.88 “Hematological Indication” means any disorder or disease of the blood, blood-forming organs such as bone marrow, or cells of the immune system, including any lymphoma (including indolent and aggressive lymphomas such as FL and DLBCL, respectively).

1.89 “HIPAA” has the meaning set forth in Section 2.6(a).

1.90 “Hutchmed China” means Hutchison MediPharma Limited (和记黄埔医药（上海）有限公司), a Chinese company, organized and existing under the laws of the People’s Republic of China, having a place of business at Building 4, 720 Cai Lun Road, ZJ Hi-Tech Park, Shanghai, People’s Republic of China.

1.91 “Hutchmed Compound” means an approved drug or pre-clinical or clinical stage drug candidate that is (a) proprietary to Hutchmed or any of its Affiliates and (b) Covered by Patent Rights that are Controlled by Hutchmed as of the Effective Date or at any time during the Term, including the compounds set forth on Schedule 1.91.

1.92 “Hutchmed Dual Inhibitor Product” means any compound that (a) is an EZH1/EZH2 dual inhibitor, (b) results from the preclinical program begun by Hutchmed as of the Effective Date, and (c) is proprietary to Hutchmed or any of its Affiliates and Covered by Patent Rights that are Controlled by Hutchmed.

1.93 “Hutchmed Dual Inhibitor Product IP” has the meaning set forth in Section 8.1(b).

1.94 “Hutchmed Entity” means, as applicable, (a) Hutchmed, (b) any of Hutchmed’s Affiliates or (c) any direct or indirect Sublicensee, or Permitted Subcontractor of Hutchmed or any of Hutchmed’s Affiliates with respect to any Licensed Compound or any Licensed Product (other than an Epizyme Entity).

1.95 “Hutchmed In-License Agreement” means any agreement other than this Agreement pursuant to which any Hutchmed Entity has in-licensed or otherwise acquired the right to practice, or in-licenses or otherwise acquires the right to practice, any Know-How related to, or Patent Rights that Cover, any of the Licensed Products in the Field outside the Territory as of the Effective Date or during the Term.

1.96 “Hutchmed IP” means Hutchmed Know-How and Hutchmed Patent Rights.

1.97 “Hutchmed Know-How” means any and all Know-How including any invention (whether or not patentable and whether or not claimed in any Patent Right) that:

(a) is Controlled by Hutchmed as of the Effective Date or during the Term, including Know-How that Hutchmed or any of its Affiliates acquires or obtains a license (with the right to sublicense) from a Third Party after the Effective Date including under a Hutchmed In-License Agreement accepted by Epizyme pursuant to Section 2.7(b), and

(b) comprises or encompasses, either generically or specifically, or is necessary or reasonably useful for the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product (as a monotherapy or as part of a Combination Therapy), including for clarity Know-How that generically relates to the Development, Manufacture, or Commercialization of any Licensed Product (whether as a monotherapy or used with Other Combination Drug(s) as an Epizyme Combination Therapy) in the Field that is conceived, identified, discovered, authored, developed, or reduced to practice solely by or on behalf any Hutchmed Entity during the Term in the performance of any activity conducted under this Agreement; but excluding any Know-How to the extent related to any Hutchmed Compound that is not a component of a Joint Combination Therapy being Developed or Commercialized pursuant to this Agreement.

provided that in no event shall Hutchmed Know-How include any Joint Combination Therapy Know-How, Joint Know-How, Epizyme Combination Therapy Know-How, Epizyme Know-How or Epizyme Manufacturing Know-How.

1.98 “Hutchmed Marks” means any Trademarks Controlled by Hutchmed or its Affiliates, including Hutchmed corporate names and logos.

1.99 “Hutchmed Non-Compete Field” means the use of the Hutchmed Dual Inhibitor (a) as a monotherapy, or (b) as part of a combination therapy with any active pharmaceutical ingredient, other than any active pharmaceutical ingredient in the same Drug Class as an Other Combination Drug proposed by

Hutchmed pursuant to Section 4.3 and rejected by Epizyme pursuant to Section 3.10(b)(ii), in either case ((a) or (b)), for use in (i) the Field, or (ii) any other indication, other than any Rejected Additional Indication that was proposed by Hutchmed pursuant to Section 4.3 and rejected by Epizyme pursuant to Section 3.10(b)(i).

1.100 “Hutchmed Patent Rights” means any and all Patent Rights (a) Covering Hutchmed Know-How and (b) Controlled by Hutchmed as of the Effective Date or during the Term, including Patent Rights licensed to Hutchmed pursuant to a Hutchmed In-License Agreement accepted by Epizyme pursuant to Section 2.7(b). For clarity, Hutchmed Patent Rights exclude any Joint Combination Therapy Patent Rights, and Joint Patent Rights, and any Epizyme Combination Therapy Patent Rights, Epizyme Patent Rights and Epizyme Manufacturing Patent Rights assigned by Hutchmed to Epizyme pursuant to Section 11.1(b).

1.101 “Hutchmed Product Data” has the meaning set forth in Section 2.6(b).

1.102 “Hutchmed Regulatory Documents” means Regulatory Documents Controlled by Hutchmed or any other Hutchmed Entity at any time during the Term that relate to the Licensed Compound or a Licensed Product in the Territory.

1.103 “IND” means an Investigational New Drug application for submission to the FDA or any equivalent counterpart application in any country other than the United States (including a CTA), including all supplements and amendments thereto.

1.104 “Initial Indication” means (a) subject to Section 4.5(e), ES, (b) FL (second line and third line), or (c) DLBCL.

1.105 “JCC” or “Joint Commercialization Committee” has the meaning set forth in Section 3.1(a).

1.106 “JDC” or “Joint Development Committee” has the meaning set forth in Section 3.1(a).

1.107 “JMC” or “Joint Manufacturing Committee” has the meaning set forth in Section 3.1(a).

1.108 “Joint Combination Therapy” has the meaning set forth in Section 1.24.

1.109 “Joint Combination Therapy IP” means Joint Combination Therapy Know-How and Joint Combination Therapy Patent Rights.

1.110 “Joint Combination Therapy Know-How” means any and all Know-How including any invention (whether or not patentable and whether or not claimed in any Patent Right) that:

(a) comprises or encompasses, either generically or specifically, or is necessary or reasonably useful for the Development or Commercialization of, any Licensed Product used with Other Combination Drug(s) as a Joint Combination Therapy in the Field, and

(b) (i) is Controlled by either Party or any of its Affiliates as of the Effective Date or during the Term, or (ii) is conceived, identified, discovered, authored, developed, or reduced to practice (A) solely by or on behalf of any Hutchmed Entity, (B) solely by or on behalf of any Epizyme Entity, or (C) jointly by or on behalf of any Hutchmed Entity and Epizyme, in each case, during the Term in the performance of any activity conducted under this Agreement (including any Local Trial or, subject to Section 9.3(e), Joint Global Trial or subject to Section 9.3(d), Rejected Global Trial), or (iii) consists of safety data to the extent pertaining to an Joint Combination Therapy from any patient treated under this Agreement or outside of this Agreement provided under the Safety Data Exchange Agreement;

provided that in no event shall Joint Combination Therapy Know-How include any Epizyme Combination Therapy Know-How, Epizyme Know-How, Epizyme Manufacturing Know-How, or Joint Know-How. For clarity, Joint Combination Therapy Know-How includes any inventions assigned by the Parties pursuant to Section 11.1.

1.111 “Joint Combination Therapy Patent Rights” means any and all Patent Rights (a) Covering Joint Combination Therapy Know-How and (b) Controlled by a Party or any of its Affiliates as of the Effective Date or during the Term (including any such Patent Rights licensed to a Party pursuant to an Epizyme In-License Agreement or Hutchmed In-License Agreement, as applicable), or Controlled jointly by Epizyme or any of its Affiliates and Hutchmed and any of its Affiliates during the Term, including any such Patent Rights jointly owned by Hutchmed and Epizyme pursuant to Section 11.1(b).

1.112 “Joint Global Trial” means any clinical trial for any Licensed Product in the Field, the performance of which is proposed to, and approved by, the JDC and (a) which Hutchmed determines to participate in and is conducted by a Hutchmed Entity in the Territory, and (b) is conducted by any Epizyme Entity in one or more countries outside of the Territory, all in accordance with the terms and conditions of this Agreement. For clarity, the 301 Global Trial and the 302 Global Trial are each a Joint Global Trial, and a Joint Global Trial is not a Rejected Global Trial or Epizyme Trial.

1.113 “Joint IP” means Joint Know-How and Joint Patent Rights.

1.114 “Joint Know-How” means any and all Know-How, including any invention (whether or not patentable) and including for clarity any Know-How that generically relates to the Development, Manufacture, or Commercialization of any Licensed Product (whether as a monotherapy or used with Other Combination Drug(s) as an Epizyme Combination Therapy) that is conceived, identified, discovered, authored, developed or reduced to practice by or on behalf of any Epizyme Entity, on the one hand, and any Hutchmed Entity, on the other hand, during the Term as a result of activities under this Agreement; provided that in no event shall Joint Know-How include any Epizyme Know-How, Epizyme Combination Therapy Know-How, Epizyme Manufacturing Know-How, Joint Combination Therapy Know-How or Hutchmed Know-How.

1.115 “Joint Patent Rights” means any and all Patent Rights Covering Joint Know-How.

1.116 “JSC” or “Joint Steering Committee” has the meaning set forth in Section 3.1(a).

1.117 “Jurisdiction” has the meaning set forth in Section 1.181.

1.118 “Know-How” means inventions (whether or not patentable), discoveries, trade secrets, technology, information, Regulatory Documents, formulae, practices, methods, knowledge, know-how, processes, procedures, experience, results and test data (including physical, chemical, biological, toxicological, pharmacological, clinical, veterinary, analytical and quality control data), dosage regimens, control assays, product specifications, and marketing, pricing, distribution cost and sales data and descriptions; but excluding Patent Rights.

1.119 “Launch Plan” means the strategic plan for the Licensed Products in the Field in the Territory that details the activities to be conducted prior to launch, plans for launch and activities to be conducted during the Calendar Year in which the launch occurs, for which plan Hutchmed has in good faith taken the Global Brand Strategy and the Global Medical Affairs Strategy into consideration.

1.120 “LCM Data” means a summary of the clinical data and results (a) generated in any LCM Epizyme Trial and (b) Controlled by Epizyme.

1.121 “LCM Epizyme Trial” means an Epizyme Trial which is either (a) an Epizyme Basket Trial or (b) any other signal finding, non-Pivotal Trial of the Licensed Product (as a monotherapy or a Combination Therapy) which was conducted solely by or on behalf of Epizyme outside of the Territory and in which Epizyme did not request Hutchmed to participate.

1.122 “LCM Pivotal Trial” means a Pivotal Trial of a Licensed Product (as a monotherapy or a Combination Therapy) for an indication (a) for which Epizyme had developed LCM Data, and (b) that is initiated either (i) as a Joint Global Trial that Epizyme requested, and Hutchmed agreed, to participate in, or (ii) as a Local Trial by Hutchmed.

1.123 “Licensed Compound” means the compound referred to as Tazemetostat, and any amorphous forms, crystalline forms, co-crystals, homologs, stereoisomers, enantiomers, racemates, prodrugs, isomers, isotopic or radiolabeled substitutions, esters, chelates, metabolites, salts, free acids, free bases, clathrates, hydrates, hemihydrates, anhydrides, solvates, conformers, cogeners, conjugates, and polymorphs of such compound. For clarity, the Hutchmed Dual Inhibitor Product is not a Licensed Compound.

1.124 “Licensed IP” has the meaning set forth in Section 11.1(a).

1.125 “Licensed Know-How” has the meaning set forth in Section 11.3(a).

1.126 “Licensed Patent Right” has the meaning set forth in Section 11.2(a).

1.127 “Licensed Product” means any pharmaceutical product that (a) has the Licensed Compound as the sole active pharmaceutical ingredient, in any dosage, formulation, or form, and is used as a monotherapy, or (b) has the Licensed Compound as an active pharmaceutical ingredient, in any dosage, formulation, or form and is used, subject to Section 3.10(b)(ii), as part of a Combination Therapy with one or more Other Combination Drugs.

1.128 “Local Trial” means any clinical trial for any Licensed Product (as a monotherapy or as a Combination Therapy) in the Field, the performance of which is proposed to, and approved by, the JDC solely for the Territory, and which (a) Hutchmed determines to conduct and is conducted by a Hutchmed Entity in the Territory, and (b) does not include clinical sites in any country outside the Territory. A Local Trial may be, for example, a basket clinical trial or other proof-of-concept clinical trial or a Pivotal Trial.

1.129 “Mainland China” means the People’s Republic of China, which for purposes of this Agreement shall exclude Taiwan, Hong Kong and Macau.

1.130 “Manufacture” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, filling, finishing, packaging, labeling, shipping, importing or storage of pharmaceutical compounds or materials, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control development, testing and release. “Manufacturing” and “Manufactured” will be construed accordingly.

1.131 “Manufacturing Activity” has the meaning set forth in Section 7.4(b).

1.132 “Manufacturing Activity Costs” means the reasonable, and reasonably allocable in accordance with Accounting Standards, internal (including FTEs at the FTE Rate) and Out-of-Pocket Costs of any Epizyme Entity incurred in the performance of any activity described in Section 7.4. Any costs included in the Clinical Supply Price or the Commercial Supply Price shall not be a Manufacturing Activity Cost.

1.133 “Manufacturing Improvement” has the meaning set forth in Section 7.4(b).

1.134 “Manufacturing Technology Transfer” means the transfer of Epizyme Manufacturing Know-How (a) to Hutchmed with respect to the Manufacture of Drug Product or (b) to Hutchmed or a Permitted Subcontractor CMO with respect to the Manufacture of Drug Substance.

1.135 “Manufacturing Technology Transfer Agreement” has the meaning set forth in Section 7.2(a).

1.136 “Manufacturing Technology Transfer Completion” has the meaning set forth in Section 7.2(a).

1.137 “Medical Affairs” means matters relating to information services; publication, scientific and medical affairs; advisory and collaborative activities with opinion leaders and professional societies including medical education, symposia and other medical programs and communications; but excluding investigator sponsored trials and registry studies and other Development activities.

1.138 “Milestone Event” has the meaning set forth in Section 9.4(a).

1.139 “Net Sales” means with respect to any Licensed Product for any period, the gross amounts invoiced by a Hutchmed Entity (each, a “Selling Party”) to Third Party customers for sales of such Licensed Product during such period, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements in accordance with Accounting Standards, for:

(a) customary and reasonable trade, quantity, and cash discounts;

(b) wholesaler allowances and inventory management fees;

(c) customary and reasonable credits, rebates and charge backs (including those to managed-care entities and government agencies), and allowances or credits to customers on account of rejection or returns (including wholesaler and retailer returns) or on account of retroactive price reductions affecting such Licensed Product;

(d) freight, postage and duties, and transportation charges relating to such Licensed Product, including handling and insurance therefor;

(e) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, and customs duties (excluding any taxes paid on the income from such sales) to the extent the Selling Party is not otherwise entitled to a credit or a refund for such taxes, duties or payments made; and

(f) amounts previously included in Net Sales that are written-off by the Selling Party as uncollectible in accordance with the standard practices of such Selling Party for writing off uncollectible amounts, consistently applied; provided, however, that if any such written-off amounts are subsequently collected, such collected amounts shall be included in Net Sales in the period in which they are subsequently collected.

If non-monetary consideration is received for any Licensed Product in the Territory, Net Sales will be calculated based on the average price charged for such Licensed Product in the Territory during the preceding Calendar Quarter, or in the absence of such sales, the fair market value of the Licensed Product in the Territory, as determined by the Parties in good faith. If the Parties are unable to reach such an agreement, the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. If the Parties are unable to agree on such a Third Party expert within [**] after a Party has notified the other Party that it desires to refer such matter to such a Third Party for resolution, either Party may request that the New York, New York office of the AAA appoint such an expert to resolve such matter. The resolution determined by any such expert that is either jointly selected or appointed by the AAA shall be final and binding on the Parties. Notwithstanding anything to the contrary herein, the transfer, disposal or use of Licensed Product, without consideration, for marketing, regulatory, development or charitable purposes, such as sampling, clinical trials, preclinical trials, compassionate use, named patient use, or indigent patient programs, shall not be deemed a sale hereunder.

Net Sales shall be determined on, and only on, the first sale by Hutchmed or any of its Affiliates or Sublicensees to a non-Sublicensee Third Party.

Hutchmed shall not, and shall cause its Selling Parties to not, use any Licensed Product as a loss leader or otherwise unfairly or inappropriately discount the gross invoiced sales price of a Licensed Product in a manner that is intended to benefit, or provide an incentive to enhance sales of, any other pharmaceutical product sold by Hutchmed or any of its Selling Parties. Sales of a Licensed Product between Hutchmed and any of its Selling Parties for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Product to a non-Sublicensee Third Party shall be included within the computation of Net Sales. In addition, sales of a Licensed Product by one Party or its Affiliates or Sublicensees to the other Party or its Affiliates or Sublicensees pursuant to a mutually agreed Manufacturing and supply relationship shall be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Product by the purchasing Party or its Affiliate or Sublicensee to a non-Sublicensee Third Party shall be included within the computation of Net Sales.

If a Licensed Product is sold as part of a Combination Product in the Territory, Net Sales for any period will be the product of (i) Net Sales of the Combination Product calculated as above in the Territory for such period (i.e., calculated as for a non-Combination Product) and (ii) the fraction (A/(A+B)), where:

“A” is the average wholesale acquisition cost in the Territory of the Licensed Product comprising a Licensed Compound, as applicable, as the sole therapeutically active ingredient during such period; and

“B” is the average wholesale acquisition cost in the Territory of the other therapeutically active ingredients or Other Combination Drugs in the Combination Product when sold separately during such period.

If “A” or “B” cannot be determined by reference to non-Combination Product sales as described above, then Net Sales for purposes of determining royalty payments will be calculated as above, but the average wholesale acquisition cost in the above equation shall be determined by mutual agreement reached in good faith by the Parties prior to the end of the accounting period in question based on an equitable method of determining the same that takes into account, in the applicable country, variations in dosage units and the relative fair market value of each therapeutically active ingredient or Other Combination Drug in the Combination Product. If the Parties are unable to reach such an agreement prior to the end of the applicable accounting period, then the Parties will refer such matter to a jointly selected Third Party with expertise in the pricing of pharmaceutical products that is not an employee, consultant, legal advisor, officer, director or stockholder of, and does not have any conflict of interest with respect to, either Party for resolution. If the Parties are unable to agree on such a Third Party expert within [**] after a Party has notified the other Party that it desires to refer such matter to such a Third Party for resolution, either Party may request that the New York, New York office of the AAA appoint such an expert to resolve such matter.

The resolution determined by any such expert that is either jointly selected or appointed by the AAA shall be final and binding on the Parties.

As used in this Section 1.139, “Combination Product” means (i) a Combination Therapy co-packaged or otherwise sold for a single price, or (ii) a therapeutic or palliative product for use in humans comprising a Licensed Compound and one or more other active ingredients (whether co-formulated or co-packaged) that are not Licensed Compounds or Other Combination Drugs. Pharmaceutical dosage form vehicles, adjuvants, and excipients shall be deemed not to be “active ingredients.”

1.140 “NMPA” means China National Medical Products Administration, (formerly known as “State Drug Administration”), including its divisions and the Center for Drug Evaluation, and local counterparts thereto, and any successor agency or authority thereto having substantially the same function.

1.141 “Other Combination Drug” has the meaning set forth in Section 1.24.

1.142 “Out-of-Pocket Costs” means amounts paid by a Party or any of its Affiliates to a Third Party for goods or services but shall not include such Party’s, or any of its Affiliates’, internal or general overhead costs or expenses.

1.143 “Patent Rights” means any and all (a) patents, (b) patent applications (including provisional applications), patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals and all patent right granted thereon, (c) all patents-of-addition, reissues, re-examinations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates and equivalents thereof, (d) inventor’s certificates, letters patent, or (e) any other substantially equivalent form of government issued right substantially similar to any of the foregoing described in subsections (a) through (d) above, anywhere in the world.

1.144 “Patent-Based Exclusivity” means with respect to a Licensed Product in the Territory, that at least one Valid Claim of any Licensed Patent Right or Joint Combination Therapy Patent Right Covers such Licensed Product in the Territory, excluding Valid Claims included in any Licensed Patent Right or Joint Combination Therapy Patent Right that Covers any Know-How conceived, identified, discovered, authored, developed, or reduced to practice solely or jointly by or on behalf of any Hutchmed Entity in the performance of any activity conducted under this Agreement.

1.145 “Permitted Subcontractor” means:

(a) any Third Party contract research organization or Authorized Regulatory Agent engaged by Hutchmed in the Territory (following selection by Hutchmed and approval by the JDC, such approval not to be unreasonably withheld, conditioned, or delayed) that provides Development services for Licensed Products consisting of oversight and management of the conduct of a Joint Global Trial or providing central laboratory services supporting a Joint Global Trial;

(b) any Third Party contract manufacturing organization engaged by Hutchmed in the Territory (following selection by Hutchmed and approval by the JMC, such approval not to be unreasonably withheld, conditioned, or delayed) that provides Manufacturing services with respect to Drug Substance in accordance with this Agreement (each, a “Permitted Subcontractor CMO”); or

(c) any Third Party contractor, other than a Third Party under subsections (a) and (b) above, engaged by Hutchmed in the Territory, that provides services with respect to Licensed Compounds or Licensed Products in accordance with this Agreement, without any requirement for Hutchmed to obtain Epizyme’s consent to subcontract to such Third Party.

For clarity, it shall not be unreasonable for a Committee to withhold, condition, or delay its approval with respect to a proposed Permitted Subcontractor if such Third Party does not (i) pass background screening to Epizyme’s reasonable satisfaction, including confirmation that such Third Party is not on any relevant exclusion or debarment list, or (ii) possess and agree to maintain valid licenses and permits issued by any applicable Regulatory Authority or otherwise meet the qualification requirements under Applicable Law if such license, permits or qualifications are required for them to engage in the activities in the Territory as set out in this Section 1.145.

1.146 “Personal Health Information” or “PHI” has the meaning set forth in Section 2.6(a).

1.147 “Phase 1 Trial” means a clinical trial of a product in any country, the principal purpose of which is to determine the metabolism and pharmacological actions of the product in humans, the side effects associated with increasing doses and, if possible, to gain early evidence of effectiveness, as described in 21 C.F.R. 312.21(a), or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.148 “Phase 2 Trial” means a clinical trial of a product in any country that would satisfy the requirements of 21 C.F.R. 312.21(b) and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States; provided that, for purposes of this Agreement, Phase 2 Trial shall not include any Phase 2b clinical trial.

1.149 “Pivotal Trial” means a clinical trial of a product that is a registration trial designed to be sufficient to support the filing of an application for a Regulatory Approval for such product in an applicable country or some or all of an extra-national territory, as evidenced by (a) an agreement with or statement from an applicable Regulatory Authority, or (b) other guidance or minutes issued by an applicable Regulatory Authority, for such registration trial. For clarity, a Pivotal Trial includes any clinical trial which (i) satisfies the requirements of 21 C.F.R. §312.21(c), as amended, or its equivalent in any foreign jurisdiction, or (ii) satisfies the requirements of 21 C.F.R. §312.21(b), as amended, or its equivalent in any foreign jurisdiction and the data from such clinical trial serves as the basis for an effectiveness claim in support of a filing for Regulatory Approval for the product. As of the Effective Date, the 301 Global Trial and the 302 Global Trial are each a Pivotal Trial of a Licensed Product.

1.150 “Pre-Clinical Research” means preclinical and non-clinical research activities.

1.151 “Prosecution” means, with respect to a Patent Right, the preparation, filing, prosecution and maintenance of such Patent Right, as well as post grant review proceedings, reexaminations, reissues and the like with respect to such Patent Right, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to such Patent Right. “Prosecute,” “Prosecuted,” and “Prosecuting” will be construed accordingly.

1.152 “Quarterly Cost Report” has the meaning set forth in Section 9.3(c)(iii).

1.153 “Recipient” has the meaning set forth in Section 1.34.

1.154 “Regulatory Approval” means, with respect to a particular regulatory jurisdiction, an approval, license, registration or authorization of any Governmental Authority (other than any Reimbursement Approval) that provides marketing approval for the marketing of a pharmaceutical product in one or more specified indications in such regulatory jurisdiction.

1.155 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including (a) in the United States, the FDA and any other applicable Governmental Authority in the United States having jurisdiction over pharmaceutical products, (b) in the European Union, the European Medicines Agency (“EMA”), (c) in Mainland China, the NMPA and (d) any other applicable Governmental Authority in the Territory having jurisdiction over pharmaceutical products.

1.156 “Regulatory Documents” means all (a) applications (including all INDs and Drug Approval Applications), registrations, licenses, authorizations, approvals (including Regulatory Approvals) and marketing or regulatory exclusivities; (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files and complaint files; and (c) preclinical, clinical and other data, results, analyses, publications, and reports contained or referred to in any of the foregoing. For the avoidance of doubt, Regulatory Documents include Regulatory Approvals and Regulatory Filings.

1.157 “Regulatory Filings” means all applications, filings, dossiers and the like submitted to a Regulatory Authority for the purpose of Developing, Manufacturing or Commercializing a product, including obtaining Regulatory Approval from that Regulatory Authority. Regulatory Filings include all INDs, Drug Approval Applications and other Regulatory Approval and Reimbursement Approval applications.

1.158 “Regulatory Liaisons” has the meaning set forth in Section 5.2(c).

1.159 “Regulatory-Based Exclusivity” means with respect to a Licensed Product in the Territory, that (a) a Hutchmed Entity has been granted the exclusive legal right by a Regulatory Authority (or is otherwise entitled to the exclusive legal right by operation of law) in the Territory to market the Licensed Product or the active ingredient comprising such Licensed Product in the Territory, or (b) the data and information submitted by a Hutchmed Entity to the relevant Regulatory Authority in the Territory for purposes of obtaining Regulatory Approval may not be disclosed, referenced or relied upon in any way by such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval or marketing of any product by a Third Party in the Territory.

1.160 “Reimbursement Approval” means an approval, agreement, determination, or other decision by any applicable Regulatory Authority or other Governmental Authority that establishes prices at which a pharmaceutical product may be priced, or will be reimbursed by the Regulatory Authorities or other applicable Governmental Authorities, in a particular country or jurisdiction.

1.161 “Rejected Additional Indication” has the meaning set forth in Section 3.10(b)(i).

1.162 “Rejected Combination Therapy” has the meaning set forth in Section 3.10(b)(ii).

1.163 “Rejected Global Trial” means any clinical trial of any Licensed Product in the Field, the performance of which is proposed to the JDC, and which (a) Hutchmed determines not to participate in the conduct of, and (b) Epizyme determines to conduct with any Epizyme Entity in one or more countries or jurisdictions outside of the Territory and, subject to Section 4.6, with the option but not the requirement to include clinical sites in the Territory. For clarity, a Rejected Global Trial is not a Joint Global Trial or an Epizyme Trial.

1.164 “Rejected Local Trial” has the meaning set forth in Section 14.7(c).

1.165 “Representatives” has the meaning set forth in Section 10.1.

1.166 “ROFN” has the meaning set forth in Section 8.1(a).

1.167 “ROFN Epizyme Territory” has the meaning set forth in Section 8.1(b).

1.168 “ROFN Negotiation Period” has the meaning set forth in Section 8.1(b).

1.169 “ROFN Notice” has the meaning set forth in Section 8.1(a).

1.170 “ROFN POC Date” has the meaning set forth in Section 8.1(a).

1.171 “ROFN Term” has the meaning set forth in Section 8.1(a).

1.172 “ROFN Term Payment” has the meaning set forth in Section 9.7.

1.173 “Royalty Term” has the meaning set forth in Section 9.6(a).

1.174 “Safety Data Exchange Agreement” means that agreement between the Parties regarding receipt, investigation and reporting of product complaints, adverse events, product recalls, and any other information related to the safety of the Licensed Products as set forth in Section 5.5.

1.175 “Selling Party” has the meaning set forth in Section 1.139.

1.176 “Solid Tumor Indication” means any disease or disorder characterized by an abnormal mass of tissue that usually does not contain cysts or liquid areas, including sarcomas and carcinomas.

1.177 “Subcommittee” has the meaning set forth in Section 3.1(b).

1.178 “Sublicensee” means any Third Party to whom Hutchmed or any of its Affiliates grants a sublicense of its rights hereunder to Develop, Manufacture, or Commercialize Licensed Compound or Licensed Products in the Field and in the Territory in accordance with Section 2.4, excluding all Permitted Subcontractors.

1.179 “Tax” means any present or future taxes, levies, imposts, duties, tariffs, charges, assessments or fees of any nature imposed by a Governmental Authority in the exercise of its taxing power (including interest, penalties and additions thereto), including value-added tax (“VAT”) and withholding tax.

1.180 “Term” has the meaning set forth in Section 14.1.

1.181 “Territory” means, individually or collectively, as the context requires, the following jurisdictions (each, a “Jurisdiction”): (a) Mainland China, (b) Taiwan, (c) Hong Kong Special Administrative Region (“Hong Kong”), and (d) Macau Special Administrative Region (“Macau”).

1.182 “Third Party” means any person or entity other than the Parties and their Affiliates.

1.183 “Third Party IP” has the meaning set forth in Section 2.7(a).

1.184 “Trade Control Laws” shall refer to U.S. Applicable Laws which prohibit or limit export, distribution or sales of goods from the United States and their re-export from other countries into certain countries, referred to as “Sanctioned Countries.” More specifically and for purpose of performing this Agreement, Trade Control Laws shall refer to the U.S. Export Administration Regulations and the economic sanctions, rules and regulations implemented under statutory authority or President’s Executive Orders and administered by the U.S. Treasury Department’s OFAC.

1.185 “Trademark” means any trademark, trade name, service mark, service name, corporate name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill of the business and activities associated with each of the foregoing.

1.186 “True-Up Payment” has the meaning set forth in Section 9.3(e).

1.187 “U.S.” or “United States” means the United States of America, including its districts, territories and possessions.

1.188 “U.S. NDA Data” means (a) all data included in the U.S. New Drug Applications for the Licensed Product for FL and ES, and (b) any other data from the 101 Trial and the 202 Trial, in each case, to the extent necessary or reasonably useful for filing with the Regulatory Authorities for Regulatory Approval for the Licensed Product for ES or FL in the Territory.

1.189 “Valid Claim” means (a) any claim of any Patent Right that has issued, is unexpired and has not been rejected, revoked or held unenforceable or invalid by a final, non-appealable (or unappealed within the time allowable for appeal) decision of a court or other Governmental Authority of competent jurisdiction or (b) any claim of any patent application that has (i) been pending for [**] or less from the date of issuance of the first substantive patent office action considering the patentability of such claim by the applicable patent office in the applicable country or jurisdiction and (ii) not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.190 “Warrant” has the meaning set forth in Section 9.2.

Article 2. LICENSES; EXCLUSIVITY

2.1 License Grants to Hutchmed. Subject to the terms and conditions of this Agreement (including Sections 2.3, 2.5, 2.8, 9.3(d) and 9.3(e)), Epizyme hereby grants to Hutchmed:

(a) a co-exclusive (with the Epizyme Entities), sublicensable (only in accordance with Section 2.4), non-transferable (except in accordance with Section 16.1) license under the Epizyme IP and Epizyme’s interest in the Joint IP to Develop any Licensed Product (as a monotherapy or as the Licensed Product component of any Combination Therapy) in the Field and in the Territory in accordance with this Agreement;

(b) an exclusive (including as to the Epizyme Entities), royalty-bearing, sublicensable (only in accordance with Section 2.4), non-transferable (except in accordance with Section 16.1) license under the Epizyme IP and Epizyme’s interest in the Joint IP to Commercialize any Licensed Product (as a monotherapy or as the Licensed Product component of any Combination Therapy) in the Field and in the Territory in accordance with this Agreement;

(c) a co-exclusive (with the Epizyme Entities), sublicensable (only in accordance with Section 2.4), non-transferable (except in accordance with Section 16.1) license under the Epizyme Combination Therapy IP and Epizyme’s interest in the Joint Combination Therapy IP or Joint IP to Develop any Combination Therapy in the Field and in the Territory in accordance with this Agreement;

(d) a non-exclusive, royalty-free (except as provided in Section 2.7(a)), fully-paid-up, sublicensable, non-transferable (except in accordance with Section 16.1) license under Epizyme’s interest in the Joint Combination Therapy IP and Joint IP to Commercialize Hutchmed Compounds outside the Territory as part of Joint Combination Therapies;

(e) an exclusive (including as to the Epizyme Entities), royalty-bearing, sublicensable (only in accordance with Section 2.4), non-transferable (except in accordance with Section 16.1) license under the Epizyme IP, Epizyme Combination Therapy IP and Epizyme’s interest in the Joint Combination Therapy IP and Joint IP to Commercialize any Combination Therapy in the Field in the Territory in accordance with this Agreement; and

(f) a co-exclusive (with any Permitted Subcontractor CMO approved in accordance with this Agreement and with the Epizyme Entities and their respective CMOs), royalty-bearing (solely as set forth in Section 9.6 and not for any additional consideration), sublicensable (only in accordance with Section 2.4), non-transferable (except in accordance with Section 16.1) license under the Epizyme Manufacturing IP and Epizyme’s interest in Joint IP for Hutchmed, itself or through a Permitted Subcontractor CMO, to Manufacture in the Territory Drug Substance and Drug Product solely for the purpose of Developing and Commercializing Licensed Products in the Field in the Territory in accordance with this Agreement, provided that Hutchmed will not exercise the license granted under this Section 2.1(f) until the Manufacturing Technology Transfer Agreement between Hutchmed and Epizyme has been executed.

2.2 License Grants to Epizyme. Subject to the terms and conditions of this Agreement (including Sections 2.3, 2.5 and 2.8), during the Term Hutchmed hereby grants to Epizyme:

(a) a co-exclusive (with the Hutchmed Entities), royalty-free, fully-paid-up, transferable, sublicensable license under the Hutchmed IP and Hutchmed’s interest in the Joint IP to Develop and Manufacture the Licensed Compound and any Licensed Product (as a monotherapy or as the Licensed Product component of any Combination Therapy) in the Field and in the Territory in accordance with this Agreement;

(b) a co-exclusive (with the Hutchmed Entities), royalty-free, fully-paid-up, sublicensable, non-transferable (except in accordance with Section 16.1) license under Hutchmed’s interest in the Joint Combination Therapy IP and Joint IP to Develop any Combination Therapy in the Field and in the Territory in accordance with this Agreement;

(c) a non-exclusive, royalty-free (except as provided in Section 2.7(b)), fully-paid-up, sublicensable, non-transferable (except in accordance with Section 16.1) license under Hutchmed’s interest in the Joint Combination Therapy IP and Joint IP to Commercialize Licensed Products outside the Territory as part of Joint Combination Therapies; and

(d) an exclusive (including as to the Hutchmed Entities), royalty-free (except as provided in Section 2.7(b)), fully-paid-up, transferable, sublicensable license under Hutchmed IP and Hutchmed’s interest in the Joint IP to Develop and Commercialize outside the Territory the Licensed Compound and any Licensed Product (as a monotherapy or as the Licensed Product component of any Joint Combination Therapy).

2.3 Rights to Other Combination Drugs. The licenses granted by Epizyme and Hutchmed pursuant to Section 2.1(c) and (e) in the Territory and Section 2.2(b) and (c) in and outside the Territory, respectively, shall not be construed as a grant by a Party to the other Party of any rights with respect to the composition of matter, manufacture, or use as a monotherapy of any Other Combination Drug that is part of the applicable Combination Therapy. Subject to the terms and conditions of this Agreement, including Sections 2.8, 7.6, and 9.3, each Party shall be responsible for obtaining any Third Party rights, if any, related to an

Other Combination Drug that are needed in order to Develop, Manufacture or Commercialize any Combination Therapy in accordance with the terms of this Agreement.

2.4 Rights to Sublicense or Subcontract. Hutchmed may only sublicense any of the rights granted to Hutchmed by Epizyme under Section 2.1 or Exhibit D to: (a) without the need for review, consent or approval of Epizyme, an Affiliate of Hutchmed or Permitted Subcontractor or (b) a Third Party (other than those described in Section 2.4(a)) that has passed background screening to the reasonable satisfaction of Epizyme (including confirmation that such Third Party is not on any relevant exclusion or debarment list) and for which Epizyme provides prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Hutchmed may only subcontract any of Hutchmed’s obligations hereunder (subject to Sections 2.6(b) and 9.10) to Affiliates of Hutchmed or to Permitted Subcontractors. For clarity, a sublicense or subcontract to an Affiliate of Hutchmed shall automatically terminate if such entity ceases to be an Affiliate of Hutchmed, and, subject to Section 14.7(a), any sublicense or subcontract to an Affiliate of Hutchmed or a Third Party shall automatically terminate if the relevant license granted to Hutchmed by Epizyme under Section 2.1 terminates.

Any sublicense to a Sublicensee shall be granted under a written agreement that is consistent with the applicable terms and conditions of this Agreement and that (i) requires each Sublicensee to comply with the terms of this Agreement that are expressly applicable to such sublicense including Sections 2.6(b), 2.7, and 2.8, the intellectual property provisions of Article 11, and the obligations of confidentiality and non-use at least as stringent as those set forth in Article 10 except that if, despite the good faith efforts of Hutchmed, a Sublicensee does not agree to terms at least as stringent as those set forth in Article 10, the term of such obligations shall be a customary duration given the nature of the sublicense and Sublicensee, but in no event less than the term of the sublicense plus [**], (ii) requires (to the extent applicable) each Sublicensee to make the representations, warranties, and covenants of Sections 12.2, 12.5, 12.6 and 12.7, (iii) precludes the granting of further sublicenses in contravention with the terms of this Agreement, and (iv) includes Epizyme as an intended third party beneficiary with the right to enforce the applicable terms of the sublicense agreement. Hutchmed shall provide a true and complete copy of any sublicense agreement with any Affiliate or Third Party or any subcontract with a Permitted Subcontractor contract research organization for any Joint Global Trials as described in Section 1.145(a) (and if any such sublicense agreement or subcontract is not in English, an English translation thereof), and otherwise a summary of other material subcontracts in English, in each case, subject to Hutchmed’s right to redact any confidential or proprietary information contained therein that is not necessary for Epizyme to determine the scope of the sublicense or subcontract or the compliance with the terms and conditions of this Agreement.

Hutchmed will be responsible for ensuring that all agreements with Sublicensees or Permitted Subcontractors: (A) do not conflict with the terms of this Agreement, (B) allow Hutchmed to provide Epizyme with access to and use of the data and samples (with respect to samples to the extent permitted by Applicable Law) generated or obtained in the performance of activities under this Agreement to the extent Hutchmed would be obligated to provide such access and use, and other information and documents as required pursuant to this Agreement (and in no event less than the same use rights granted to Epizyme (to the extent applicable)), (C) do not impose a new obligation, whether direct, indirect, or contingent, upon Epizyme that is not set forth in this Agreement, and (D) comply with Applicable Law. For clarity, Hutchmed China is an Affiliate of Hutchmed and shall be a permitted sublicensee of all rights granted to Hutchmed pursuant to this Agreement.

Hutchmed shall use Commercially Reasonable Efforts to ensure that all Hutchmed Entities comply in all material respects with all applicable provisions of this Agreement and Applicable Law. Hutchmed shall remain primarily liable to Epizyme for the performance of all of its obligations under, and Hutchmed’s compliance with all provisions of, this Agreement. Hutchmed shall be fully responsible and liable for the acts or omissions of all Hutchmed Entities with respect to this Agreement including any breach of the terms of this Agreement by any Hutchmed Entity to the same extent as if Hutchmed has committed any such breach and will terminate promptly the agreement with any Sublicensee or Permitted Subcontractor if such Sublicensee or Permitted Subcontractor takes or fails to take any action that, if taken or not taken by Hutchmed, as applicable, would constitute a material breach of this Agreement and does not cure such breach in a timely manner in accordance with Section 14.4.

Epizyme shall use Commercially Reasonable Efforts to ensure that all Epizyme Entities comply in all material respects with all applicable provisions of this Agreement and Applicable Law. Epizyme shall remain primarily liable to Hutchmed for the performance of all of its obligations under, and Epizyme’s compliance with all provisions of, this Agreement. Epizyme shall be fully responsible and liable for the acts or omissions of all Epizyme Entities with respect to this Agreement including any breach of the terms of this Agreement by any Epizyme Entity to the same extent as if Epizyme has committed any such breach and will terminate promptly the agreement with any Epizyme Entity if such Epizyme Entity takes or fails to take any action that, if taken or not taken by Epizyme, as applicable, would constitute a material breach of this Agreement and does not cure such breach in a timely manner in accordance with Section 14.4.

2.5 No Other Rights and Retained Rights. Nothing in this Agreement shall be interpreted to grant either Party any rights under any Patent Rights or Know-How Controlled by the other Party that are not expressly granted herein, whether by implication, estoppel or otherwise, and, notwithstanding the foregoing provisions of Sections 2.1, 2.2 and 2.3, neither Party grants any right or license in this Agreement to the other Party under Patent Rights or Know-How Controlled by such Party with respect to active pharmaceutical ingredients or drug products other than the Licensed Compound and Licensed Products. Any rights not expressly granted to a Party by the other Party under this Agreement are hereby retained by such other Party. For clarity, Epizyme and any of its Affiliates may, subject to Section 4.6, Develop Licensed Products (as monotherapies or as the Licensed Product component of Combination Therapies) and may Manufacture Licensed Products in the Territory, in each case in support of the global Development and Commercialization of the Licensed Products outside the Territory or to support its activities set forth on Schedule 2.8(b). Nothing in this Agreement shall be construed as a grant by Epizyme to any Hutchmed Entity of any right with respect to any companion diagnostic or complimentary diagnostic for use with Licensed Products; provided that the foregoing shall not prevent any Hutchmed Entity from exercising any of the rights granted hereunder for purposes of identifying or selecting patients for clinical trials or treatment with Licensed Products in the Field in accordance with this Agreement. Nothing in this Agreement shall be construed as a grant by Epizyme to any Hutchmed Entity of any right under any of Epizyme’s Patent Rights, Know-How or Confidential Information with respect to Hutchmed Dual Inhibitor Products.

2.6 Data Transfer.

(a) Epizyme Product Data. Epizyme shall provide the following clinical and preclinical data relating to the Licensed Products to Hutchmed:

(i) a copy of the CTA Data, which CTA Data shall be provided within [**] after the Effective Date;

(ii) to the extent not previously provided to Hutchmed as CTA Data, a copy of the U.S. NDA Data, which data shall be provided (x) within [**] after the Effective Date with respect to the data included in the U.S. NDA for the Licensed Product for FL and ES, and (y) with respect to data from the 101 Trial and the 202 Trial to the extent necessary or reasonably useful for filing with the Regulatory Authorities for Regulatory Approval for the Licensed Product for FL and ES in the Territory, within [**] after the Effective Date for data that exists as of the Effective Date or within [**] after completion or interim analysis of the 101 Trial or 202 Trial, as applicable, for data that does not exist as of the Effective Date;

(iii) a copy of any LCM Data, which data will be provided with [**] after completion or interim analysis of the LCM Epizyme Trial or relevant cohort of the applicable LCM Epizyme Trial, as applicable; and

(iv) to the extent not previously provided to Hutchmed as CTA Data, US NDA Data, or LCM Data, upon request of Hutchmed and subject to the payment terms of Sections 9.3(d) and 9.3(e), all data within Epizyme’s Control during the Term of this Agreement that is necessary or reasonably useful for Regulatory Filings for the Licensed Product by Hutchmed in the Field and in the Territory, which may include data from Joint Global Trials, Rejected Global Trials, or Epizyme Trials (other than data from LCM Epizyme Trials, which is subject to subsection (iii) above) (such data, the “Epizyme Product Filing Data,” and along with the CTA Data, U.S. NDA Data and LCM Data, individually and collectively referred to as the “Epizyme Product Data”), which such Product Filing Data shall be provided within [**] after completion or interim analysis of the relevant clinical trial or trial cohort or, if such Product Filing Data did not result from a clinical trial, within [**] after the end of the Calendar Quarter in which the relevant activity was completed.

Notwithstanding the foregoing, safety and pharmacovigilance data will be provided within the time periods set forth in Safety Data Exchange Agreement. Specific Epizyme Product Data that is provided to a Committee under this Agreement is not required to also be provided under this Section 2.6(a). The Epizyme Product Data shall be considered Epizyme’s Know-How and shall be subject to the licenses granted to Hutchmed under Section 2.1 and the obligations of confidentiality and non-use under Article 10.

Epizyme shall use Commercially Reasonable Efforts to ensure that any contract executed after the Effective Date between Epizyme and any Third Party pertaining to the conduct by such Third Party of any Development activities for Licensed Product including clinical trials (including investigator-initiated trials) contains an obligation for such Third Party to provide the data resulting from such activity to Epizyme with the right to transfer to Hutchmed; provided that the Parties acknowledge that a transfer to Hutchmed of data under a contract between Epizyme and a Third Party for the provision of any materials (including Other Combination Drugs) from the Third Party for use in any Development activity for the Licensed Product shall be subject to any confidentiality restrictions imposed by the Third Party.

Notwithstanding the foregoing, Epizyme shall not be obligated to provide to Hutchmed any Epizyme Product Data that consists of individually identifiable health information (“Personal Health Information” or “PHI”) as defined under the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder as well as foreign equivalents thereof (“HIPAA”) to the extent providing such Epizyme Product Data would violate HIPAA; to the extent Hutchmed comes into possession of any PHI by or through Epizyme under this Agreement in violation of HIPAA, Hutchmed shall return such PHI to Epizyme. Epizyme shall use Commercially Reasonable Efforts to ensure that the patient informed consent forms used by Epizyme and any other Epizyme Entity permit the transfer of patient information to Hutchmed; provided that, if despite the exercise of such Commercially Reasonable Efforts, such transfer is not permitted by the patient’s informed consent form, then Epizyme shall not be obligated to provide any such patient information or results to Hutchmed.

The information and documents provided by Epizyme under this Section 2.6(a) shall be in English. In the event Hutchmed requests that Epizyme provide novel data analysis or the generation of novel datasets that (A) cannot be performed by any Hutchmed Entity in the Territory and (B) is necessary for obtaining the Regulatory Approval for the Licensed Product in the Territory, then Epizyme shall conduct such work and Hutchmed shall reimburse Epizyme for such work at the FTE Rate within [**] after receipt of an invoice therefor.

(b) Hutchmed Product Data. Except to the extent prohibited by Applicable Law and Regulatory Authorities in the Territory, Hutchmed shall make available to Epizyme copies of all of Hutchmed’s and other Hutchmed Entities’ preclinical and clinical data and results (including clinical efficacy data and, subject to Section 5.5, safety and pharmacovigilance data) that is conceived, identified, discovered, authored, developed, or reduced to practice during the Term in the performance of any activity under this Agreement (collectively, the “Hutchmed Product Data”) and Epizyme may use such Hutchmed Product Data for any purpose related to Licensed Products or Combination Therapies (subject to any restrictions imposed by a Third Party and agreed upon by the Parties below), including to comply with its obligations under any Epizyme In-License Agreement. Hutchmed Product Data shall be provided within [**] after completion or interim analysis of the relevant clinical trial or, if such Hutchmed Product Data did not result from a clinical trial, within [**] after the end of the Calendar Quarter in which the relevant activity was completed, except safety and pharmacovigilance data which will be provided within the time periods set forth in Safety Data Exchange Agreement. For clarity, Hutchmed shall not provide data or results pertaining to its Hutchmed Dual Inhibitor Product to Epizyme other than as provided in Section 8.1. The Hutchmed Product Data shall be considered Hutchmed’s Know-How and shall be subject to the licenses granted to Epizyme under Section 2.2 and the obligations of confidentiality and non-use under Article 10.

Hutchmed shall use Commercially Reasonable Efforts to ensure that any contract executed after the Effective Date between Hutchmed and any Third Party pertaining to the conduct by such Third Party of any Development activities for Licensed Product including clinical trials (including investigator-initiated trials) contains an obligation for such Third Party to provide the data resulting from such activity to Hutchmed with the right to transfer to Epizyme; provided that the Parties acknowledge that a transfer to Epizyme of data under a contract between Hutchmed and a Third Party for the provision of any materials (including Other Combination Drugs) from the Third Party for use in any Development activity for the Licensed Product shall be subject to any confidentiality restrictions imposed by the Third Party.

Notwithstanding the foregoing, Hutchmed shall not be obligated to provide to Epizyme any Hutchmed Product Data that consists of PHI to the extent providing such Hutchmed Product Data would violate HIPAA; to the extent Epizyme comes into possession of any PHI by or through Hutchmed under this Agreement in violation of HIPAA, Epizyme shall return such PHI to Hutchmed. Hutchmed shall use Commercially Reasonable Efforts to ensure that the patient informed consent forms used by Hutchmed and any other Hutchmed Entity permit the transfer of patient information to Epizyme; provided that, if despite the exercise of such Commercially Reasonable Efforts, such transfer is not permitted by the patient’s informed consent form, then Hutchmed shall not be obligated to provide any such patient information or results to Epizyme.

Specific Hutchmed Product Data that is provided to a Committee under this Agreement is not required to also be provided under this Section 2.6(b). In the event Epizyme requests that Hutchmed provide novel data analysis or the generation of novel datasets, and if Hutchmed agrees to conduct such work, then Epizyme shall reimburse Hutchmed for such work at the FTE Rate within [**] after receipt of an invoice therefor.

(c) Each Party shall ensure that, in the case of Hutchmed, the Hutchmed Product Data, and in the case of Epizyme, the Epizyme Product Data, will be provided to the other Party in compliance with all applicable local data privacy Laws and rules on cross-border data transmission, including the Cybersecurity Law of Mainland China, the Data Security Law of Mainland China, and relevant regulations or policies on protection of personal data, data privacy and cross-border transmission, as applicable.

2.7 In-License Agreements.

(a) Epizyme New In-License Agreements. Subject to Section 16.2, Epizyme shall be free to negotiate with a Third Party for any agreement pursuant to which Epizyme would acquire or license in the Territory (or in and outside the Territory) any Patent Right or Know-How (which, for the purposes of Section 2.7, shall not include data which is covered by Section 2.6) of such Third Party that is necessary or reasonably useful for the Development, Manufacture, or Commercialization of any Licensed Compound or Licensed Product in the Field (“Third Party IP”). If Epizyme does not obtain the right to sublicense such Third Party IP to Hutchmed in the Territory, then Epizyme shall so notify Hutchmed and shall not enter into any agreement with respect to such Third Party IP that includes any grant of rights in the Field in the Territory. Epizyme will promptly provide Hutchmed with notice and a copy of any such executed Third Party agreement in which Epizyme has the right to sublicense Third Party IP to Hutchmed in the Territory (redacted as necessary to comply with any confidentiality obligations of Epizyme to such Third Party) and a schedule of all obligations that would be applicable to Hutchmed as a sublicensee under such Third Party IP. Within [**] following receipt of such notice, Hutchmed will decide, in its sole discretion, whether it will accept the applicable Third Party agreement as an Epizyme New In-License Agreement, and provide notice of such decision to Epizyme. For clarity, Epizyme shall not be obligated to acquire or license any Third Party IP in the Territory for any reason.

In the event that Hutchmed declines to accept such Third Party agreement as an Epizyme New In-License Agreement, then (i) such Third Party agreement shall not be deemed to be an “Epizyme New In-License Agreement” hereunder, (ii) Epizyme shall have no obligation to license or acquire rights to such Third Party IP in the Territory, and (iii) any rights to such Third Party IP in the Territory that are granted to Epizyme under such Third Party agreement will not be deemed to be “Controlled” by Epizyme or licensed to Hutchmed under this Agreement.

In the event that Hutchmed accepts such Third Party agreement as an Epizyme New In-License Agreement, then, upon effectiveness of such Third Party agreement, (A) such Third Party agreement will be included within the definition of “Epizyme New In-License Agreement,” (B) any rights to Third Party IP granted to Epizyme under such Epizyme New In-License Agreement will be deemed to be “Controlled” by Epizyme and sublicensed to Hutchmed in the Territory pursuant to the terms of this Agreement; (C) the sublicenses granted by Epizyme to Hutchmed in this Agreement will be subject to the terms of such Epizyme New In-License Agreement, to the extent described in the schedule provided by Epizyme to Hutchmed pursuant to the first paragraph of this Section 2.7(a), including the scope of the license granted to Epizyme or any Affiliate thereunder and the rights retained by such Third Party counterparties and any other Third Parties (including Governmental Authorities) set forth therein, and (D) Hutchmed shall reimburse [**] percent ([**]%) of the amounts payable to the Third Party arising from and allocable to the exercise of rights by a Hutchmed Entity under such Epizyme New In-License Agreement and after the application of all available discounts, reductions, and offsets available under such Epizyme New In-License Agreement. Without limiting the foregoing, if any Epizyme New In-License Agreement provides for tiered royalty rates based on sales of the applicable products or therapies, then the royalty payments subject to reimbursement by Hutchmed shall be determined by allocating the royalty-bearing sales by Hutchmed in proportion to Hutchmed’s and Epizyme’s (and their respective Affiliates’ and (sub)licensees’) total royalty-bearing sales.

Hutchmed acknowledges and agrees that certain of the rights, licenses and sublicenses granted by Epizyme to Hutchmed in this Agreement (including any sublicense rights) are subject to the terms of the Epizyme In-License Agreements, including the Eisai Agreement, and the rights granted to the Third Party counterparties thereunder, the scope of the licenses granted to Epizyme or any applicable Affiliate thereunder and the rights retained by such Third Party counterparties and any other Third Parties (including Governmental Authorities) set forth therein. Hutchmed shall, and shall ensure that each Hutchmed Entity shall, perform and take such actions to allow Epizyme and its Affiliates to comply with their obligations under each Epizyme In-License Agreement, to the extent applicable to Hutchmed’s rights or obligations under this Agreement and to the extent set forth in Schedule 2.7(a) (with respect to the Eisai Agreement)

or as set forth in the schedule provided by Epizyme to Hutchmed pursuant to the first paragraph of this Section 2.7(a). Without limiting the foregoing, each Hutchmed Entity shall prepare and deliver to Epizyme, or assist Epizyme in preparing, any additional reports required under any Epizyme In-License Agreement, in each case reasonably sufficiently in advance to enable Epizyme and its Affiliates to comply with their obligations thereunder.

(b) Hutchmed In-License Agreements. Subject to Section 16.2, Hutchmed shall be free to negotiate with any Third Party for any agreement pursuant to which Hutchmed would acquire or license Third Party IP in the Territory (or in and outside the Territory). If Hutchmed does not obtain the right to sublicense such Third Party IP to Epizyme outside the Territory, then Hutchmed shall so notify Epizyme and shall not enter into any agreement with respect to such Third Party IP that includes any grant of rights in the Field outside the Territory. Hutchmed will promptly provide Epizyme with notice and a copy of any such executed Third Party agreement in which Hutchmed has the right to sublicense Third Party IP to Epizyme outside the Territory (redacted as necessary to comply with any confidentiality obligations of Hutchmed to such Third Party) and a schedule of all obligations that would be applicable to Epizyme as a sublicensee under such Third Party IP. Within [**] following receipt of such notice, Epizyme will decide, in its sole discretion, whether it will accept the applicable Third Party agreement as a Hutchmed In-License Agreement, and provide notice of such decision to Hutchmed. For clarity, Hutchmed shall not be obligated to acquire or license any Third Party IP outside the Territory for any reason.

In the event that Epizyme declines to accept such Third Party agreement as a Hutchmed In-License Agreement, then (i) such Third Party agreement shall not be deemed to be a “Hutchmed In-License Agreement” hereunder, (ii) Hutchmed shall have no obligation to license or acquire rights to such Third Party IP outside the Territory, and (iii) any rights to such Third Party IP outside the Territory that are granted to Hutchmed under such Third Party agreement will not be deemed to be “Controlled” by Hutchmed or licensed to Epizyme under this Agreement.

In the event that Epizyme accepts such Third Party agreement as a Hutchmed In-License Agreement, then, upon effectiveness of such Third Party agreement, (A) such Third Party agreement will be included within the definition of “Hutchmed In-License Agreement,” (B) any rights to Third Party IP granted to Hutchmed under such Hutchmed In-License Agreement will be deemed to be “Controlled” by Hutchmed and sublicensed to Epizyme outside the Territory pursuant to the terms of this Agreement; (C) the sublicenses granted by Hutchmed to Epizyme in this Agreement will be subject to the terms of such Hutchmed In-License Agreement, to the extent described in the schedule provided by Hutchmed to Epizyme pursuant to the first paragraph of this Section 2.7(b) including the scope of the license granted to Hutchmed or any Affiliate thereunder and the rights retained by such Third Party counterparties and any other Third Parties (including Governmental Authorities) set forth therein, and (D) Epizyme shall reimburse [**] percent ([**]%) of the amounts payable to the Third Party arising from and allocable to the exercise of rights by a Epizyme Entity under such Hutchmed In-License Agreement and after the application of all available discounts, reductions, and offsets available under such Hutchmed In-License Agreement. Without limiting the foregoing, if any Hutchmed In-License Agreement provides for tiered royalty rates based on sales of the applicable products or therapies, then the royalty payments subject to reimbursement by Epizyme shall be determined by allocating the royalty-bearing sales by Epizyme in proportion to Hutchmed’s and Epizyme’s (and their respective Affiliates’ and (sub)licensees’) total royalty-bearing sales.

Epizyme acknowledges and agrees that certain of the rights, licenses and sublicenses granted by Hutchmed to Epizyme in this Agreement (including any sublicense rights) may be subject to the terms of the Hutchmed In-License Agreements, and the rights granted to the Third Party counterparties thereunder, the scope of the licenses granted to Hutchmed or any applicable Affiliate thereunder and the rights retained by such Third Party counterparties and any other Third Parties (including Governmental Authorities) set forth therein. Epizyme shall, and shall ensure that each Epizyme Entity shall, perform and take such actions to allow Hutchmed and its Affiliates to comply with their obligations under each Hutchmed In-License Agreement, to the extent applicable to Epizyme’s rights or obligations under this Agreement or as set forth in the schedule provided by Hutchmed to Epizyme pursuant to the first paragraph of this Section 2.7(b). Without limiting the foregoing, each Epizyme Entity shall prepare and deliver to Hutchmed, or assist Hutchmed in preparing, any additional reports required under any Hutchmed In-License Agreement, in each case reasonably sufficiently in advance to enable Hutchmed and its Affiliates to comply with their obligations thereunder.

2.8 Exclusivity.

(a) Hutchmed Restrictions. Subject to Sections 16.2 and 16.3, during the Term, Hutchmed shall not, and Hutchmed shall ensure that any Hutchmed Entity shall not, itself or with or through any Third Party, without the prior written consent of Epizyme, directly or indirectly engage in the Development, Manufacture, or Commercialization of any Competing Product in any indication in the Territory, or license, sell, assign or otherwise grant rights to any Third Party under any Know-How or Patent Rights Controlled by Hutchmed to do any of the foregoing. Notwithstanding the foregoing, the restrictions set forth in this Section 2.8(a) shall not apply to: the Development, Manufacture or Commercialization of (i) Licensed Compound and Licensed Products in the Field and Territory as explicitly provided in this Agreement, or (ii) any exploitation (including Development, Manufacture or Commercialization) of Hutchmed Dual Inhibitor Products in any field anywhere in the world (other than as limited by Sections 2.5 and 8.1).

Hutchmed shall not, and shall ensure that any Hutchmed Entity shall not, itself or with or through any Third Party directly or indirectly (A) market, promote, or distribute Licensed Compound or Licensed Product in any form outside the Territory, or (B) conduct marketing or sales of any Licensed Product in any form outside the Territory.

Each Hutchmed Entity will use Commercially Reasonable Efforts to monitor and prevent exports or resale of Licensed Products from or outside the Territory for Development or Commercialization outside of the Territory using methods commonly used in the industry for such purpose, and shall promptly inform Epizyme of any such actual or suspected exports from the Territory, and the actions taken to prevent such exports. Hutchmed shall take, and shall ensure that each Hutchmed Entity takes, reasonable actions requested in writing by Epizyme that are consistent with Applicable Law to prevent such exports. If Hutchmed or any other Hutchmed Entity or, to Hutchmed’s or any of Hutchmed Entity’s knowledge, any other Hutchmed Entity receives a request or order to Develop, Manufacture or Commercialize any Licensed Compound or Licensed Product outside of the Territory, Hutchmed shall immediately notify Epizyme thereof, shall not accept such request or order, and shall direct the relevant individual or entity to Epizyme.

(b) Epizyme Restrictions. Subject to Sections 16.2 and 16.3, during the Term, Epizyme shall not, and Epizyme shall ensure that any Epizyme Entity shall not, itself or with or through any Third Party, without the prior written consent of Hutchmed, directly or indirectly engage in the Development or Commercialization of any Competing Product in any indication in the Territory, or license, sell, assign or otherwise grant rights to any Third Party under any Know-How or Patent Rights Controlled by Epizyme to do any of the foregoing. Notwithstanding the foregoing, the restriction set forth in this Section 2.8(b) shall not apply to: (i) the Development and Manufacture of Licensed Compound and Licensed Products in the Field and Territory by an Epizyme Entity as explicitly provided in this Agreement, including the ongoing or planned activities in the Territory to the extent related to the Development and Manufacture of Licensed Compound and Licensed Product by Epizyme or any other Epizyme Entity as described on Schedule 2.8(b), or (ii) any activity under any license agreement which may be entered into between Hutchmed and Epizyme entered into pursuant to Section 8.1, or in the event the Parties do not execute a license agreement pursuant to Section 8.1, any activity related to the Development, Manufacture, or Commercialization of any

compound that is an EZH1/EZH2 dual inhibitor (other than a Hutchmed Dual Inhibitor Product) after the expiration of the ROFN Term and ROFN Negotiation Period, if applicable.

Each Epizyme Entity will use Commercially Reasonable Efforts to monitor and prevent import or resale of Licensed Products into the Territory for Development or Commercialization in the Territory using methods commonly used in the industry for such purpose, and shall promptly inform Hutchmed of any such actual or suspected imports into the Territory, and the actions taken to prevent such imports. Epizyme shall take, and shall ensure that each Epizyme Entity takes, reasonable actions requested in writing by Hutchmed that are consistent with Applicable Law to prevent such imports. If Epizyme or any Affiliate of Epizyme or, to Epizyme’s or any of its Affiliates’ knowledge, any other Epizyme Entity receives a request or order to Develop, Manufacture (after a Manufacturing Technology Transfer) or Commercialize any Licensed Compound or Licensed Product in the Territory, Epizyme shall immediately notify Hutchmed thereof, shall not accept such request or order, and shall direct the relevant individual or entity to Hutchmed.

(c) Scope. Each Party acknowledges and agrees that the exclusivity obligations set forth in this Section 2.8, including the duration and scope thereof, are intended, in part, to protect the Parties’ trade secrets and other Confidential Information. In the event that any arbitrator or court determines that the duration or scope of any provision of this Section 2.8 is unreasonable and that any such provision is to that extent unenforceable, each Party agrees that such provision shall remain in full force and effect for the greatest time period and to the greatest scope that would not render it unenforceable. The Parties intend that the provisions of this Section 2.8 be deemed to be a series of separate covenants, one for each and every product, indication and jurisdiction where such provision is intended to be effective.

Article 3. GOVERNANCE

3.1 General.

(a) The Parties shall establish (i) a Joint Steering Committee (“JSC”) to oversee and coordinate the overall conduct of the Development, Manufacture, and Commercialization of Licensed Compound and Licensed Products in the Field in the Territory, (ii) a Joint Development Committee (“JDC”) to oversee and coordinate the Development of the Licensed Products in the Field in the Territory, (iii) a Joint Commercialization Committee (“JCC”) to oversee the Commercialization of the Licensed Products in the Field in the Territory and (iv) a Joint Manufacturing Committee (“JMC”) to oversee and coordinate the Manufacturing and supply of Licensed Product (including Drug Substance and Drug Product) for the Development and Commercialization of the Licensed Products in the Field in the Territory. The JSC, the JDC, the JCC, and the JMC shall each be referred to as a “Committee”. Each Committee shall have decision-making authority with respect to the matters within its purview to the extent expressly provided herein.

(b) From time to time, each Committee may establish one or more subcommittees or working groups to oversee particular projects or activities, as it deems necessary or advisable (each, a “Subcommittee”). Each Subcommittee shall consist of such number of members as the applicable Committee determines is appropriate from time to time. Such members shall be individuals with expertise and responsibilities in the relevant areas. Each Subcommittee shall discuss matters within the scope of such Subcommittee’s oversight and shall report the outcome of the discussions of such Subcommittee to the Committee that formed such Subcommittee promptly after each meeting. Following the receipt of the report from such Subcommittee, the Committee that formed such Subcommittee shall make any required decisions regarding matters set forth in such report.

3.2 Joint Steering Committee. Within [**] following the Effective Date, the Parties shall establish the JSC. The JSC shall:

(a) monitor and discuss the strategic direction of the Development, Manufacturing, and Commercialization of the Licensed Products in the Field in the Territory;

(b) monitor and discuss the progress of the Development and Commercialization of the Licensed Products in the Field in the Territory and serve as a forum for exchanging information regarding the strategic plans for the Development and Commercialization of the Licensed Products in the Field in the Territory;

(c) oversee and coordinate all of the matters within the responsibilities of the Committees hereunder;

(d) determine whether to create any additional Committee;

(e) serve as a forum for dispute resolution in accordance with Section 3.9 with respect to matters that are not resolved at the JDC, JCC or JMC; and

(f) perform such other duties as are specifically assigned to the JSC under this Agreement.

3.3 Joint Development Committee. Within [**] following the Effective Date, the Parties shall establish the JDC. The JDC shall:

(a) discuss and approve any Additional Indication or Combination Therapy to be Developed in the Territory, or any clinical trial to be performed in whole or in part in the Territory, in each case, that is not set forth in the then-current Clinical Development Plan and is proposed by a Party in accordance with Section 4.3. If Hutchmed proposes a Local Trial to be added to the Clinical Development Plan, the JDC may approve converting such Local Trial into a Joint Global Trial;

(b) discuss the current Clinical Development Plan and approve any updates or amendments to the Clinical Development Plan, including the addition of any Additional Indication, Combination Therapy or Local Trial or Joint Global Trial not set forth in the then-current Clinical Development Plan, and discuss the use of any relevant diagnostic in the Territory;

(c) monitor and discuss the alignment of Hutchmed Entities’ Development of Licensed Products in the Territory with Epizyme’s Development of the Licensed Products outside of the Territory, and discuss and provide strategic guidance on the Development of the Licensed Products in the Field in the Territory;

(d) discuss whether Hutchmed shall participate in a global trial for the Licensed Product presented by Epizyme, which would include clinical sites both in the Territory and outside the Territory;

(e) discuss the clinical sites in the Territory to be included in each Local Trial and each Joint Global Trial;

(f) discuss the protocols for each Local Trial and Joint Global Trial and discuss the status and progress thereof;

(g) coordinate the operations of the Hutchmed Entities and Epizyme Entities with respect to Joint Global Trials;

(h) discuss the budget for the Joint Global Trials (and approve the budget for costs under Section 9.3(c)(iii)) to be conducted under this Agreement; provided that each Party shall solely determine the budget for its activities in its respective territory;

(i) discuss and approve the Permitted Subcontractors defined in Section 1.145(a), if any, that may be used for Joint Global Trials by Hutchmed in the Territory;

(j) discuss Pre-Clinical Research activities with respect to the Licensed Products that any Hutchmed Entity wishes to conduct in the Territory, and discuss the status and progress of such activities;

(k) provide a forum for the Parties to share information with respect to the Development of the Licensed Products in the Field, including reasonably detailed updates on progress and status of Local Trials and Joint Global Trials in the Territory and updates regarding interactions with Regulatory Authorities;

(l) coordinate plans and provide updates regarding attendance at conferences and congresses and interactions with key opinion leaders by the Parties, subject to Section 4.9;

(m) discuss the plans for any publication or presentation proposed by Hutchmed and related to the Development of Licensed Products, subject to Section 10.5(a);

(n) discuss the Hutchmed Entities’ Medical Affairs strategy for the Licensed Products in the Territory and take into account Epizyme’s Global Medical Affairs Strategy;

(o) discuss the Hutchmed Entities’ regulatory strategy for the Licensed Products in the Territory in the Field, including regulatory strategy for meetings with the Regulatory Authorities and the clinical and preclinical portions of the Drug Approval Application for the Licensed Product in the Territory;

(p) review and discuss the content of any IND or Drug Approval Application for any Licensed Product in the Territory (other than the chemistry, manufacturing and controls (“CMC”) module of such IND or Drug Approval Application, which shall be reviewed by the JMC);

(q) discuss the status and progress of any LCM Epizyme Trial being performed by Epizyme or other Epizyme Entities, for which Epizyme will provide regular updates to the JDC;

(r) establish, within [**] after the establishment of the JDC, a Subcommittee to oversee and coordinate activities related to the 302 Global Trial, which Subcommittee shall meet [**] unless otherwise agreed; and

(s) determine whether to create any other Subcommittee, and perform such other duties as are specifically assigned to the JDC under this Agreement.

3.4 Joint Commercialization Committee. Not later than [**] prior to the anticipated First Commercial Sale of Licensed Product in the Territory, the Parties shall establish the JCC. The JCC shall:

(a) discuss the Commercialization Plan (including the Launch Plan) and any updates thereto, and discuss the status of Commercialization activities by Hutchmed under this Agreement;

(b) discuss Hutchmed’s market access strategy for Licensed Products in the Territory, including pricing and timing of reimbursement application (NRDL) and discuss the status of market access activities and Licensed Product pricing;

(c) discuss plans for compliance training and oversight;

(d) discuss Hutchmed Entities’ sales achieved during the then-preceding [**] and the forecasted sales numbers for the next [**]; and

(e) determine to create any Subcommittee and perform such other duties as are specifically assigned to the JCC under this Agreement.

3.5 Joint Manufacturing Committee. Within [**] following the Effective Date, the Parties shall establish the JMC and the JMC shall hold its first meeting. The JMC shall:

(a) oversee and coordinate the clinical supply of Licensed Products to Hutchmed for Hutchmed’s Development activities in the Territory;

(b) oversee and coordinate the Manufacturing Technology Transfer (including determining the activities and budget required for the Manufacturing Technology Transfer and timing thereof, and oversee implementation of the Manufacturing Technology Transfer) to Hutchmed for the Manufacture of Drug Product in the Territory by Hutchmed for Development and Commercialization in the Territory;

(c) oversee and coordinate the Manufacturing Technology Transfer (including determining the activities and budget required for the Manufacturing Technology Transfer and timing thereof, and oversee implementation of the Manufacturing Technology Transfer) to Hutchmed or its Permitted Subcontractor CMO (if such Permitted Subcontractor CMO has been approved by the JMC) for the Manufacture of Drug Substance in the Territory by Hutchmed or such Permitted Subcontractor CMO for Development and Commercialization in the Territory;

(d) with respect to any quantities of Drug Product, if any, to be supplied by Epizyme for Commercialization by Hutchmed in the Territory prior to Manufacturing Technology Transfer Completion, oversee and coordinate the commercial supply of Drug Product to Hutchmed for Hutchmed’s Commercialization of Licensed Products in the Territory;

(e) oversee and coordinate proposed and planned Manufacturing Activities, including approving the budget for Manufacturing Activity Costs to be incurred and monitor the Parties’ activities and expenses against such budget;

(f) subject to Section 1.145(b), approve a Permitted Subcontractor CMO, if any, for the Manufacture of Drug Substance on behalf of Hutchmed in the Territory following the Manufacturing Technology Transfer;

(g) discuss and approve the content of CMC module (Module 3 or its equivalent) of any IND and Drug Approval Application filing for the Licensed Product in the Territory, and approve the regulatory strategy for the CMC meetings with the Regulatory Authorities;

(h) discuss any updates regarding the development or implementation of any Manufacturing Activity under Section 7.4; and

(i) determine whether to create any Subcommittee, and perform such other duties as are specifically assigned to the JMC under this Agreement or under the Clinical Supply Agreement, Commercial Supply Agreement, if any, or Manufacturing Technology Transfer Agreement.

3.6 Membership. Each Committee shall be composed of [**] representatives from each of Epizyme and Hutchmed, each of which representatives shall be of the seniority and experience appropriate for service on the applicable Committee in light of the functions, responsibilities and authority of such Committee and the status of activities within the scope of the authority and responsibility of such Committee. Any representative from either Party can represent such Party on more than one Committee. Each Party may replace any of its representatives on any Committee at any time with written notice to the other Party;

provided that such replacement meets the standard described in the preceding sentence. Each Party’s representatives and any replacement of a representative shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in Article 10. Each Party may invite a reasonable number of its or its Affiliates’ employees and, with the consent of the other Party, its or its Affiliates’ consultants or other contractors, as required or useful to discuss the applicable agenda items.

Each Committee shall appoint two co-chairpersons from among its members, with one chairperson being a representative of Epizyme and the other chairperson being a representative of Hutchmed. The co-chairpersons shall be responsible for establishing the Committee schedules and agendas, and for finalizing the minutes of each meeting. Within [**] following each Committee meeting, the co-chairpersons of the applicable Committee shall alternate responsibility for circulating to all Committee members a draft of the minutes of such meeting. The Committee shall then approve, by mutual agreement, such minutes within [**] following circulation; provided that if the Committee does not approve, by mutual agreement, such minutes during such period, then the Committee shall consider the matter in dispute at its next meeting and resolve such matter in accordance with this Agreement. No co-chairperson of any Committee shall have any greater authority than any other representative of such Committee and each co-chairperson of any Committee may delegate the administrative aspects of his or her co-chairperson responsibilities to a member of his or her project team.

3.7 Meetings. Each Committee shall hold an initial meeting within [**] after its formation or as otherwise agreed by the Parties. Thereafter, unless the Parties otherwise agree, each Committee (except the JDC) shall meet in person, or by phone or video conference [**] per Calendar Year, with at least [**] in person or by video teleconference, and with respect to the JCC only, with [**] in the [**]. Unless the Parties otherwise agree, the JDC shall meet in person, or by phone or video conference [**], with at least [**] in person. All in-person meetings for each Committee shall be held at the offices of Epizyme or Hutchmed or other locations as mutually agreed by the Parties. Each Party shall be responsible for all of its own personnel and travel costs and expenses relating to participation in Committee meetings.

3.8 Committee Decision Making. A quorum of each Committee will exist whenever there is present at a meeting at least one representative appointed by each Party. All decisions of a Committee shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote, and shall be set forth in minutes approved by both Parties. If the JDC, JCC, JMC or any other Committee (other than the JSC) is unable to reach agreement on any matter within [**] after the matter is referred to it or first considered by it, such matter shall be referred to the JSC for resolution. If the JSC is unable to reach agreement on any matter within [**] after the matter is referred to it or first considered by it, such matter shall be referred to the Executive Officers for resolution in accordance with Section 3.9.

3.9 Executive Officers; Disputes. Each Party shall ensure that an executive officer is designated for such Party at all times during the Term for dispute resolution purposes (each such individual, such Party’s “Executive Officer”), and shall promptly notify the other Party of its initial, or any change in its Executive Officer. Unless otherwise set forth in this Agreement, in the event of a dispute arising under this Agreement between the Parties, the Parties shall refer such dispute to the Executive Officers, who shall attempt in good faith to resolve such dispute. If the Executive Officers are unable to resolve such dispute within [**], then the final decision-making authority of the Parties shall be as set forth in Section 3.10.

3.10 Final Decision-Making Authority. The Party with final decision-making authority shall make its decision in good faith, subject to the terms and conditions of this Agreement as follows:

(a) By Hutchmed. Hutchmed shall have final decision-making authority with respect to the following:

(i) whether Hutchmed will perform any Pre-Clinical Research activities or Local Trial and, if Hutchmed determines to perform a Local Trial, Hutchmed will have final decision-making authority with respect to the protocol, informed consent forms, the selection of clinical sites, the number of subjects to be studied in such Local Trial, the day-to-day management of such Local Trial, and the portion of the CDP that specifically relates to such Local Trial or Pre-Clinical Research activities, but in no event in a manner to the detriment of the CDP as of the Effective Date;

(ii) whether Hutchmed will participate in a proposed Joint Global Trial (other than the 301 Global Trial and 302 Global Trial) and, if Hutchmed does participate, Hutchmed will have final decision-making authority with respect to the conduct of any such Joint Global Trial in the Territory (including selection of clinical sites); provided that in no event shall Hutchmed use its decision-making authority to decrease the number of patients to be enrolled and treated by Hutchmed in any Joint Global Trial to less than twenty percent (20%) of the total number of patients to be treated at all sites globally;

(iii) any matter related to filing, obtaining, and maintaining Regulatory Approvals of Licensed Product in the Territory (other than as provided in Section 3.10(b)(iii));

(iv) after Manufacturing Technology Transfer, the day-to-day management of the transferred Manufacturing activities in the Territory (other than approval of any Permitted Subcontractor CMO in the Territory, which is subject to Section 3.10(b)(iii)); provided that Hutchmed shall not act in a manner inconsistent with the license under Section 2.1(f);

(v) any matter related to Medical Affairs for Licensed Products in the Field and in the Territory, including any portions of the CDP relating to Medical Affairs, taking into consideration in good faith the Global Medical Affairs Strategy; and

(vi) any matter related to the Commercialization of Licensed Products in the Field and in the Territory, including the Commercialization Plan, subject to Article 6.

(b) By Epizyme. Epizyme will have final decision-making authority with respect to any matter related to the Development and Manufacture of Licensed Products in and outside the Territory that is not a matter for which Hutchmed has final decision-making authority under Section 3.10(a) above and any matter related to the Commercialization of Licensed Products outside the Territory, including:

(i) the approval of an Additional Indication for Licensed Product to be Developed or continue to be Developed; provided that (A) Epizyme shall approve any indication for the Licensed Product proposed by Hutchmed that (1) is reasonable from a safety and potential efficacy perspective in the Territory or (2) is being Developed or Commercialized by Epizyme outside the Territory that is not at such time included in the Field, and (B) Hutchmed may reject and not be obligated to pursue the Development, Manufacture (after a Manufacturing Technology Transfer) or Commercialization of Licensed Products in the Territory for an Additional Indication proposed by Epizyme (even if approved by Epizyme) if Hutchmed reasonably and in good faith determines that pursuing such Development, Manufacture (after a Manufacturing Technology Transfer) or Commercialization of the Licensed Product for such Additional Indication in the Territory is not commercially reasonable or would lead to a safety issue for the Licensed Product in the Territory (any such rejected Additional Indication, a “Rejected Additional Indication”);

(ii) the approval of the Other Combination Drug of any Combination Therapy to be Developed or continue to be Developed; provided that (A) Epizyme shall approve any Other

Combination Drug (including any Hutchmed Compound) that is proposed by Hutchmed that is reasonable from a safety and potential efficacy perspective in the Territory, and (B) with respect to any Other Combination Drugs proposed by Epizyme, Hutchmed may (1) reject the use of any Hutchmed Compound in any Joint Combination Therapy if Hutchmed reasonably and in good faith determines that the use of such Hutchmed Compound in the Development or Commercialization of such Joint Combination Therapy is not commercially reasonable or would lead to a safety issue for the Hutchmed Compound or Joint Combination Therapy, or (2) reject and not be obligated to pursue the Development or Commercialization in the Territory of an Epizyme Combination Therapy proposed by Epizyme (even if approved by Epizyme) if Hutchmed reasonably and in good faith determines that pursuing the Development or Commercialization of such Epizyme Combination Therapy in the Territory is not commercially reasonable or would lead to a safety issue for the Licensed Product or Epizyme Combination Therapy in the Territory (any such rejected Combination Therapy, a “Rejected Combination Therapy”); and

(iii) any matter related to the Manufacture of Licensed Products for use in the Territory or outside the Territory and any matter to be determined or approved by the JMC that is not resolved under Section 3.10(a)(iv) (including the approval of any Permitted Subcontractor CMO, if any, under Section 3.5(f), and the approval of the CMC module under Section 3.5(g)), except that (A) Epizyme shall not use its final decision-making authority to require Hutchmed to accept any new Dosage Form Change, and (B) Epizyme shall not use its final decision-making authority to take any action contrary to the terms of the Clinical Supply Agreement, Commercial Supply Agreement, or Manufacturing Technology Transfer Agreement executed by the Parties.

For clarity, Epizyme shall have final decision-making authority regarding whether to conduct a Joint Global Trial proposed by Hutchmed, the conduct of any clinical trial outside of the Territory, the study design of any Joint Global Trial or any clinical trial outside of the Territory, and the budget under Section 9.3(c)(iii). Notwithstanding the foregoing, in no event shall Epizyme use its decision-making authority to increase the number of patients to be enrolled and treated by Hutchmed in any Joint Global Trial to greater than twenty percent (20%) of the total number of patients to be treated at all sites globally.

Any decision made by a Party in accordance with this Section 3.10 shall be deemed to be a decision of the relevant Committee.

3.11 Limitations on Decision-Making.

(a) Neither Party shall have the deciding vote on, and no Committee shall have decision-making authority regarding, any of the following matters: (i) the imposition of any requirements on the other Party to undertake increased costs or obligations, or to forgo any of its rights, under this Agreement; (ii) the imposition of any requirements that the other Party takes or declines to take any action that would result in a violation of any Applicable Law or any agreement with any Third Party or the infringement of intellectual property rights of any Third Party; (iii) the resolution of a dispute involving the breach or alleged breach of this Agreement; (iv) the determination of whether a Hutchmed Entity exerts Commercially Reasonable Efforts under this Agreement; (v) any decision that is expressly stated to require the mutual agreement (or similar language) of a Committee or the Parties or the approval of the other Party (but not “approval” of a Committee); (vi) any matters that would excuse such Party from any of its obligations under, or waive any term of, this Agreement; or (vii) modifying the terms of this Agreement or taking any action to expand or narrow the responsibilities of any Committee. In no event may the decision-making Party unilaterally determine that it has fulfilled any obligations hereunder or that the non-deciding Party has breached any obligations hereunder. In no event may Hutchmed unilaterally determine that any events required for the payment of milestone payments have not occurred and in no event may Epizyme unilaterally determine that the events required for the payment of milestone payments have occurred.

(b) In no event shall Hutchmed exercise its final decision-making authority with respect to the Licensed Products in the Territory in a manner that Epizyme has notified Hutchmed (including through the applicable Committee or Subcommittee) is reasonably expected to have a material adverse effect on the Manufacturing, Development or Commercialization for any Licensed Product outside the Territory, or scope, validity or enforceability of any Licensed IP. In no event shall Epizyme exercise its final decision-making authority with respect to the Licensed Products outside the Territory in a manner that Hutchmed has notified Epizyme (including through the applicable Committee or Subcommittee) is reasonably expected to have a material adverse effect on the Development or Commercialization of any Licensed Product in the Territory.

For clarity, approval by a Committee shall not be understood to mean approval by a Party.

3.12 Scope of Governance. Notwithstanding the creation of each of the Committees or anything to the contrary in this Article 3, each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. It is understood and agreed that issues to be formally decided by a particular Committee are only those specific issues that are expressly provided in this Agreement to be decided by such Committee, as applicable. For clarity, no Committee shall have any rights, powers or discretion to make any decision regarding the Development, Manufacturing or Commercialization of the Licensed Products outside of the Field or outside of the Territory, and, with respect to such matters relating to Licensed Products that are so excluded from the Committees’ scope of authority, Epizyme retains all such rights, powers and discretion.

3.13 Alliance Managers. Each of the Parties shall appoint a single individual to manage Development, Manufacturing and Commercialization obligations between the Parties under this Agreement (each, an “Alliance Manager”). The role of the Alliance Manager is to act as a single point of contact between the Parties to ensure a successful relationship under this Agreement. The Alliance Managers may attend any Committee and Subcommittee meetings. Each Alliance Manager shall be a non-voting participant in such Committee and Subcommittee meetings, unless s/he is also appointed a member of such Committee; provided, however, that an Alliance Manager may bring any matter to the attention of a Committee if such Alliance Manager reasonably believes that such matter warrants such attention. Each Party may change its designated Alliance Manager at any time upon written notice to the other Party. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager by written notice to the other Party. Each Party’s Alliance Manager and any substitute for an Alliance Manager shall be bound by obligations of confidentiality and non-use applicable to the other Party’s Confidential Information that are at least as stringent as those set forth in Article 10. Each Alliance Manager will also: (a) plan and coordinate cooperative efforts and internal and external communications; and (b) facilitate the governance activities hereunder and the fulfillment of action items resulting from Committee meetings.

Article 4. LICENSED PRODUCT DEVELOPMENT

4.1 Development in the Field in the Territory. The Development of Licensed Products in the Field in the Territory shall be governed by the Clinical Development Plan, and no Hutchmed Entity may Develop any Licensed Product in the Field in the Territory other than in accordance with the Clinical Development Plan or as otherwise approved by the JDC in advance. Hutchmed shall use Commercially Reasonable Efforts to execute and to perform, or cause to be performed, the activities assigned to it in the Clinical Development Plan, in each case in accordance with the terms of this Agreement including Section 4.4. Hutchmed shall use Commercially Reasonable Efforts to Develop Licensed Products in the Territory for

each Initial Indication and any Additional Indication (other than a Rejected Additional Indication). Hutchmed will use Commercially Reasonable Efforts to identify Hutchmed Compounds (including those listed on Schedule 1.91) to combine with Licensed Products as potential Joint Combination Therapies in the Territory, and propose such Hutchmed Compounds to the JDC in accordance with Section 4.3(b).

4.2 Clinical Development Plan. The Parties shall ensure at all times that the Clinical Development Plan (a) is consistent with the terms and conditions of this Agreement, (b) is focused on efficiently obtaining Regulatory Approval for Licensed Products (whether as a monotherapy or as part of a Combination Therapy) in each Initial Indication and Additional Indication (other than a Rejected Additional Indication) in the Territory, (c) does not include activities that could reasonably be expected to have a material adverse effect on the Development, Manufacture or Commercialization of Licensed Compound or Licensed Products outside of the Territory; and (d) does not include activities that constitute or potentially constitute a violation of the requirements set out in Applicable Law in the Territory.

The Clinical Development Plan shall provide a summary of each bridging study, Local Trial, Joint Global Trial, investigator sponsored trial and registry study to be conducted any Hutchmed Entity in the Territory, including in reasonable detail (i) all material Development activities reasonably anticipated to be undertaken by the Hutchmed Entities or Hutchmed Entities and Epizyme Entities, (ii) the endpoints for all clinical trials contemplated by such plan, (iii) identification of the clinical trials that are intended to be a Pivotal Trials, (iv) all material regulatory activities and Regulatory Authority interactions anticipated to be conducted by the Hutchmed Entities in support of Regulatory Approval of the Licensed Products in the Field in the Territory, including all planned material Regulatory Filings to be submitted in connection with such approvals, and (v) the budget for Hutchmed’s share of costs associated with participation in Joint Global Trials in accordance with Section 9.3(c)(iii). Each Party shall be responsible for determining the budget for its activities in its respective territory for Joint Global Trials.

4.3 CDP Updates. Either Party may propose to the JDC that the Clinical Development Plan be updated, including:

(a) that a Licensed Product be Developed, Manufactured and Commercialized in the Territory for an indication other than the Initial Indications or any previously-approved Additional Indication. In the event any such additional indication is proposed by a Party, then the JDC shall determine whether to approve such additional indication for inclusion in the Clinical Development Plan (any such approved additional indication, an “Additional Indication”); provided that, for clarity, an Additional Indication in the Territory shall not include any Rejected Additional Indication pursuant to Section 3.10(b)(i);

(b) that a Licensed Product be Developed, Manufactured and Commercialized in the Territory as part of a Combination Therapy (in addition to the Combination Therapies that are being studied as part of the 301 Global Trial and 302 Global Trial or any previously approved Combination Therapy), including that a Hutchmed Compound be part of a potential Joint Combination Therapy in the Territory; provided that, for clarity, a Combination Therapy in the Territory shall not include any Rejected Combination Therapy pursuant to Section 3.10(b)(ii); or

(c) that one or more Local Trials be conducted in the Territory or Joint Global Trials be conducted globally (with clinical sites in the Territory).

Any proposal by either Party to the JDC shall include sufficient information for the other Party to assess the proposal and shall include, at a minimum, the scientific rationale for the proposed Development activity and an overview of the plan to accomplish such Development activity, including the Development and Regulatory Approval strategy, timelines, relevant competitive landscape, epidemiology, Manufacturing requirement, and pre-clinical activities, if any.

Notwithstanding any other provision of this Agreement, neither Party shall be obligated to propose any clinical trial or Development activity for any Licensed Product (including any Combination Therapy) for any indication to the JDC for inclusion in the Clinical Development Plan, and Epizyme shall be free at its discretion, itself or with Third Parties, to perform any clinical trial of, or otherwise Develop, any Licensed Product or Combination Therapy in any indication in one or more countries outside of the Territory, including any Epizyme Trial.

At least [**], the JDC shall review and update the Clinical Development Plan. Each Party may submit to the JDC from time to time proposed amendments to the Clinical Development Plan. The JDC shall review and may approve such proposed amendments or any other proposed amendments that the JDC may consider from time to time in its discretion and, upon any such approval by the JDC, the Clinical Development Plan shall be amended accordingly (and a copy of any such updated Clinical Development Plan shall be provided to each Party and shall be attached to the minutes of the next meeting, but shall not require an amendment to this Agreement).

4.4 Conduct of Local Trials. Hutchmed may conduct Local Trials of the Licensed Product (including, subject to Section 3.10(b)(ii), any Combination Therapy) in the Field (including, subject to Section 3.10(b)(i), any Additional Indication) and in the Territory. Each Local Trial conducted in the Territory shall be conducted in accordance with the Clinical Development Plan, the study protocol approved by the JDC and any relevant Regulatory Authority, and Applicable Law in the Territory. Hutchmed shall be solely responsible for its performance in the Territory (including handling relevant Regulatory Filings for any Local Trials in the Territory at its own cost, as applicable, in accordance with Article 5). Unless prohibited by Applicable Law, Hutchmed, itself or with or through any other Hutchmed Entity, shall be the CTA owner or Authorized Regulatory Agent of each Local Trial, as determined by Hutchmed in its sole discretion. For each Local Trial, Hutchmed shall provide Epizyme with a synopsis of each clinical trial protocol and specific sections of the protocol as reasonably requested by Epizyme, in English.

Hutchmed will be responsible for ensuring that all informed consent forms for use in the Territory in any Local Trial: (i) allow Hutchmed to provide Epizyme and its Affiliates with access to and use of data and samples generated or obtained in such trials (and in no event less than the same use rights granted to Hutchmed and with respect to samples to the extent permitted by Applicable Law), and (ii) comply with Applicable Law.

4.5 Conduct of Joint Global Trials.

(a) Potential Global Clinical Trials. Epizyme may present any potential clinical trial of the Licensed Product that includes clinical sites both in the Territory and outside the Territory, along with the plan for such global study, to Hutchmed via the JDC. Hutchmed may also present a potential global study of the Licensed Product to the JDC. The JDC shall discuss and decide in good faith whether the Parties will conduct such trial as a Joint Global Trial, subject to Epizyme’s final decision-making authority under Section 3.10(b); provided that Hutchmed shall have final decision-making authority regarding whether to participate in any such global study as provided in Section 3.10(a)(ii).

(b) Obligations of the Parties. The Parties will be responsible for the performance of any Joint Global Trial as determined by the JDC. The conduct of any Joint Global Trial in the Territory shall be in accordance with the Clinical Development Plan, Epizyme’s study protocol (approved by any relevant Regulatory Authority), and Applicable Law in the Territory. Unless otherwise agreed by the Parties, for the 301 Global Trial, 302 Global Trial and any other Joint Global Trial, and subject to the other provisions in this Section 4.5, Epizyme shall, either by itself or through a Third Party contract research organization (the “Epizyme CRO”), at Epizyme’s sole cost and expense (subject to Section 9.3(c)(iii)), provide oversight of the clinical trial operations in the Territory to ensure consistency with the clinical trial operations outside the Territory. The JDC shall determine the timing of the inclusion of clinical sites in the Territory for each Joint Global Trial, with the understanding that Hutchmed will identify and manage clinical sites in the Territory for any relevant Joint Global Trials. A copy of all clinical trial related documents for each Joint Global Trial, including protocols, informed consent forms, and safety data shall be provided to Epizyme in the language in which they were drafted; any such documents that are not received in English will be translated into English at Epizyme’s request by the Epizyme CRO, at Epizyme’s cost. Unless prohibited by Applicable Law, Hutchmed, itself or with or through any other Hutchmed Entity, shall be the Authorized Regulatory Agent of each Joint Global Trial in the Territory. Hutchmed will be responsible for ensuring that all informed consent forms for use in the Territory in any Joint Global Trial: (i) allow Hutchmed to provide Epizyme and its Affiliates with access to and use of data and samples generated or obtained in such trials (and in no event less than the same use rights granted to Hutchmed and with respect to samples to the extent permitted by Applicable Law), and (ii) comply with Applicable Law.

(c) Hutchmed Minimum Patient Obligation. Hutchmed shall use Commercially Reasonable Efforts, either by itself, through any Hutchmed Entity or through the Epizyme CRO, to recruit, enroll, treat, and provide follow-up in a timely manner of twenty percent (20%) of the total number of patients to be treated under the protocol approved by the FDA and NMPA (or such increased or decreased total number of patients as may be required by a Regulatory Authority inside or outside the Territory) for the 301 Global Trial, the 302 Global Trial, and any other Joint Global Trial; provided that a Hutchmed Entity shall not enroll any patients in any clinical trial, and shall not be in breach of this Agreement for not having enrolled any such patients (so long as Hutchmed is using Commercially Reasonable Efforts to pass an in-person quality audit), until Hutchmed has passed, to Epizyme’s reasonable satisfaction, an in-person quality audit conducted by Epizyme or its designee. For clarity, once Hutchmed has passed such quality audit, then the proviso in the foregoing sentence shall not apply to any subsequent Joint Global Trial.

(d) 302 Global Trial. Notwithstanding anything to the contrary in this Agreement, in the event that the Regulatory Authorities in Mainland China determine that the 302 Global Trial cannot be used as the confirmatory trial for a conditional Regulatory Approval of the Licensed Product as a monotherapy to treat relapsed/refractory FL, then Hutchmed shall provide Epizyme with a copy of all Regulatory Documents relating to such determination by the Regulatory Authority (in English) and Hutchmed shall continue to use Commercially Reasonable Efforts to conduct the 302 Global Trial in compliance with Section 4.5(c), except (i) Epizyme shall reimburse Hutchmed for all internal and Out-of-Pocket Costs incurred by Hutchmed Entities to enroll and treat such patients in the 302 Global Trial in the Territory after such notice in accordance with, and not in excess of, the budget proposed by Hutchmed for the 302 Global Trial in the Territory as discussed at the JDC in accordance with Section 3.3(h), and (ii) the 302 Global Trial shall be a Rejected Global Trial for the purposes of Sections 9.3(d) and 14.7(c), and shall remain a Joint Global Trial for all other purposes.

(e) 301 Global Trial. Notwithstanding anything to the contrary in this Agreement, in the event Epizyme determines, after consultation with the FDA, to discontinue the 301 Global Trial outside the Territory, then (i) the 301 Global Trial shall no longer be a Joint Global Trial and Hutchmed shall no longer be obligated to participate in such clinical trial, and (ii) ES shall no longer be an Initial Indication for purposes of this Agreement.

4.6 Conduct of Rejected Global Trials. Epizyme may, itself or with or through any other Epizyme Entity, perform any Rejected Global Trial and include one or more clinical sites in the Territory; provided that the Parties shall discuss the inclusion of clinical sites in the Territory in such Rejected Global Trial and Epizyme shall reasonably consider any concerns raised by Hutchmed about the use of such clinical sites. Epizyme shall use Hutchmed as a contract research organization in the Territory for such Rejected Global Trial (so long as the costs of using Hutchmed are not greater than the costs a reputable Third Party contract research organization would charge Epizyme for such work), unless Hutchmed notifies Epizyme that

Hutchmed does not agree to serve as the contract research organization for such Rejected Global Trial, in which case Epizyme may use any Third Party as a contract research organization. The Parties agree that Section 9.3(d) shall apply with respect to such Rejected Global Trial.

4.7 Samples. To the extent permissible under Applicable Law, Epizyme or its designee shall own all biological samples obtained in connection with any Joint Global Trial, and, at Epizyme’s request, Hutchmed shall transfer to Epizyme or its designee a reasonable quantity as mutually agreed of any such biological samples in Hutchmed’s possession or control. If Applicable Law prohibits such ownership or transfer, the Parties will work together to provide Epizyme or its designee with rights and access to such biological samples as close to those described in the preceding sentence as is permitted by Applicable Law.

4.8 Meetings. Hutchmed may hold meetings with investigators engaged in clinical trials of Licensed Products in the Territory and advisory board meetings to discuss the Development of Licensed Products in the Territory, all as appropriate and compliant with Applicable Law including Anti-Corruption Law. To the extent practicable and permissible by Applicable Law and Regulatory Authorities, Hutchmed shall use good faith efforts to accommodate Epizyme so that Epizyme may have up to [**] employees or other representatives (who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in Article 10) participate at any material meetings with such investigators in the Territory; provided that any exercise of such right by Epizyme shall not require Hutchmed to delay the Development or Commercialization of the Licensed Product, including in arranging any such meeting or delaying in responding to such investigators. Hutchmed shall provide Epizyme with reasonable notice prior to any such meetings.

4.9 Conferences and Key Opinion Leaders. As commercially reasonable and in compliance with Applicable Law including Anti-Corruption Laws, Hutchmed (a) shall attend and have the right to lead the presence of the Parties at Territory-specific conference or congresses relevant to the Licensed Product in the Territory, (b) may attend international conferences or congresses relevant to the Licensed Product outside the Territory; provided, that Epizyme shall be responsible for leading the presence of the Parties at any such conference or congress, (c) shall be responsible for establishing appropriate relationships with key opinion leaders who are within the Territory, and (d) shall provide Epizyme with an update of its attendance at any conference or congress and of any key opinion leaders met. Epizyme may attend conferences or congresses in the Territory, at its option; provided, however, that Hutchmed shall be responsible for leading the presence of the Parties at any Territory-specific conference or congress, and Epizyme shall be responsible for leading the presence of the Parties at any international conference or congress in the Territory.

4.10 Development Updates. In addition to the transfer of Hutchmed Product Data under Section 2.6(b), at each meeting of the JDC in each [**], Hutchmed shall provide the JDC with a summary of the Development activities for the Licensed Products in the Field in the Territory (including a clinical trial operational update) performed by the Hutchmed Entities in the Calendar Quarter prior to such meeting of the JDC. Within [**] after the end of each Calendar Year, Hutchmed shall provide Epizyme with a written report that updates the previous [**] report provided to Epizyme and that details the Development activities for the Licensed Product in the Field in the Territory. In addition, Hutchmed shall provide a prompt written notice to Epizyme of any clinical holds, Regulatory Filings, Regulatory Approvals and clinical trial initiation or completion, in each case, in the Field in the Territory, which notice shall be not later than [**] with respect to clinical holds, Regulatory Filings and Regulatory Approvals and not later than [**] with respect to any other events such as clinical trial initiation or completion.

4.11 Pre-Clinical Research. Hutchmed, itself or through other Hutchmed Entities, shall conduct any Pre-Clinical Research in the Territory in relation to Licensed Products solely to support clinical Development of Licensed Products, in accordance with the Clinical Development Plan and as determined by the JDC. Hutchmed shall bear all costs related to such Pre-Clinical Research activities.

4.12 Standards of Conduct. The Hutchmed Entities shall perform all Development activities under the Clinical Development Plan (a) in a good scientific manner, (b) in accordance with all applicable GLP, GVP, GCP, and all applicable local regulations promulgated or endorsed by any applicable Regulatory Authority in the Territory, or as otherwise specified in the Clinical Development Plan, (c) in accordance with the quality plan agreed upon by the Parties to verify Hutchmed’s GxP compliance, and (d) in compliance in all material respects with Applicable Laws.

4.13 Records. The Hutchmed Entities shall maintain written or electronic records in sufficient detail, in a good scientific manner (in accordance with all applicable GLP, GVP and GCP promulgated or endorsed by any applicable Regulatory Authority in the Territory, or as otherwise specified in the Clinical Development Plan) and appropriate for regulatory and patent purposes, which are complete and accurate in all material respects and reflect all material Development work performed under the Clinical Development Plan. Epizyme shall have the right, upon reasonable advance notice, and no more than [**], to inspect and copy all such records (for clarity, including all applicable clinical, regulatory and quality records).

Article 5. LICENSED PRODUCT REGULATORY OBLIGATIONS

5.1 Hutchmed Responsibility. Other than the CTA for the 302 Global Trial (which was filed by Epizyme with the Regulatory Authorities in Mainland China and Taiwan prior to the Effective Date), and subject to Sections 3.10(a) and 4.1, Hutchmed shall use Commercially Reasonable Efforts to prepare Regulatory Filings and obtain (or cause to be obtained) and maintain Regulatory Approval and, if applicable, Reimbursement Approval, for a Licensed Product in each Initial Indication and Additional Indication in each of (i) Mainland China, (ii) Taiwan and (iii) Hong Kong and Macau (with it being agreed that, if Regulatory Approval is obtained in Hong Kong, Hutchmed shall not also be required to separately obtain Regulatory Approval in Macau, or vice versa) at Hutchmed’s expense; provided that all IND or Drug Approval Applications for any Licensed Product in the Territory shall be filed only after approval by the JDC. All Regulatory Filings and communications with Regulatory Authorities in the Territory shall accurately reflect the datasets as presented by Epizyme in its Regulatory Filings outside of the Territory and provided to Hutchmed. For clarity, subject to Section 4.6, Epizyme may, without approval of the JDC, file an IND in the Territory for any Rejected Global Trial that includes clinical sites in the Territory; provided that Epizyme will provide a copy of such proposed IND to Hutchmed sufficiently in advance of the proposed filing of such IND and shall consider in good faith all comments made by Hutchmed with respect to such IND.

5.2 Regulatory Documents.

(a) Epizyme Regulatory Documents. Within [**] following the Effective Date, Epizyme shall make available to Hutchmed copies of the Epizyme Regulatory Documents listed on Schedule 5.2. Subject to Section 9.3(d) and (e), throughout the Term, to the extent required and permitted by Applicable Law, Epizyme shall, as soon as practicable, solely to the extent necessary to support Hutchmed’s preparation and filing of any IND or Drug Approval Application with respect to any Licensed Product in the Field in the Territory, make available to Hutchmed copies of material Epizyme Regulatory Documents for the Licensed Product submitted to or received from the FDA after the Effective Date. Hutchmed shall reimburse Epizyme for any reasonable Out-of-Pocket Costs incurred by Epizyme or any of its Affiliates in fulfilling Epizyme’s obligations under this Section 5.2(a) within [**] of receipt of an invoice therefor. Epizyme shall provide Hutchmed a reasonable opportunity to review all material Regulatory Filings outside the Territory for Joint Global Trials. For clarity, all Regulatory Documents made available by Epizyme hereunder shall be in the language in which they were prepared, and if not prepared in English or Mandarin Chinese,

Epizyme shall provide Hutchmed an English summary thereof. All Regulatory Filings and Regulatory Approvals outside the Territory shall be prepared, filed, and maintained at Epizyme’s sole expense. Any Confidential Information of Hutchmed or any of its Affiliates that is incorporated into any Regulatory Documents filed in the name of or owned by any Epizyme Entity shall remain Confidential Information of Hutchmed or its applicable Affiliate(s). Any minutes from meetings with the FDA or a Regulatory Authority in the Territory regarding the Licensed Products shall be provided to Hutchmed in the language in which such minutes were drafted. Subject to the terms and conditions of this Agreement, during the Term Epizyme hereby grants to Hutchmed a “right of reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any non-U.S. counterpart to such regulation, pursuant to which the Hutchmed Entities shall be entitled at no cost to access, use, and reference the Epizyme Regulatory Documents for the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products in accordance with this Agreement. Upon request by Hutchmed, Epizyme shall provide a signed statement to this effect in accordance with 21 C.F.R. §314.50(g)(3) or any non-U.S. counterpart to such regulation.

(b) Hutchmed Regulatory Documents. Throughout the Term, Hutchmed shall make available to Epizyme copies of all Hutchmed Regulatory Documents to the extent described in this Section 5.2(b). Epizyme shall reimburse Hutchmed for any reasonable Out-of-Pocket Costs incurred by any Hutchmed Entities in fulfilling Hutchmed’s obligations under this Section 5.2(b) within [**] of receipt of an invoice therefor. Hutchmed shall provide access to any material Regulatory Filing and an English summary thereof (if not drafted in English) as soon as practicable and provide Epizyme with an opportunity to review and comment on all material Regulatory Filings in the Territory and, subject to Section 3.10, shall consider Epizyme’s comments in good faith. All Regulatory Filings and Regulatory Approvals in the Field in the Territory shall be prepared, filed, and maintained at Hutchmed’s sole expense. Any Confidential Information of Epizyme or any of its Affiliates that is incorporated into any Regulatory Documents filed in the name of or owned by any Hutchmed Entity shall remain Confidential Information of Epizyme or its applicable Affiliate(s). Any minutes from meetings with a Regulatory Authority regarding the Licensed Products in the Territory shall be provided to Epizyme in the language in which such minutes were drafted. Subject to the terms and conditions of this Agreement, during the Term Hutchmed hereby grants to Epizyme a “right of reference,” as that term is defined in 21 C.F.R. § 314.3(b) and any non-U.S. counterpart to such regulation, pursuant to which the Epizyme Entities shall be entitled at no cost to access, use, and reference the Hutchmed Regulatory Documents for the Development, Manufacture or Commercialization of the Licensed Compound or Licensed Products in accordance with this Agreement or outside the Territory. Upon request by Epizyme, Hutchmed shall provide a signed statement to this effect in accordance with 21 C.F.R. §314.50(g)(3) or any non-U.S. counterpart to such regulation.

(c) Regulatory Liaisons. Promptly (but in no event later than [**]) following the Effective Date, the Parties shall each designate an employee with responsibility for regulatory activities to consult with the other Party’s representative with respect to the transfer of Regulatory Documents between the Parties (such representatives, the “Regulatory Liaisons”). The Regulatory Liaisons shall discuss and provide input to each other, at such times, places and frequencies as mutually agreed, on all material issues with respect to the sharing and transfer of Regulatory Documents; provided that all final decisions related to Regulatory Filings and Regulatory Approvals shall be made by the Party with the right to control such decision as set forth in Section 3.10.

5.3 Ownership of Regulatory Filings and Approvals. Epizyme shall transfer to Hutchmed the CTA for the 302 Global Trial in Mainland China and Taiwan as soon as practicable after the Effective Date. All Regulatory Filings and resulting Regulatory Approvals for Licensed Product in the Territory (and all corresponding applications for marketing or regulatory exclusivity) shall be applied for in the name of and exclusively owned by Hutchmed. If at the time of a Regulatory Filing, the Regulatory Authorities and Applicable Law in the Territory prohibit Hutchmed from filing and owning such Regulatory Filings and Regulatory Approvals in the Territory, then (a) all such Regulatory Filings and Regulatory Approvals shall be applied for by Hutchmed in the name of and exclusively owned by Epizyme with Epizyme appointing Hutchmed and Hutchmed acting as Epizyme’s sole Authorized Regulatory Agent, and (b) Epizyme will cooperate with Hutchmed, and provide necessary assistance to Hutchmed, to transfer such Regulatory Filings and Regulatory Approvals to Hutchmed at such time as Applicable Law no longer prohibits Hutchmed from filing and owning such Regulatory Filings and Regulatory Approvals in the Territory; provided that upon termination (but not expiration) of this Agreement for any reason all such Regulatory Filings and Regulatory Approvals will revert to the exclusive ownership of Epizyme, at no cost to Epizyme, and Hutchmed shall be obligated to take all actions and execute all documents as required by the Regulatory authority under Applicable Law to effect the transfer of such Regulatory Filings and Regulatory Approvals to Epizyme. All Regulatory Filings for any Rejected Global Trial that includes clinical sites in the Territory, if any, for the Development of Licensed Product in the Territory shall be applied for by Epizyme in the name of and exclusively owned by Epizyme unless and until Hutchmed makes a Buy-In Right Payment with respect to such Rejected Global Trial in which case the rest of this Section 5.3 will apply to such Regulatory Filings.

5.4 Meetings with Regulatory Authorities. To the extent practicable and permissible by Applicable Law and Regulatory Authorities, Hutchmed shall use good faith efforts to accommodate Epizyme so that Epizyme may have up to [**] employees or other representatives (who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in Article 10) participate at any material meetings with Regulatory Authorities in the Territory to discuss the Development or Commercialization of Licensed Products; provided that any exercise of such right by Epizyme shall not require Hutchmed to delay the Development or Commercialization of the Licensed Product, including by delaying in responding to Regulatory Authorities or in arranging any such meeting. Hutchmed shall provide Epizyme with reasonable notice prior to any such meetings.

5.5 Adverse Drug Events. Upon the earlier of [**] after the Effective Date or the date the first patient is enrolled into the first clinical trial of the Licensed Product in the Territory, the Parties shall enter into the Safety Data Exchange Agreement. Such Safety Data Exchange Agreement shall provide for Epizyme to hold and control, subject to Section 9.3(c)(iii), the global safety database for Tazemetostat and for the exchange by the Parties in English of any information of which a Party becomes aware concerning any adverse event experienced by a subject or patient being administered Tazemetostat, whether or not such adverse event is determined to be attributable to Tazemetostat, including any such information received by either Party from any Third Party (subject to receipt of any required consents from such Third Party). It is understood that each Party and, in the case of Epizyme, the Epizyme Entities, and, in the case of Hutchmed, the Hutchmed Entities, shall have the right to disclose such information if such disclosure is reasonably necessary to comply with Applicable Laws or requirements of any applicable Regulatory Authority. Hutchmed shall be responsible for handling all returns, recalls, suspensions and withdrawals of each Licensed Product in the Territory at its sole expense. The Safety Data Exchange Agreement will detail Hutchmed’s responsibilities relating to such returns, recalls, suspensions and withdrawals.

5.6 Complaints. Each Party shall maintain a record of all non-medical and medical product-related complaints it receives with respect to the Licensed Compound or any Licensed Product. Each Party shall notify the other Party in English of any such complaint received by it in sufficient detail and in accordance with the timeframes and procedures for reporting established by the Parties, and in any event in sufficient time to allow each Epizyme Entity and each Hutchmed Entity to comply with any and all regulatory requirements imposed upon it, including in accordance with International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) guidelines. The Party that holds the applicable Regulatory Filing(s) in a particular country shall investigate and respond to all such complaints in such country with respect to the Licensed Compound or any Licensed Product as soon as reasonably practicable. All such responses shall be made in accordance with the procedures established pursuant to the ICH, FDA, EMA, NMPA and other applicable guidelines. The Party responsible for responding to such complaint shall promptly provide the other Party a copy of any such response.

5.7 No Admissions by Hutchmed. If Hutchmed or any other Hutchmed Entity receives any complaint relating to the quality or condition of any Licensed Product or its packaging, or any Epizyme Trademark, from any Third Party, Hutchmed shall forthwith acknowledge receipt of such complaint but shall use good faith efforts not to make any admissions in respect thereof which it believes could reasonably be expected to result in liability to Epizyme (or any other Epizyme Entity), through indemnification or otherwise. Hutchmed shall notify Epizyme in writing as soon as practicable (and, to the extent permitted by Applicable Law, prior to notifying any Regulatory Authority), and in any event in sufficient time to permit all applicable Epizyme Entities to comply with all Applicable Laws for any matter relating to the safety of the Licensed Product, of receipt of such complaint. Hutchmed shall offer reasonable cooperation to Epizyme (and other Epizyme Entities designated by Epizyme) in investigating any complaint and the circumstances surrounding it and shall comply with any operating procedures that the Parties may agree upon in their Safety Data Exchange Agreement, Clinical Supply Agreement, Commercial Supply Agreement or Manufacturing Technology Transfer Agreement.

Article 6. LICENSED PRODUCT COMMERCIALIZATION

6.1 Commercialization Plan. In accordance with the Commercialization Plan (including the Launch Plan), Hutchmed (itself or through any other Hutchmed Entities) shall have the sole discretion and right to, and shall use Commercially Reasonable Efforts to, Commercialize (including booking sales, establishing pricing and related interactions with Governmental Authorities to be listed on the central or provincial reimbursement list, warehousing, commercial distribution, order processing, invoicing and collection) the Licensed Products in the Field in the Territory at its sole expense in each of (a) Mainland China, (b) Taiwan and (c) Hong Kong and Macau (it being understood that, if Hutchmed Commercializes Licensed Products in Hong Kong, it may be commercially reasonable to not separately also Commercialize Licensed Products in Macau).

The Commercialization Plan will be developed on a [**] rolling basis and include the then-current [**] and the following [**]. At least [**] prior to anticipated approval of the first Drug Approval Application for a Licensed Product in the Field in the Territory, Hutchmed shall present the draft Commercialization Plan (including the Launch Plan) to the JCC for review, discussion and approval (so long as it is consistent with the terms and conditions of this Agreement and Hutchmed has taken into consideration in good faith the Global Brand Strategy). Notwithstanding the foregoing, if the first approval of the first Drug Approval Application for a Licensed Product in the Field in the Territory may be obtained such that is not possible for Hutchmed to present a draft Commercialization Plan [**] in advance, Hutchmed shall present such draft Commercialization Plan as soon as possible. Within [**] prior to the anticipated approval of the first Drug Approval Application for a Licensed Product in the Field in the Territory, Hutchmed shall submit to the JCC the final Commercialization Plan (including the Launch Plan) for review, discussion, and approval. Each [**] after the approval of the first Drug Approval Application for a Licensed Product in the Field in the Territory, Hutchmed shall submit to the JCC the Commercialization Plan for review, discussion, and approval. The Parties shall ensure at all times that the Commercialization Plan is consistent with the terms and conditions of this Agreement, and Hutchmed shall consider in good faith the Global Brand Strategy and the Global Medical Affairs Strategy.

6.2 Promotional Materials. Hutchmed shall ensure that all promotional materials for the Licensed Products in the Territory are consistent with the approved labeling for such Licensed Products in the Territory and that the Global Brand Strategy has been considered in good faith. Hutchmed shall have sole responsibility for ensuring that such promotional materials comply in all respects with Applicable Law in the Territory including the Advertising Law of Mainland China and relevant regulations on advertisement of pharmaceutical products. Hutchmed shall share the promotional materials used in the Territory by any Hutchmed Entity in connection with the Licensed Products in the Territory with the JCC on a regular basis, and the JCC shall have the right to review and comment on, which comments shall be considered in good faith by the Hutchmed Entities, any of the Hutchmed Entities’ promotional materials prior to their use in the Territory.

6.3 Commercialization Reports. At least [**] in advance of each meeting of the JCC, for any meeting of the JCC following the First Commercial Sale of any Licensed Product in the Field in the Territory, Hutchmed shall provide the JCC with (a) a written report that summarizes Commercialization and Medical Affairs activities performed during the prior [**] period with respect to each Licensed Product in the Territory, (b) detailed sales reports for each [**] of the prior [**] period of each Licensed Product in the Territory, and (c) [**] sales forecasts for each Licensed Product in the Territory for the next [**]. Hutchmed shall provide an update of such report at each JCC meeting.

6.4 Pricing. Hutchmed will be solely responsible for pricing decisions for Licensed Products in the Territory. Notwithstanding the foregoing, Hutchmed’s decision-making with respect to pricing decisions for Licensed Products in the Territory shall be subject to the following considerations: (i) Hutchmed will only discount the price for Licensed Products in the Territory in a manner consistent with the customary discounts that Hutchmed applies to its other oncology/hematology products that are covered by a composition of matter Patent Right in the Territory, and (ii) Hutchmed will not price Licensed Product as a “loss leader” in order to stimulate sales of its other oncology/hematology products, including for Other Combination Drugs that are Hutchmed Compounds.

6.5 Standards of Conduct. The Hutchmed Entities shall perform all Commercialization activities with respect to Licensed Products in the Field in the Territory (a) in a manner that takes the Global Brand Strategy into consideration in good faith, (b) in a professional and ethical business manner, (c) in compliance in all material respects with Applicable Laws and quality standards. Hutchmed shall ensure that the Medical Affairs strategy that each applicable Hutchmed Entity pursues for the Licensed Products in the Territory has taken into consideration in good faith the Global Medical Affairs Strategy.

6.6 Trademarks. Hutchmed shall use the Epizyme Marks and Epizyme Domains only in connection with Hutchmed’s Development, Manufacture, and Commercialization of the Licensed Products in the Territory in accordance with the terms and conditions of this Agreement, including the trademark license terms set forth in Exhibit D, which are incorporated herein. Epizyme shall retain ownership of all of the Epizyme Marks and Epizyme Domains. Except as expressly provided in this Agreement, or except as otherwise required by Applicable Law or agreed by the Parties in advance in writing, neither Party shall have any right to use the other Party’s or the other Party’s Affiliates’, and Hutchmed shall not have any right to use any Epizyme Entity’s, Trademarks in connection with any Development, Manufacture or Commercialization of any Licensed Product. At Epizyme’s option, and if permitted by local Applicable Laws in the Territory, each Licensed Product in the Territory shall be co-branded with the Epizyme name and Epizyme-designated corporate trademark, in a manner to be reasonably agreed by the Parties and subject to the terms of this Agreement, including the trademark license terms set forth in Exhibit D, with the Global Brand Strategy having been taken into consideration. If Hutchmed co-brands any Licensed Product with a Hutchmed Mark, the Global Brand Strategy having been taken into consideration, then all Hutchmed Marks will at all times during and after the Term remain the sole and exclusive property of Hutchmed, all use of, and goodwill associated with, the Hutchmed Marks will inure to the sole and exclusive benefit of Hutchmed, the Epizyme Marks and Hutchmed Marks will at all times remain separate trademarks, owned by their respective owners, and neither Party will “lock up” or otherwise combine Epizyme Marks and Hutchmed Marks to create a unitary composite mark. Except as set forth in Exhibit D, neither Party shall use any Trademark of the other Party in combination with another word, symbol, or design, without the prior written approval of the other Party.

Article 7. LICENSED PRODUCT MANUFACTURE AND SUPPLY

7.1 Clinical Supply Agreement. Within [**] after the Effective Date, or at such earlier or later date as may be mutually agreed in writing, the Parties will negotiate in good faith and enter into an agreement for clinical supply by Epizyme to Hutchmed of Drug Substance or Drug Product and a related quality agreement, each on terms consistent with this Agreement and otherwise on commercially reasonable terms (collectively, the “Clinical Supply Agreement”). The Clinical Supply Agreement will contain commercially reasonable terms including terms addressing forecasting, ordering, delivery, acceptance and rejection procedures, indemnification, limitations of liability, and quality assurance and control.

From and after the execution of the Clinical Supply Agreement and until Manufacturing Technology Transfer Completion, and subject to the terms of such Clinical Supply Agreement and this Agreement and compliance with Applicable Law, Epizyme will, either itself or through Third Parties, Manufacture and supply Hutchmed with Drug Substance and Drug Product in sufficient quantities for the Development activities for Licensed Products in the Field in the Territory by the Hutchmed Entities in accordance with the Clinical Development Plan, including supply by Epizyme of Drug Product for clinical sites in the Territory for Joint Global Trials and Local Trials. Hutchmed Entities shall not use any quantity of Drug Substance or Drug Product supplied by Epizyme hereunder for any purpose other than Pre-Clinical Research, Local Trials, or Joint Global Trials in the Field in the Territory in accordance with the CDP and the terms of this Agreement. For clarity, in no event shall Epizyme supply to Hutchmed under the Clinical Supply Agreement any quantity of Drug Substance or Drug Product co-formulated with an Other Combination Drug. For any quantity of Drug Substance or Drug Product supplied by Epizyme to Hutchmed pursuant to the Clinical Supply Agreement for the Development of Licensed Products in the Field in the Territory, Hutchmed shall pay to Epizyme the Clinical Supply Price for such quantity, payable within [**] after receipt of an invoice therefor.

7.2 Drug Substance and Drug Product Manufacturing Technology Transfer.

(a) Manufacturing Technology Transfer Plan. The Parties agree that the principles set forth on Schedule 7.2 shall form the basis for the Manufacturing Technology Transfer from Epizyme to Hutchmed which shall be conducted to enable Hutchmed to Manufacture clinical and commercial quantities of Drug Product and to enable Hutchmed or a Permitted Subcontractor CMO to Manufacture clinical and commercial quantities of Drug Substance, and which shall include the ongoing transfer of Manufacturing Activities under Section 7.4. At the first meeting of the JMC, the Parties shall commence formulating the detailed plan and budget based on Schedule 7.2 for the Manufacturing Technology Transfer to Hutchmed, which plan will be agreed upon by the JMC and set forth in an agreement to be executed by the Parties (the “Manufacturing Technology Transfer Agreement”). The Manufacturing Technology Transfer shall begin as soon as is practicable and continue until Hutchmed’s facilities for DP or Hutchmed’s or its Permitted Subcontractor CMO’s facilities for DS have been qualified and otherwise received all Regulatory Approvals required to Manufacture DS or DP, as applicable (“Manufacturing Technology Transfer Completion”). The Parties agree to use Commercially Reasonable Efforts to achieve Manufacturing Technology Transfer Completion within [**] after commencement of the Manufacturing Technology Transfer (subject to the ongoing transfer of Manufacturing Activities under Section 7.4).

Except for the ongoing transfer of Manufacturing Activities under Section 7.4, Epizyme shall not be obligated to provide a Manufacturing Technology Transfer for Drug Substance and Drug Product more than [**], unless otherwise agreed upon by the Parties. All Drug Substance and Drug Product Manufactured by Hutchmed or a Permitted Subcontractor CMO shall be used solely in the Development and Commercialization of Licensed Compounds and Licensed Products in the Territory by Hutchmed Entities in accordance with the terms of this Agreement. Hutchmed and its Permitted Contractor CMO shall not

Manufacture any quantity of Drug Substance or Drug Product co-formulated with an Other Combination Drug.

The Manufacturing Technology Transfer shall be at Hutchmed’s cost and expense to the extent incurred in accordance with the budget to be included in the Manufacturing Technology Transfer Agreement, and shall be at Epizyme’s costs and expense to the extent in excess of such budget. Hutchmed shall pay to Epizyme an amount equal to all of Epizyme’s and its Affiliates’ reasonable, documented internal costs (for FTEs at the FTE Rate) and Out-of-Pocket Costs related to any further activities in connection with such Manufacturing Technology Transfer in accordance with such budget.

(b) Manufacture by Hutchmed. Following Manufacturing Technology Transfer Completion, Hutchmed shall be responsible for producing, at its sole expense, Drug Substance and Drug Product, including labeling and packaging activities, for Development and Commercial use in the Field and in the Territory. Hutchmed shall only be permitted to Manufacture Drug Substance itself or through a Permitted Subcontractor CMO or Drug Product itself. Hutchmed shall conduct such Manufacturing in compliance with GMP and all Applicable Laws. Following Manufacturing Technology Transfer Completion, the Clinical Supply Agreement and Commercial Supply Agreement, if any, shall terminate, and Epizyme shall have no further obligation to supply Drug Substance or Drug Product for Development or Commercial use by Hutchmed. Epizyme shall have the right, at Epizyme’s sole cost and expense, no more than [**] or more frequently if Epizyme has reason to believe (as demonstrated by reasonable evidence and provided to Hutchmed) that Hutchmed is in material breach of its obligations under this Agreement relating to Manufacturing, at any time upon reasonable advance notice of no less than [**], to inspect Hutchmed’s or the applicable Permitted Subcontractor CMO’s facilities in which Drug Substance or Drug Product are Manufactured.

(c) Epizyme Manufacturing Know-How. Hutchmed shall provide to Epizyme all Epizyme Manufacturing Know-How conceived, identified, discovered, authored, developed, or reduced to practice by or on behalf of any Hutchmed Entity during the Term. These documents shall be provided to Epizyme in English if drafted in English or, if not drafted in English, then in the original version with a summary in English.

(d) Specifications. Hutchmed shall ensure that any Manufacturing of Licensed Compound or Licensed Products conducted by Hutchmed or a Permitted Subcontractor CMO is to specifications attached to the Manufacturing Technology Transfer Agreement, as such specifications may be updated in accordance with the terms of the Manufacturing Technology Agreement and is consistent with the license granted to Hutchmed in Section 2.1(f).

(e) Secondary Source. The Manufacturing Technology Transfer Agreement shall include the option for Epizyme to obtain DS from Hutchmed’s Permitted Subcontractor CMO as a secondary supplier on commercially reasonable terms to be mutually agreed.

7.3 Commercial Supply. In the event that it is anticipated that Manufacturing Technology Transfer Completion will not be achieved sufficiently in advance of the launch of the first Licensed Product in the Territory, or at such earlier or later date as may be mutually agreed in writing, the Parties will negotiate in good faith and enter into an agreement for commercial supply by Epizyme to Hutchmed of Drug Substance or Drug Product, as applicable, and a related quality agreement, each on terms consistent with this Agreement and otherwise on commercially reasonable terms (collectively, the “Commercial Supply Agreement”). The Commercial Supply Agreement contain commercially reasonable terms including terms addressing forecasting, ordering, delivery, acceptance and rejection procedures, indemnification, limitations of liability, and quality assurance and control.

From and after the execution of the Commercial Supply Agreement and until Manufacturing Technology Transfer Completion under Section 7.2, and subject to the terms of such Commercial Supply Agreement and this Agreement and compliance with Applicable Law, Epizyme will, either itself or through Third Parties, Manufacture and supply Hutchmed with Drug Product in reasonably sufficient quantities for the Commercialization of Licensed Products in the Field in the Territory by the Hutchmed Entities in accordance with the Commercialization Plan and the terms of this Agreement. Hutchmed Entities shall not use any quantity of Drug Product supplied by Epizyme for any purpose other than Commercialization in the Field and Territory in accordance with the Commercialization Plan and the terms of this Agreement, and Epizyme shall not be obligated under the Commercial Supply Agreement to supply quantities of Drug Product in excess of the forecasted quantity that Hutchmed notifies Epizyme, and Epizyme reasonably agrees, is needed to perform the Commercialization activities in the Territory. In addition, in no event shall Epizyme supply to Hutchmed under the Commercial Supply Agreement any quantity of Drug Product co-formulated with an Other Combination Drug. For any quantity of Drug Product supplied by Epizyme to Hutchmed for purposes of Commercialization of Licensed Products in the Field in the Territory, Hutchmed shall pay to Epizyme the Commercial Supply Price for such quantity, payable within [**] after receipt of an invoice therefor.

7.4 Other Manufacturing Activities and Costs.

(a) CMC Section Filings. Upon written request of Hutchmed, Epizyme shall reasonably support the development of data or information for the submission of the CMC section of any Regulatory Filing in the Territory under Article 5, and Hutchmed shall pay Epizyme the Manufacturing Activity Cost associated with such support within [**] after receipt of any invoice therefor.

(b) Process Development. Epizyme may (in its discretion) or shall (as mutually agreed by the Parties or required by any Regulatory Authority), perform or support the development and implementation of (i) a new dosage, form, or formulation changes for any Licensed Product (each, a “Dosage Form Change”), or (ii) process development, process improvement, manufacturing lifecycle management, or other Manufacturing activities to improve the yield, efficiency, or proprietary nature of the Manufacturing process for any Licensed Product (each, a “Manufacturing Improvement” and, along with a Dosage Form Change, individually and collectively referred to as a “Manufacturing Activity”).

As more fully described in the Clinical Supply Agreement, Commercial Supply Agreement, and Manufacturing Technology Transfer Agreement, in the event Epizyme undertakes any Manufacturing Activity in its discretion, as mutually agreed, or as required by any Regulatory Authority in the Territory, and it results in a Dosage Form Change or Manufacturing Improvement, then such Dosage Form Change or Manufacturing Improvement, as applicable shall automatically be included within the Epizyme Manufacturing Know-How. If such Manufacturing Activity was developed at Hutchmed’s request or required by a Regulatory Authority only for the Territory, then Hutchmed shall pay the full Manufacturing Activity Costs associated therewith; provided, however, that if such Manufacturing Activity has applicability for Licensed Products outside the Territory, then Hutchmed shall only be obligated to pay the portion of the Manufacturing Activity Costs associated therewith as reasonably allocated to jurisdictions outside the Territory on a proportionate basis. In addition to the Clinical Supply Price and Commercial Supply Price payments, Hutchmed shall pay to Epizyme any Manufacturing Activity Costs due and payable under this Section on a [**] basis, within [**] of receipt of an invoice therefor.

7.5 Epizyme Supply Chain Security Requirements. Hutchmed commits to refrain, and to use Commercially Reasonable Efforts to cause each Hutchmed Entity to refrain, from selling Licensed Product to unauthorized Third Parties or end users under Trade Control Laws such as any military and law enforcement parties of comprehensively Sanctioned Countries, including military hospitals where prohibited by applicable Trade Control Laws. Hutchmed shall perform this Agreement in the Territory in compliance with Trade Control Laws as defined herein and within the limits set forth by any applicable OFAC Authorization. Hutchmed acknowledges and will use Commercially Reasonable Efforts to ensure that any Hutchmed Entity shall comply in connection herewith with Trade Control Laws and the scope of any applicable OFAC Authorization. Hutchmed shall use Commercially Reasonable Efforts to ensure that this duty to comply with such Trade Control Laws and the prohibitions or restrictions it involves will be reflected in the agreement to be entered into by Hutchmed and each Hutchmed Entity. Such OFAC Authorization or Trade Control Laws may restrict the selling of Licensed Products to specific Third Parties as mentioned therein. While storing, handling or distributing the Licensed Products, Hutchmed Entities shall make all reasonable efforts to comply with Epizyme supply chain security requirements set forth in Schedule 7.5 attached hereto, as may be amended by Epizyme from time to time, in order in particular to verify the security and integrity of the Licensed Products through all points of the supply chain. Hutchmed shall also use Commercially Reasonable Efforts to ensure that any Permitted Subcontractors used by Hutchmed in the distribution of the Licensed Products are duly informed of such requirements and make reasonable efforts to comply with these requirements. Hutchmed expressly agrees it will not do anything under this Agreement, directly or knowingly indirectly, which foreseeably would cause Epizyme to be in breach of Trade Control Laws. In the event that, in connection with the activities contemplated by this Agreement, Hutchmed violates any Trade Control Law or the terms or conditions set by the OFAC Authorization to any Sanctioned Countries (or in the case of a Hutchmed Entity, the Hutchmed Entity commits such violation and Hutchmed fails to terminate its agreement with the Hutchmed Entity upon becoming aware of such violation), or breaches any provision in this Section 7.5, Epizyme shall have the right to unilaterally terminate this Agreement pursuant to Section 14.4, except that the cure period set forth therein shall not apply.

7.6 Supply of Certain Other Combination Drugs.

(a) As mutually agreed by the Parties, any Other Combination Drugs that are part of any Epizyme Combination Therapy that is the subject of any Joint Global Trial or Local Trial of such Epizyme Combination Therapy and at the relevant time are (i) Controlled by Epizyme, shall be supplied to Hutchmed by Epizyme, or (ii) Controlled by Hutchmed or readily available from any Third Party, shall be obtained by Hutchmed, at Hutchmed’s expense for Joint Global Trials in the Territory or Local Trials. With respect to any Other Combination Drugs supplied by Epizyme hereunder, (1) the quantity shall be agreed upon at the JDC in advance on a [**] basis, (2) Hutchmed shall only use such Other Combination Drugs in the Territory in the Joint Global Trial, or Local Trial and (3) Hutchmed shall pay to Epizyme the Fully-Burdened Cost of any such quantity of such Other Combination Drugs in advance within [**] of receipt of an invoice therefor.

(b) Hutchmed shall supply to Epizyme the Other Combination Drugs that (i) are at the relevant time Controlled by Hutchmed, and (ii) are part of any Joint Combination Therapy that is the subject of any Joint Global Trial or Rejected Global Trial of such Joint Combination Therapy. The quantity of such Other Combination Drugs to be supplied by Hutchmed hereunder shall be agreed upon at the JDC in advance on a [**] basis, and Epizyme shall only use such Other Combination Drugs outside the Territory in the performance of a Joint Global Trial or in and outside the Territory in the performance of a Rejected Global Trial. Epizyme shall pay to Hutchmed the Fully-Burdened Cost of any such quantity of such Other Combination Drugs in advance within [**] of receipt of an invoice therefor.

Article 8. EPIZYME’S RIGHTS TO NEGOTIATE

8.1 Epizyme ROFN outside the Territory.

(a) Grant of ROFN. Subject to the terms of this Section 8.1, during the ROFN Term, Epizyme will have a one-time exclusive right of first negotiation (“ROFN”) with respect to Hutchmed Dual Inhibitor

Products outside of the Territory. In the event Epizyme provides written notice to Hutchmed during the ROFN Term that it wishes to obtain the exclusive or co-exclusive (with Hutchmed) right to Develop and Commercialize Hutchmed Dual Inhibitor Products outside of the Territory (“ROFN Notice”), Hutchmed will provide Epizyme with data and information regarding the status of the Development and Commercialization of the Hutchmed Dual Inhibitor Products.

As used in this Agreement, “ROFN Term” means the period of time commencing on [**] and ending on [**]; provided that, if the last day of the month in which Hutchmed provides notice to Epizyme that the ROFN POC Date has occurred is prior to the commencement of the ROFN Term, then the ROFN shall lapse unless, at Epizyme’s discretion, Epizyme pays the ROFN Term Payment for each month between the ROFN POC Date and [**] pursuant to Section 9.7. If Epizyme does not pay the ROFN Term Payment after the ROFN POC Date and until the commencement of the ROFN Term pursuant to Section 9.7, the ROFN will expire on the ROFN POC Date. As used in this Agreement, “ROFN POC Date” means the earlier of (i) the date upon which Hutchmed or any Affiliate or licensee [**] Hutchmed Dual Inhibitor Product in the Territory or (ii) the date upon which Hutchmed or any Affiliate or licensee [**] Hutchmed Dual Inhibitor Product in the Territory. Hutchmed shall provide prompt written notice to Epizyme of the occurrence of the ROFN POC Date.

From the Effective Date and until the expiration of the ROFN Term and ROFN Negotiation Period, if any, Hutchmed and its Affiliates shall not: (A) Develop any Hutchmed Dual Inhibitor Product for use as part of a combination therapy in or outside the Territory in the Hutchmed Non-Compete Field, (B) Develop any Hutchmed Dual Inhibitor Product for use as a monotherapy in or outside the Territory in the Hutchmed Non-Compete Field, provided that, notwithstanding the foregoing, Hutchmed or its Affiliates may conduct in or outside the Territory one or more Phase 1 Clinical Trial and only one Phase 2 Clinical Trial of the Hutchmed Dual Inhibitor as a monotherapy per indication in any indication, (C) Commercialize any Hutchmed Dual Inhibitor Product outside the Territory, (D) negotiate or engage in discussions with, nor grant any rights of any kind to, any Third Party with respect to the Development or Commercialization of any Hutchmed Dual Inhibitor Product and Hutchmed Dual Inhibitor Product IP outside of the Territory, or (E) Develop or Commercialize in or outside of the Territory the Hutchmed Dual Inhibitor Product for use in any combination therapy where any other active pharmaceutical ingredient in such combination therapy is in the same Drug Class as an Other Combination Drug that is part of a Combination Therapy with a Licensed Product being Developed or Commercialized by a Hutchmed Entity under this Agreement or by an Epizyme Entity.

(b) License Agreement Negotiations. During the period commencing with the date of the ROFN Notice and continuing for [**] (or such longer period as the Parties may agree) (the “ROFN Negotiation Period”), the Parties shall negotiate in good faith the commercially reasonable terms and conditions of a license agreement for a royalty-bearing license, with the right to sublicense, under any Patent Rights and Know-How Controlled by Hutchmed during the term of the license agreement that comprise or encompass, generically or specifically, or are necessary or reasonably useful for the Development or Commercialization of any Hutchmed Dual Inhibitor Product (whether as a monotherapy or a combination therapy) (the “Hutchmed Dual Inhibitor Product IP”), which license shall be (i) either, at Epizyme’s discretion, an exclusive or co-exclusive (with Hutchmed) license to Develop Hutchmed Dual Inhibitor Products, and (ii) either, at Epizyme’s discretion, an exclusive or co-exclusive (with Hutchmed) license to Commercialize Hutchmed Dual Inhibitor Products, in each case ((i) and (ii)) in one or more countries outside of the Territory as selected by Epizyme (the “ROFN Epizyme Territory”). The license agreement will include customary terms including the following terms: (A) payment by Hutchmed to Epizyme of a royalty of [**] percent ([**]%) on net sales by Hutchmed or any Affiliate or licensee in the Territory of any Hutchmed Dual Inhibitor Product (whether as a monotherapy or combination therapy) for ten (10) years from the date of first commercial sale of the Hutchmed Dual Inhibitor Product, (B) payment by Epizyme to Hutchmed of reasonable upfront payment, milestone fees, and royalties on net sales of Hutchmed Dual Inhibitor Products

(whether as a monotherapy or combination therapy) in the ROFN Epizyme Territory, and (C) terms pertaining to the supply or Manufacture of Hutchmed Dual Inhibitor Products for the ROFN Epizyme Territory.

(c) No License Agreement Finalized. In the event that Epizyme fails to provide the ROFN Notice during the ROFN Term or the Parties fail to execute a license agreement under the Hutchmed Dual Inhibitor Product IP for Hutchmed Dual Inhibitor Products within the ROFN Negotiation Period, then except as set forth below, the ROFN shall expire, Hutchmed shall have no further obligation to Epizyme under this Agreement with regard to Hutchmed’s interest in such Hutchmed Dual Inhibitor Product IP and Hutchmed Dual Inhibitor Products, and Hutchmed may license such Hutchmed Dual Inhibitor Product IP to any Third Party or freely exploit itself or through its Affiliates such Hutchmed Dual Inhibitor Product IP; provided, however, that if Epizyme provided the ROFN Notice during the ROFN Term but the Parties did not execute a license agreement, (i) Hutchmed shall not enter into a license agreement within [**] after the end of the ROFN Negotiation Period with any Third Party for Hutchmed Dual Inhibitor Products and Hutchmed Dual Inhibitor IP in the ROFN Epizyme Territory under license terms that Hutchmed reasonably believes are more favorable to the Third Party than the terms last offered by Epizyme to Hutchmed for the Hutchmed Dual Inhibitor Products and Hutchmed Dual Inhibitor Product IP (taking into account any differences between the scope of the proposed license agreement with such Third Party and with Epizyme, including any differences between the ROFN Epizyme Territory and the territory of such Third Party license), unless such terms are first offered to Epizyme during such [**] period and Epizyme declines such terms, and (ii) Hutchmed shall pay Epizyme (A) a royalty of [**] percent ([**]%) of net sales by Hutchmed, or any Affiliate or licensee of any Hutchmed Dual Inhibitor Product (whether as a monotherapy or combination therapy) in the Territory for a period of ten (10) years from the date of first commercial sale of the Hutchmed Dual Inhibitor Product, and (B) a royalty of [**] percent ([**]%) on net sales by Hutchmed, or any Affiliate or licensee of any Hutchmed Dual Inhibitor Product (whether as a monotherapy or combination therapy) outside of the Territory in any country in which Licensed Product is sold for a period of ten (10) years from the date of first commercial sale of the Hutchmed Dual Inhibitor Product in such country.

(d) No Rights. In no event shall any Licensed IP, Joint Combination Therapy IP, Confidential Information of Epizyme, Epizyme Product Data, Epizyme Regulatory Documents or any quantity of Licensed Compound or Licensed Product provided by Epizyme under this Agreement be used in the Development, Manufacture, or Commercialization of any Hutchmed Dual Inhibitor Product by any Hutchmed Entity inside or outside of the Territory at any time. For clarity, as of the Effective Date, Epizyme does not Control the Hutchmed Dual Inhibitor Product or any intellectual property rights therein and will not Control the Hutchmed Dual Inhibitor Product or any intellectual property rights therein unless and until Epizyme exercises its ROFN below and the Parties execute a license agreement pertaining to the Hutchmed Dual Inhibitor Product as provided in this Section 8.1. Epizyme is not obligated under this Agreement to provide, and shall not provide, any assistance to Hutchmed with respect to the Hutchmed Dual Inhibitor unless and until the Parties enter into a license agreement under this Section 8.1.

8.2 Potential Collaboration for Hutchmed Compounds and Joint Combination Therapies. Commencing as soon as practicable after the Effective Date, the Parties agree to discuss and negotiate in good faith the commercially reasonable terms and conditions of a written agreement pursuant to which Epizyme and Hutchmed shall collaborate in the Development or Commercialization in the United States of one or more Joint Combination Therapies consisting of Licensed Compound and Hutchmed Compounds; provided that, neither Party is under any obligation to enter into such a written agreement pursuant to this Section 8.2, and either Party can discontinue such negotiations at any time after the Effective Date without obligation to the other Party.

Article 9. CONSIDERATION

9.1 Upfront Payment. Within [**] after the Effective Date, Hutchmed shall pay Epizyme a one-time, non-refundable, non-creditable upfront payment of Twenty-five Million Dollars ($25,000,000) by wire transfer.

9.2 Warrant. Concurrently with the Effective Date, the Parties will execute a warrant in the form attached hereto as Exhibit C (the “Warrant”).

9.3 Development Costs and Other Hutchmed Costs.

(a) Hutchmed Responsibilities. Hutchmed shall pay to Epizyme the amounts described elsewhere in this Agreement including in Sections 2.6(a) and 5.2 and Article 7 in accordance with the procedures set forth in such Sections.

(b) Each Party’s Responsibility. Except as expressly provided in this Agreement or the Clinical Development Plan, each Party shall bear its own internal and Out-of-Pocket Costs incurred in the performance of its obligations under Article 4. For clarity, Hutchmed shall be responsible for all Development costs and expenses incurred for Local Trials of the Licensed Product in the Territory.

(c) Joint Global Trial. Notwithstanding anything to the contrary in Section 9.3(b), for any Joint Global Trial and except as provided in Section 4.5(d) and (e):

(i) Hutchmed shall be responsible for all costs for patients enrolled and treated in such Joint Global Trial in the Territory for up to its twenty percent (20%) share of the total number of patients enrolled and treated globally in such Joint Global Trial, including the Fully-Burdened Cost of Licensed Product or any Other Combination Drug included in a Combination Therapy for such patients;

(ii) Epizyme shall be responsible for (A) all costs for patients enrolled and treated in such Joint Global Trial in the Territory in excess of Hutchmed’s share of twenty percent (20%) of such patients enrolled and treated globally in such Joint Global Trial under subsection (i) above, including internal and Out-of-Pocket Costs incurred by Hutchmed, and (B) all costs incurred by Epizyme Entities for patients enrolled and treated in such Joint Global Trial outside of the Territory; and

(iii) the Parties will share any global costs that are not territory-specific (e.g., costs of a global safety database or Epizyme CRO costs solely for global activities and not costs related to the enrollment of patients in clinical sites) incurred by Epizyme Entities for any Joint Global Trial in accordance with and not in excess of the budget approved by the JDC pursuant to Section 3.3(h), with Epizyme bearing eighty percent (80%) of such costs and Hutchmed bearing twenty percent (20%) of such costs. Within [**] (or if such payment is being made from an account in Mainland China, including where Hutchmed is receiving funds from Hutchmed China for such payment, [**]) following the end of each Calendar Quarter in which a Joint Global Trial is being conducted, Epizyme shall provide to Hutchmed a report setting forth in reasonable detail all such costs incurred by Epizyme Entities during the preceding Calendar Quarter, along with reasonable supporting documentation, and the latest budget for such costs that are projected for the next Calendar Quarter (the “Quarterly Cost Report”). Concurrent with providing a Quarterly Cost Report, Epizyme shall invoice Hutchmed for the amounts set forth in this Section and Hutchmed shall pay all undisputed amounts payable under such invoice within [**] after receipt of the invoice.

(d) Buy-In Right Payment. Notwithstanding Hutchmed’s rights pursuant to Section 2.1 or Hutchmed’s access rights pursuant to Sections 2.6(a), 2.7(a) or 5.3, for any Rejected Global Trial, after the completion of such Rejected Global Trial and upon request by Hutchmed, Epizyme shall provide to Hutchmed the data generated from such Rejected Global Trial in sufficient detail for Hutchmed to assess its interest in exercising its Buy-In Right hereunder and a summary of Epizyme’s and Epizyme Entities’ internal costs and Out-of-Pocket Costs incurred with regard to such Rejected Global Trial on a worldwide basis solely for Hutchmed’s use in determining whether to purchase rights to access, use and refer to such data in accordance with this Section 9.3(d). If after reviewing the data, Hutchmed decides in its sole discretion that it wishes to obtain the access and right of reference to all of the data or Epizyme Regulatory Documents arising out of such Rejected Global Trial, Hutchmed shall so notify Epizyme, Epizyme shall invoice Hutchmed [**] percent ([**]%) of Epizyme’s and Epizyme Entities’ internal costs and Out-of-Pocket Costs incurred with regard to such Rejected Global Trial on a worldwide basis (“Buy-In Right Payment”) and Hutchmed shall pay such Buy-In Right Payment within [**] after receipt of the invoice. Upon the receipt of the Buy-In Right Payment from Hutchmed, all such data shall be transferred to Hutchmed and shall automatically become Epizyme Product Data. For clarity, at all times, safety data from both within and outside the Territory shall be shared between the Parties under this Agreement and the Safety Data Exchange Agreement at no cost to the recipient Party in order to fulfill regulatory requirements.

(e) True-Up Payment. The Parties agree that clinical data from any Joint Global Trial will not be subject to a Buy-In Right Payment obligation under Section 9.3(d), except that, notwithstanding Hutchmed’s rights pursuant to Section 2.1 or Hutchmed’s access rights pursuant to Sections 2.6(a), 2.7(a) or 5.3, if Hutchmed or other Hutchmed Entities participate in a Joint Global Trial but do not enroll and treat in the Territory twenty percent (20%) of the total number of patients enrolled or treated globally, then upon completion of such Joint Global Trial, Hutchmed will not have the right to access or use or right of reference to the clinical data or Epizyme Regulatory Documents arising out of such Joint Global Trial unless and until Hutchmed pays Epizyme an amount equal to the product of (i) twenty percent (20%) less the quotient of (A) the total number of patients enrolled and treated in such Joint Global Trial in the Territory divided by (B) the total number of patients enrolled and treated globally in such Joint Global Trial (including such patients enrolled and treated in the Territory), multiplied by (ii) Epizyme’s and Epizyme Entities’ internal costs and Out-of-Pocket Costs incurred in the performance of such Joint Global Trial on a worldwide basis, and (iii) [**] percent ([**]%) (the “True-Up Payment”). Upon receipt of the True-Up Payment from Hutchmed, all such Regulatory Documents from such Joint Global Trial shall automatically become Epizyme Regulatory Documents, all such clinical data from such Joint Global Trial shall automatically become Epizyme Product Data, and all other Know-How arising out of such Joint Global Trial shall automatically become Epizyme Know-How. For clarity, at all times, safety data from both within and outside the Territory shall be shared by the Parties under this Agreement and the Safety Data Exchange Agreement at no cost to the recipient Party in order to fulfill regulatory requirements. Epizyme shall invoice Hutchmed for any True-Up Payment and Hutchmed shall pay such amount within [**] after receipt of the invoice.

By way of example and not limitation, if the following figures apply to a Joint Global Trial, then the True-Up Payment shall be $[**].

[**]

9.4 Licensed Product Development Milestone Payment.

(a) Hutchmed shall make the non-refundable, non-creditable, one-time milestone payments to Epizyme set forth in the table below no later than [**] (or if such payment is being made from an account in Mainland China, including where Hutchmed is receiving funds from Hutchmed China for such payment, [**]) after the earliest date on which the corresponding milestone event (“Milestone Event”) has been achieved by any Hutchmed Entity with respect to any Licensed Product to achieve such milestone event, regardless of whether such milestone event was achieved for such Licensed Product as a monotherapy or as part of a Combination Therapy. Each of the milestone payments set forth in this Section 9.4(a) is payable only upon the first achievement of the corresponding Milestone Event by the first Licensed Product to achieve such Milestone Event and shall not be payable by any subsequent Licensed Product that achieves such Milestone Event For clarity, none of the Development milestone payments shall be payable more than once.

Development and Regulatory Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

(b) Notwithstanding the foregoing, with respect to each of Milestone Events [**] through [**] above, the corresponding milestone payment will be made in full upon the achievement of such Milestone Event in [**] prior to its achievement in [**], and in the event any such Milestone Event is achieved in [**] prior to its achievement in [**], then [**] percent ([**]%) of the relevant milestone payment shall be made upon the achievement of the Milestone Event in [**], and the remaining [**] percent ([**]%) of the relevant milestone payment shall be made upon the achievement of the Milestone Event in [**]. For the clarity, the first achievement in [**] or [**] of any Milestone Event [**] through [**] above will not trigger any milestone payment obligations with respect to such Milestone Events. With respect to each of Milestone Events [**] through [**] above, if an applicable [**] hereunder, then the milestone payment for the applicable Milestone Event [**] through [**] shall become due upon [**]. For clarity, only one payment of either $[**] or $[**] shall become due upon the achievement of each of Milestone Events [**].

(c) Upon achievement by any Hutchmed Entity of any of the Milestone Events listed above, Hutchmed shall promptly (but in no event more than [**] (or if such payment is being made from an account in the Mainland China, including where Hutchmed is receiving funds from Hutchmed China for such payment, [**]) after such achievement) notify Epizyme of such achievement. For the avoidance of doubt, the maximum aggregate amount payable by Hutchmed to Epizyme pursuant to this Section 9.4 is One Hundred Ten Million Dollars ($110,000,000).

9.5 Licensed Product Sales Milestone Payments. Hutchmed shall pay to Epizyme the following non-refundable and non-creditable amounts after the first achievement of aggregate Net Sales of all Licensed Products (whether as a monotherapy or as part of a Combination Therapy) in the Territory in a Calendar Year that meet or exceed the minimum annual Net Sales thresholds set forth below, which payment shall be made no later than [**] (or if such payment is being made from an account in the Mainland China, including where Hutchmed is receiving funds from Hutchmed China for such payment, [**]) after the end of the Calendar Quarter within which the applicable Calendar Year threshold(s) is(are) met or exceeded:

Sales Milestone Threshold	Milestone Payment
$[**] in aggregate Net Sales of Licensed Products in the Territory	$[**]
$[**] in aggregate Net Sales of Licensed Products in the Territory	$[**]
$[**] in aggregate Net Sales of Licensed Products in the Territory	$[**]
$[**] in aggregate Net Sales of Licensed Products in the Territory	$[**]

Each milestone payment in this Section 9.5 shall be payable only once upon the first achievement of such milestone in a given Calendar Year and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years. For clarity, the Net Sales of all Licensed Products in the Territory in a Calendar Year shall be aggregated for purposes of determining whether any milestone in the table above has been met. If more than one of the milestones set forth in the table above are first achieved in a single Calendar Year, then Hutchmed shall pay to Epizyme in such Calendar Year all of the payments corresponding to all of the milestones achieved in such Calendar Year under this Section 9.5.

9.6 Royalties.

(a) Licensed Product Royalty Rate. In addition to any royalties due to Third Parties under any Epizyme New In-License Agreements accepted by Hutchmed under Section 2.7(a), and subject to the remainder of this Section 9.6, Hutchmed shall pay Epizyme the following royalties on aggregate Net Sales of all Licensed Products (whether as a monotherapy or as part of a Combination Therapy) in the Territory, at an incremental royalty rate determined by aggregate Net Sales of all Licensed Products in each Calendar Year during the Royalty Term in the Territory:

Calendar Year Cumulative Net Sales in the Territory	Royalty Rate
Portion of Net Sales less than $[**]	[**]%
Portion of Net Sales equal to or greater than $[**] and less than $[**]	[**]%
Portion of Net Sales equal to or greater than $[**] and less than $[**]	[**]%
Portion of Net Sales equal to or greater than $[**]	[**]%

By way of example and not limitation, if aggregate Net Sales of all Licensed Products in the Territory in a Calendar Year are [**] Dollars ($[**]) and there are no Epizyme New In-License Agreements, then the royalty due to Epizyme shall be [**].

Running royalties paid by Hutchmed under this Section 9.6(a) shall be paid on a Licensed Product-by-Licensed Product and Jurisdiction-by-Jurisdiction basis commencing with the First Commercial Sale of such Licensed Product in the such Jurisdiction and continuing until the latest of (i) the expiration of Patent-Based Exclusivity with respect to such Licensed Product in such Jurisdiction, (ii) expiration of Regulatory-Based Exclusivity with respect to such Licensed Product in such Jurisdiction, or (iii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such Jurisdiction (each, a “Royalty Term”). Following the expiration of the Royalty Term with respect to a particular Licensed Product in the Field in the Territory (but not following an earlier termination of this Agreement), the licenses granted by Epizyme to Hutchmed pursuant to Section 2.1 with respect to such Licensed Product in the Field in the Territory shall be perpetual, irrevocable, fully-paid and royalty-free, and freely sublicensable through multiple tiers and not subject to Section 2.4 and Net Sales of such Licensed Product shall no longer be included in the aggregate Net Sales calculation in Section 9.5 or 9.6(a). For clarity, the Royalty Term is determined on a Jurisdiction-by-Jurisdiction basis but the applicable royalty rate in the table above for each Jurisdiction is determined based on cumulative Calendar Year Net Sales in the Territory.

(b) Royalty Reductions.

(i) No Patent-Based or Regulatory-Based Exclusivity. The foregoing provisions of this Section 9.6 notwithstanding, the royalties payable with respect to Net Sales of Licensed Products shall be reduced, on a Licensed Product-by-Licensed Product basis, to [**] percent ([**]%) of the amounts otherwise payable pursuant to Section 9.6(a) during any portion of the Royalty Term when either Patent-Based Exclusivity or Regulatory-Based Exclusivity does not apply to such Licensed Product in the Territory.

(ii) Royalty Reduction for Comparable Third Party Product Competition. If on a Licensed Product-by-Licensed Product and Calendar Quarter-by-Calendar Quarter basis, during the applicable Royalty Term (or portion thereof), (A) Comparable Third Party Product Competition is present with respect to such Licensed Product in the Territory during such Calendar Quarter, or (B) a court or a Governmental Authority of competent jurisdiction requires Epizyme or any Hutchmed Entity to grant a compulsory license to a Third Party permitting such Third Party to make and sell such Licensed Product in the Territory (such Licensed Product when sold by such Third Party, a “Compulsory Third Party Product”), and such Compulsory Third Party Product(s) have a market share of [**] percent ([**]%) or more of the aggregate market in the Territory of the applicable Licensed Product and the Compulsory Third Party Product(s) collectively (based on sales of units of such Licensed Product and such Compulsory Third Party Product(s), as reported by IQVIA, or if such data are not available, such other reliable data source as reasonably determined by Epizyme and Hutchmed (as used herein, a “unit” of a product means the equivalent amount of product used for an equivalent treatment cycle of such product)), then, in each case of clause (A) or (B), the royalty rate under Section 9.6(a) applicable to the Net Sales of such Licensed Product in the Territory and Calendar Quarter shall be reduced by [**] percent ([**]%) of the royalty rate otherwise payable pursuant to Section 9.6(a).

(iii) Third Party Payments.

(A) Hutchmed In-License Agreements. Hutchmed shall be entitled to credit against the royalties due to Epizyme on Net Sales of a Licensed Product in the Territory an amount equal to [**] percent ([**]%) of all upfront payments, milestone payments, royalties, and other amounts paid by Hutchmed or other Hutchmed Entities to Third Parties with respect to license rights to Third Party intellectual property licensed by Hutchmed or the other Hutchmed Entity from the applicable Third Party that are necessary or reasonably useful for the Development, Manufacture, or Commercialization of such Licensed Product in such country; provided, however, that, to the extent that any such Third Party license includes a license to Third Party intellectual property that is applicable to products being or to be developed or commercialized by Hutchmed or other Hutchmed Entities other than such Licensed Product in the Territory, then Hutchmed shall reasonably allocate all upfront payments, milestone payments and other non-royalty amounts between the Licensed Product and such other products, and Hutchmed shall only be entitled to credit against the royalties due Epizyme hereunder on Net Sales of such Licensed Product [**] percent ([**]%) of the amounts that are reasonably allocable to the Licensed Product.

(B) Epizyme New In-License Agreements. In the event Epizyme enters into any Third Party IP license necessary for the Development, Manufacture, or Commercialization of a Licensed Product in the Territory, under which Epizyme is entitled to grant a sublicense to Hutchmed, and Hutchmed accepts such sublicense from Epizyme under Section 2.7(a), then, subject to any reductions or allocations pursuant to Section 2.7(a), Hutchmed shall pay [**] percent ([**]%) of the amounts payable to the Third Party on account of such sublicense arising out of Hutchmed’s exercise of rights under such sublicenses and otherwise allocated to Hutchmed pursuant to Section 2.7(a) (either directly to the Third Party licensor or to Epizyme, as the Parties shall reasonably agree with the goal of ensuring timely payment to the Third Party) and Hutchmed shall be entitled to credit against the royalties due to Epizyme on Net Sales of such Licensed Product in the Territory in an amount equal to [**] percent ([**]%) of the amounts paid by Hutchmed (either directly or indirectly through Epizyme) to such Third Party with respect to such license rights for such Licensed Product in the Territory.

(iv) Aggregate Limitation on Deductions. Notwithstanding anything to the contrary herein, under no circumstances shall the combined effect of all reductions to the royalties payable to Epizyme under this Section 9.6, on a Licensed Product-by-Licensed Product basis in the Territory, reduce the effective royalties payable by Hutchmed pursuant to this Agreement for any Calendar Quarter below [**] percent ([**]%) of the otherwise applicable royalties pursuant to Section 9.6(a); provided that, Hutchmed shall have the right to carry forward for application against royalties payable to Epizyme with respect to Net Sales of Licensed Product in the Territory in future periods any amount that is not so credited due to the limitation in this Section 9.6(b)(iv).

(c) Blended Royalty. Hutchmed acknowledges that (i) the licensed Know-How and the Know-How included in the Epizyme Regulatory Documents are proprietary and valuable and that without such Know-How and Epizyme Regulatory Documents Hutchmed would not be able to obtain and maintain Regulatory Approvals with respect to the Licensed Products in the Territory, (ii) such Regulatory Approvals may allow Hutchmed to obtain and maintain Regulatory-Based Exclusivity with respect to the Licensed Products, (iii) access to Epizyme’s Know-How and the rights with respect to the Epizyme Regulatory Documents have provided Hutchmed with a competitive advantage in the marketplace, and (iv) the milestone payments and royalties set forth in this Article 9 are, in part, intended to compensate Epizyme for such exclusivity and such competitive advantage. The Parties agree that the royalty rates set forth in Section 9.6 reflect and efficient and reasonable blended allocation of the value provided to Hutchmed by Epizyme.

(d) Royalty Reports. On a Licensed Product-by-Licensed Product basis, until the expiration of the Royalty Term with respect to such Licensed Product in the Territory, Hutchmed agrees to (i) send an email to Epizyme within [**] after the end of each Calendar Quarter with a good faith, non-binding estimate of the amount of the royalties owed with respect to such Licensed Product in the Territory in such Calendar Quarter and (ii) provide quarterly written reports to Epizyme within [**] after the end of each Calendar Quarter, covering all Net Sales of such Licensed Product in the Territory by any Hutchmed Entity, each such written report stating for the period in question the number of units sold of each Licensed Product in Mainland China, Taiwan, Hong Kong, and Macau during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), the gross sales for each Licensed Product, as applicable, a calculation of the adjustments to Net Sales for Combination Products (if applicable) and the calculation of the royalty payment due on such Net Sales for such Calendar Quarter pursuant to this Article 9. Such report shall also include a calculation of the amount of royalty payment due on Net Sales for such Calendar Quarter that are payable pursuant to any Epizyme New In-License Agreement, or if such calculation cannot be made by Hutchmed, such report shall include the information reasonably needed from Hutchmed in order for Epizyme to make such calculation, as communicated in writing by Epizyme to Hutchmed. The information contained in each report under this Section 9.6(d) shall be considered the Confidential Information of Hutchmed.

(e) Royalty Payments. Hutchmed shall make the royalty payments due hereunder (including royalties owed under any Epizyme New In-License Agreement) within [**] after the end of each Calendar Quarter.

9.7 ROFN Term Payments. In the event Epizyme determines, pursuant to Section 8.1, to pay to prevent the ROFN from lapsing during any month after the ROFN POC Date and the commencement of the ROFN Term, Epizyme shall make a non-refundable, non-creditable payment to Hutchmed in the amount of [**] Dollars ($[**]) for each such month (each, a “ROFN Term Payment”), which amount will be pro-rated for any partial month period. Hutchmed shall invoice Epizyme for such amount on a Calendar Quarter basis and Epizyme shall pay each such invoice within [**] after receipt thereof.

9.8 Recordkeeping.

(a) Each Hutchmed Entity shall keep full, clear and accurate records of Licensed Products that are made, used or sold under this Agreement and of any costs borne by such Hutchmed Entity for any Joint Global Trial, in accordance with the Accounting Standards, for a period of at least [**] after the end of the Calendar Year to which the records relate, setting forth the sales of Licensed Products in sufficient detail to enable royalties and other amounts payable to Epizyme and Hutchmed’s payment obligations under Sections 5.2, 9.3(c), 9.3(d), and 9.3(e) and Article 7 hereunder to be determined. Each Hutchmed Entity further agrees to permit its books and records to be examined by an independent accounting firm selected by Epizyme and reasonably acceptable to Hutchmed no more than [**], to verify any reports and payments delivered under this Agreement during the [**], upon reasonable notice (which shall be no less than [**] prior notice) and during regular business hours and subject to a reasonable confidentiality agreement. The Parties shall reconcile any underpayment or overpayment within [**] after the accounting firm delivers the results of any audit. Such examination is to be made at the expense of Epizyme, except in the event that the results of the audit reveal an underpayment by Hutchmed of [**] percent ([**]%) or more during the period being audited, in which case reasonable audit fees for such examination shall be paid by Hutchmed.

(b) Each Epizyme Entity shall keep full, clear and accurate records of internal costs and Out-of-Pocket Costs for the performance of each Joint Global Trial and costs incurred in accordance with Sections 5.2 and Article 7 (including Epizyme’s Fully-Burdened Cost and Manufacturing Activity Costs), in accordance with the Accounting Standards, for a period of at least [**] after the end of the Calendar Year to which the records relate, in sufficient detail to enable Hutchmed’s payment obligations under Sections 5.2, 9.3(c), 9.3(d), and 9.3(e) and Article 7 to be determined. Each Epizyme Entity further agrees to permit its books and records to be examined by an independent accounting firm selected by Hutchmed and reasonably acceptable to Epizyme no more than [**], to verify any invoices delivered under Sections 5.2, 9.3, and Article 7 during the [**], upon reasonable notice (which shall be no less than [**] prior notice) and during regular business hours and subject to a reasonable confidentiality agreement. The Parties shall reconcile any underpayment or overpayment within [**] after the accounting firm delivers the results of any audit. Such examination is to be made at the expense of Hutchmed, except in the event that the results of the audit reveal an overcharging by Epizyme of [**] percent ([**]%) or more during the period being audited, in which case reasonable audit fees for such examination shall be paid by Epizyme.

(c) To the extent required by any agreement between Epizyme and RPI Finance Trust pertaining to RPI Finance Trust’s purchase of royalties on future sales of Tazemetostat, Hutchmed agrees that Epizyme shall provide any such required financial information to RPI Finance Trust, subject to written obligations of nondisclosure and non-use no less stringent than those set forth in Article 10.

9.9 Currency Conversion. Wherever it is necessary to convert currencies for Net Sales invoiced in a currency other than the Dollar, such conversion shall be made into Dollars at the conversion rate used by Hutchmed for its own financial reporting purposes in connection with its other products or accounts, consistently applied, in accordance with Accounting Standards. All payments due to Epizyme under this Agreement shall be made without deduction of exchange, collection or other charges. Once the amount of Net Sales paid to Epizyme in respect of a particular Calendar Quarter has been converted into Dollars, such amount of Dollars shall be used for the purpose of calculating the total amount of Net Sales during the Calendar Year that includes such Calendar Quarter.

9.10 Methods of Payment. All payments due to a Party under this Agreement shall be made by the other Party (and not any Affiliate of the other Party) in Dollars by wire transfer to a bank account of and designated by such Party (and not any Affiliate of such Party). In case any payment to be made by Hutchmed to Epizyme under this Agreement requires filing or approval of a Regulatory Authority under Applicable Law, including filings with relevant foreign exchange administrations in Mainland China, Hong Kong, or British Virgin Islands, Hutchmed shall take prompt actions to apply for and complete such filings or approvals in advance of the payment so that the payment can be made on a timely basis pursuant to the terms and conditions of this Agreement.

9.11 Taxes. Each Party shall be responsible for its own past, current, and future Taxes on such Party’s income in accordance with the applicable tax regulations of any relevant tax jurisdiction. Each Party making a payment under this Agreement (a “Payor”) shall inform the other Party (a “Payee”) of any withholding tax obligation imposed by taxing authorities on payments due to the Payee under this Agreement as soon as it becomes aware of the withholding tax obligation. The Parties shall meet promptly thereafter to discuss how best to minimize the amount of such withholding tax obligation. The Payor shall in good faith take all reasonable and lawful steps requested by the Payee to minimize the amount of any such withholding tax obligation at the Payor’s expense, and the Payee shall in good faith take all reasonable and lawful steps requested by the Payor to minimize the amount of any such withholding tax obligation at the Payee’s expense. The Parties agree to cooperate in good faith to provide one another with such documents and certifications as are reasonably necessary to enable Hutchmed and Epizyme to minimize or recover any withholding tax payment. Hutchmed may withhold Taxes in the event that revenue authorities in any country require the withholding of taxes on amounts paid hereunder to Epizyme in accordance with applicable tax regulations, and Epizyme may withhold taxes in the event that revenue authorities in any jurisdiction require the withholding of taxes on amounts paid hereunder to Hutchmed in accordance with applicable tax regulation. In any such event the Payor shall deduct such taxes from such payment and such taxes shall be paid by the Payor to the proper taxing authority on behalf of the Payee (evidence of which payment to such taxing authority shall be provided promptly by the Payor to the Payee hereunder). Hutchmed shall be responsible for all customs’ duties, import tariffs, freight, insurance, inspection costs and the like attributed to or for the transport and importation of any Licensed Product in or into the Territory under this Agreement. For the avoidance of doubt, (a) Hutchison China MediTech Investment Limited, a company incorporated in the British Virgin Islands, has registered its business in Hong Kong and is subject to Hong Kong Taxes, and (b) the value of this Agreement that is attributable to Hong Kong does not exceed [**] percent ([**]%) of the total value attributable of this Agreement to the Territory as a whole.

9.12 Late Payments. Interest shall be payable by Payor on any amounts payable to Payee under this Agreement which are not paid by the due date for payment. All interest shall accrue and be calculated on a daily basis (both before and after any judgment) at a rate per month equal to the lesser of (a) [**]

percentage points above the then-current “prime rate” in effect published in The Wall Street Journal or (b) the maximum rate permissible under Applicable Law, for the period from the due date for payment until the date of actual payment. The payment of such interest shall not limit Payee from exercising any other rights it may have as a consequence of the lateness of any payment.

9.13 Invoices. Epizyme acknowledges that Hutchmed requires invoices for all payments due under this Agreement, which invoices may be delivered by email to [**] (which email address may be changed by Hutchmed from time to time upon written notice to Epizyme). Hutchmed acknowledges that Epizyme requires invoices for all payments due under this Agreement, which invoices may be delivered by email to [**] (which email address may be changed by Epizyme from time to time upon written notice to Hutchmed).

Article 10. CONFIDENTIALITY

10.1 Generally. During the Term and for a period of [**] thereafter, each Recipient (a) shall maintain in confidence all Confidential Information of the Discloser; (b) shall not use such Confidential Information for any purpose except to fulfill its obligations or exercise its rights under this Agreement (for the avoidance of doubt, including, with respect to Epizyme, the right to Commercialize the Licensed Compound and Licensed Products outside of the Field or Territory (and inside of the Field and Territory after any termination of this Agreement) and to Develop and Manufacture the Licensed Compound and Licensed Products in accordance with this Agreement); and (c) shall not disclose such Confidential Information to anyone other than those of its Affiliates, directors, investors, prospective investors, lenders, prospective lenders, acquirers, prospective acquirers, licensees, prospective licensees, sublicensees, prospective sublicensees, employees, consultants, financial or legal advisors, or other agents or contractors (collectively, “Representatives”) who are bound by written obligations of nondisclosure and non-use no less stringent than those set forth in this Article 10 and to whom such disclosure, under this Agreement, is necessary in connection with the fulfillment of such Party’s obligations or exercise of such Party’s rights under this Agreement or in connection with bona fide financing or acquisition activities. Each Recipient shall (i) ensure that its Representatives who receive any of the Discloser’s Confidential Information comply with the obligations set forth in this Article 10 and (ii) be responsible for any breach of these obligations by any of its Representatives who receive any of the Discloser’s Confidential Information. Each Recipient shall notify the Discloser promptly on discovery of any unauthorized use or disclosure of the Discloser’s Confidential Information. Notwithstanding anything to the contrary in this Article 10, Epizyme may disclose Hutchmed’s (or any of Hutchmed’s Affiliates’) Confidential Information to each Third Party counterparty under any Epizyme In-License Agreement as reasonably required to fulfill Epizyme’s obligations under such Epizyme In-License Agreement, and Hutchmed acknowledges and agrees that, with respect to any such Confidential Information, such information shall be considered Epizyme’s confidential information under each such Epizyme In-License Agreements and such Third Party counterparty(ies) shall be bound by the confidentiality obligations set forth in the applicable Epizyme In-License Agreement(s).

10.2 Exceptions. The obligations of confidentiality, non-disclosure, and non-use set forth in Section 10.1 shall not apply to, and “Confidential Information” shall exclude, any information to the extent the Recipient can demonstrate that such information: (a) was in the public domain or publicly available at the time of disclosure to the Recipient by the Discloser pursuant to this Agreement or the Confidentiality Agreement, or thereafter entered the public domain or became publicly available, in each case other than as a result of any action of the Recipient, or any of its Representatives, in breach of this Agreement or the Confidentiality Agreement; (b) was rightfully known by the Recipient (as shown by its written records) prior to the date of disclosure to the Recipient by the Discloser pursuant to this Agreement or the Confidentiality Agreement; (c) was received by the Recipient on an unrestricted basis from a Third Party rightfully in possession of such information and not under a duty of confidentiality to the Discloser; or (d) was independently developed by or for the Recipient without reference to or reliance on the Confidential Information of the Discloser (as demonstrated by written records).

10.3 Permitted Disclosures. Notwithstanding any other provision of this Agreement, Recipient’s disclosure of the Discloser’s Confidential Information shall not be prohibited if such disclosure: (a) is required by any Applicable Law, including as may be required in connection with any filings made with, or by the disclosure policies of the U.S. Securities and Exchange Commission (“SEC”) (or similar foreign authority) or other Governmental Authority, or of a nationally or internally recognized securities exchange such as NASDAQ (as set forth in additional detail below) provided that Recipient seeking to disclose the Confidential Information of the other Party uses all reasonable efforts to inform the other Party prior to making any such disclosures and cooperate with the other Party in seeking a protective order or other appropriate remedy (including redaction) and whenever possible, requests confidential treatment of such information; (b) to prosecute or defend litigation so long as there is [**] prior written notice given by the Recipient before filing, and to enforce Patent Rights in connection with Recipient’s rights and obligations pursuant to this Agreement, or (c) is to patent offices in order to seek or obtain Patent Rights as contemplated by this Agreement or to Governmental Authorities including Regulatory Authorities in order to seek or obtain approval to Develop, Manufacture, and Commercialize the Licensed Product as contemplated by this Agreement, including to conduct clinical trials or to gain Regulatory Approval with respect to the Licensed Products; provided that such disclosure may be made only to the extent reasonably necessary to seek or obtain such Patent Rights or approvals, and the Recipient (or its applicable Affiliate(s)) shall use Commercially Reasonable Efforts to obtain confidential treatment of such information.

Notwithstanding anything to the contrary set forth in this Agreement, if a Recipient is required to make a disclosure of the Discloser’s Confidential Information pursuant to Section 10.3(a) or (b) above, then it will, to the extent not prohibited by Applicable Law or judicial or administrative process, except where impracticable, give reasonable advance notice to the other Party of such proposed disclosure and use reasonable efforts to secure confidential treatment of such information and will only disclose that portion of Confidential Information that is legally required to be disclosed as advised by its legal counsel. In addition, the Parties acknowledge that either or both Parties may be obligated to file a copy of this Agreement (or portions thereof or an abstract of the terms) with the SEC or other Governmental Authorities. Each Party will be entitled to make such a required filing; provided that it initially files a redacted copy of this Agreement (or portions thereof or an abstract of the terms) approved by each Party and requests confidential treatment of the terms redacted for a reasonable period of time. In the event of any such filing, each Party will permit the other Party to review and comment upon such request for confidential treatment and any subsequent correspondence with respect thereto at least [**] in advance of its submission to the SEC or other Governmental Authorities, and to the extent practicable before any filing deadline, (A) reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the then-current legal requirements governing redaction of information from material agreements that must publicly filed in the applicable country, (B) promptly provide to the other Party any correspondence from or other communications with such Governmental Authority, (C) upon written request of the other Party, request an appropriate extension of the term of the confidential treatment period, where available, and (D) if such Governmental Authority requests any changes to the redactions set forth in the filed redacted copy, use reasonable efforts to support the redactions in the redacted agreement as originally filed and, to the extent reasonably practicable, not agree to any changes to the redactions without first discussing such changes with the other Party and taking the other Party’s comments into consideration when deciding whether to agree to such changes.

10.4 Publicity. The press release attached to this Agreement as Exhibit E shall be issued by both Parties on the Effective Date. Thereafter, the Parties recognize that each Party may from time to time desire to issue press releases and make other public statements or public disclosures (each, a “Public Statement”) in respect of this Agreement, including the Development or Commercialization of Licensed Products in the Territory. If Hutchmed desires to make a Public Statement, it shall provide Epizyme a copy of such Public Statement at least [**] prior to the date it desires to make such public disclosure. Hutchmed shall not issue a Public Statement without Epizyme’s prior written approval, which advance approval shall not be unreasonably withheld, conditioned or delayed. Epizyme shall provide to Hutchmed a preliminary draft of any Public Statement that it intends to make on a global basis with respect to Development of Licensed Products at least [**] in advance of such public disclosure and shall provide a final draft of such Public Statement at least [**] in advance of such public disclosure; provided that, if such Public Statement includes data owned by Hutchmed with respect to a Local Trial or Pre-Clinical Research conducted by Hutchmed in the Territory, Epizyme shall obtain Hutchmed’s prior written approval to include such data, which approval shall not be unreasonably withheld, conditioned or delayed. Once any public statement or public disclosure has been approved in accordance with this Section 10.4, then the applicable Party may communicate information contained in such permitted statement or disclosure. Notwithstanding anything to the contrary in this Section 10.4, nothing in this Section 10.4 shall be deemed to limit either Party’s rights under Section 10.3.

10.5 Publications. Epizyme acknowledges Hutchmed’s interest in publishing certain key results of Hutchmed’s Development and Commercialization of Licensed Products in the Field in the Territory. Hutchmed recognizes the mutual interest in obtaining valid patent protection and Epizyme’s interest in protecting its proprietary information.

(a) By Hutchmed. Except for disclosures permitted pursuant to Sections 10.2, 10.3 or 10.4, if Hutchmed wishes to make a publication or public presentation with respect to its Development or Commercialization of Licensed Products in the Field in the Territory, Hutchmed shall deliver to Epizyme a copy of the proposed written publication or presentation; for manuscripts, at least [**] prior to submission, or for abstracts or posters, at least [**] prior to submission. Epizyme shall respond in writing in no event later than [**] after receipt of a proposed manuscript or [**] after receipt of a proposed abstract or poster. Epizyme shall have the right (i) to require modifications to the publication or presentation for patent or any other business reasons, and Hutchmed will remove all of Epizyme’s Confidential Information if requested by Epizyme, and (ii) to require a reasonable delay in publication or presentation in order to protect patentable information. If Epizyme requests a delay, then Hutchmed shall delay submission or presentation for a period of [**] (or such period as may be mutually agreed by the Parties) to enable Epizyme to file patent applications protecting Epizyme’s rights in such patentable information.

(b) By Epizyme. Except for disclosures permitted pursuant to Sections 10.2, 10.3 or 10.4, if Epizyme wishes to make a publication or public presentation with respect to its Development or Commercialization of Joint Combination Therapies or the results of any Joint Global Trial, Epizyme shall deliver to Hutchmed a copy of the proposed written publication or presentation; for manuscripts, at least [**] prior to submission, or for abstracts or posters, at least [**] prior to submission. Hutchmed shall respond in writing in no event later than [**] after receipt of a proposed manuscript or [**] after receipt of a proposed abstract or poster. Hutchmed shall have the right (i) to require modifications to the publication or presentation for patent or any other business reasons, and Epizyme will remove all of Hutchmed’s Confidential Information if requested by Hutchmed, and (ii) to require a reasonable delay in publication or presentation in order to protect patentable information. If Hutchmed requests a delay, then Epizyme shall delay submission or presentation for a period of [**] (or such period as may be mutually agreed by the Parties) to enable Hutchmed or Epizyme to file patent applications protecting the Parties’ rights in such patentable information. In addition, unless prohibited by confidentiality obligations to any Third Party, Epizyme shall provide Hutchmed with a draft of any other publication pertaining to Licensed Products reasonably in advance of submission for publication.

10.6 Injunctive Relief. Each Party acknowledges and agrees that there may be no adequate remedy at law for any breach of its obligations under this Article 10, that any such breach may result in irreparable harm to the other Party and, therefore, that upon any such breach or any threat thereof, such other Party may seek appropriate equitable relief in addition to whatever remedies it might have at law, without the necessity of showing actual damages.

10.7 Information Security. During the Term, each Party will maintain safety and facility procedures, data security procedures and other safeguards against the disclosure, destruction, loss, or alteration of the other Party’s information in its possession.

Article 11. INTELLECTUAL PROPERTY

11.1 Ownership and Disclosure.

(a) Ownership; Notice. As between the Parties, ownership of any Epizyme IP, Epizyme Combination Therapy IP, and Epizyme Manufacturing IP (individually and collectively, the “Licensed IP”) Controlled by Epizyme as of the Effective Date shall remain vested at all times in Epizyme, and ownership of any Hutchmed IP Controlled by Hutchmed as of the Effective Date shall remain vested at all times in Hutchmed.

Except as expressly set forth in this Agreement, including in 11.1(b) and (c), and subject to the terms and conditions of this Agreement, (i) each Party will own all rights, title, and interests in and to any and all Know-How that is conceived, identified, discovered, authored, developed, or reduced to practice by or on behalf of such Party in connection with the performance of such Party’s activities conducted under this Agreement or during the Term and any and all Patent Rights Covering any such Know-How, and (ii) the Parties will jointly own any and all Know-How that is conceived, identified, discovered, authored, developed, or reduced to practice jointly by or behalf of the Parties in connection with the performance of the Parties’ activities conducted under this Agreement or during the Term, and any and all Patent Rights Covering any such Know-How. Inventorship shall be determined according to United States patent laws.

Hutchmed shall promptly disclose to Epizyme in writing any inventions (whether or not patentable) or discoveries conceived, identified, discovered, authored, developed, or reduced to practice during the Term solely or jointly by or on behalf of any Hutchmed Entity and included in Epizyme Combination Therapy Know-How, Epizyme Know-How, or Epizyme Manufacturing Know-How, and any inventions (whether or not patentable) or discoveries included in Hutchmed Know-How upon becoming aware thereof, but in any event no later than [**] after the conception, identification, discovery, authorship, development or reduction to practice thereof.

Epizyme shall promptly disclose to Hutchmed in writing any inventions (whether or not patentable) or discoveries conceived, identified, discovered, authored, developed, or reduced to practice during the Term solely or jointly by or on behalf of any Epizyme Entity and included in Epizyme Combination Therapy Know-How, Epizyme Know-How, or Epizyme Manufacturing Know-How and any inventions (whether or not patentable) or discoveries included in Epizyme Know-How, upon becoming aware thereof, but in any event no later than [**] after the conception, identification, discovery, authorship, development or reduction to practice thereof.

(b) Assignment to Epizyme. Epizyme shall own all Epizyme Combination Therapy IP, Epizyme IP, and Epizyme Manufacturing IP. Unless prohibited by Applicable Law, Hutchmed will assign and hereby does assign to Epizyme, and Epizyme hereby accepts such assignment of, all of Hutchmed’s rights, title and interests in and to any and all inventions or discoveries conceived, identified, discovered, authored, developed, or reduced to practice solely or jointly by or on behalf of any Hutchmed Entity, and any Patent Rights thereon, included in (i) Epizyme Combination Therapy IP, (ii) Epizyme IP, and (iii) Epizyme Manufacturing IP. In the case of such assignment, Hutchmed shall, with Epizyme bearing Hutchmed’s reasonable Out-of-Pocket Costs for such assignment, obtain all necessary assignment documents for Epizyme, render all signatures that shall be necessary for the relevant patent filings and assist Epizyme in all other reasonable ways that are necessary for the Prosecution of the Patent Rights assigned to Epizyme pursuant to this Section 11.1(b). In the event that (A) Applicable Law prohibits the assignment to Epizyme of inventions, discoveries, or Patent Rights included in Epizyme Combination Therapy IP, Epizyme IP, or Epizyme Manufacturing IP, then in lieu of the assignment of such inventions, discoveries, or Patent Rights to Epizyme, Hutchmed will grant and hereby grants to Epizyme, without cost to Epizyme, as broad, exclusive and unrestricted license to, with the broadest enforcement rights with respect to, such inventions, discoveries, or Patent Rights as allowable under Applicable Law, or (B) despite the good faith efforts of Hutchmed to obtain an assignment obligation from a Hutchmed Entity (other than Hutchmed), the Hutchmed Entity (other than Hutchmed) does not agree to an assignment to Epizyme of inventions, discoveries, or Patent Rights included in Epizyme Combination Therapy IP, Epizyme IP, or Epizyme Manufacturing IP (other than intellectual property rights constituting improvements to such Hutchmed Entity’s background intellectual property), then in lieu of the assignment of such inventions, discoveries, or Patent Rights to Epizyme, Hutchmed will obtain from the Hutchmed Entity the rights necessary to grant to Epizyme and Hutchmed will grant and hereby grants to Epizyme, without cost to Epizyme, as broad, exclusive and unrestricted a license to, with the broadest enforcement rights with respect to, such inventions, discoveries, or Patent Rights (other than intellectual property rights constituting improvements to such Hutchmed Entity’s background intellectual property) as agreed with such Hutchmed Entity. In each case ((A) and (B)), such inventions and discoveries (other than intellectual property rights constituting improvements to such Hutchmed Entity’s background intellectual property) shall be deemed Epizyme Combination Therapy Know-How, Epizyme Know-How, or Epizyme Manufacturing Know-How, as applicable, and such Patent Rights shall be deemed Epizyme Combination Therapy Patent Rights, Epizyme Patent Rights or Epizyme Manufacturing Patent Rights, as applicable, hereunder, and Hutchmed shall provide to Epizyme any necessary or reasonably requested documentation reflecting such licenses and shall assist Epizyme in all other reasonable ways that are necessary for Epizyme to enjoy and exploit or enforce any such Know-How and Patent Rights. For clarity, all such Epizyme Combination Therapy IP, Epizyme IP, and Epizyme Manufacturing IP assigned to Epizyme by Hutchmed shall be included in the applicable licenses granted by Epizyme to Hutchmed under Section 2.1.

Hutchmed will take, and cause the Hutchmed Entities to take, with Epizyme bearing Hutchmed’s reasonable Out-of-Pocket Costs with respect to, all action reasonably requested by Epizyme to evidence such assignment and to assist Epizyme in obtaining Patent Rights and other intellectual property protection for Know-How within the Epizyme Combination Therapy IP, Epizyme IP, or Epizyme Manufacturing IP, including rendering all signature that shall be necessary for the relevant patent filings and assisting Epizyme in all other reasonable ways that are necessary for the Prosecution of any such Patent Rights by Epizyme as set forth in Section 11.2.

(c) Joint Combination Therapy IP. The Parties shall jointly own any Joint Combination Therapy IP except that, as between the Parties, Epizyme shall own any Joint Combination Therapy IP that is Controlled by Epizyme as of the Effective Date or is Controlled by Epizyme during the Term under any Epizyme In-License Agreement, and Hutchmed shall own any Joint Combination Therapy IP that is Controlled by Hutchmed as of the Effective Date or is Controlled by Hutchmed during the Term under any Hutchmed In-License Agreement. Each Party shall promptly disclose in writing to the other Party any inventions (whether or not patentable) or discoveries conceived, identified, discovered, authored, developed, or reduced to practice during the Term solely or jointly by or behalf of Epizyme or Hutchmed Entity and included in Joint Combination Therapy Know-How upon becoming aware thereof, but in any event no later than [**] after the conception, identification, discovery, authorship, development or reduction to practice thereof. Each Party will assign and does hereby assign to the other Party, subject to the licenses granted in Sections 2.1 and 2.2, a one-half undivided interest in all of such Party’s rights, title and interests in and to any and all inventions, discoveries or Patent Rights included in Joint Combination Therapy IP. Each Party shall, without cost to the other Party, obtain all necessary assignment documents for the other Party to give effect to the one-half undivided ownership described above, render all signatures that shall be necessary for the relevant patent filings and assist the other Party in all other reasonable ways that are necessary for the Prosecution of the Joint Combination Therapy Patent Rights by the other Party as set forth in Section

11.2(c). Subject to the terms and conditions of this Agreement, including Sections 2.5 and 2.8 and the licenses granted herein, each Party is entitled to practice any Joint Combination Therapy IP for all purposes on a worldwide basis and to license such Joint Combination Therapy IP through multiple tiers without consent of the other Party (where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party.

(d) Joint IP. Subject to the terms and conditions of this Agreement, including Sections 2.5 and 2.8 and the licenses granted herein, each Party is entitled to practice any Joint IP for all purposes on a worldwide basis and to license such Joint IP through multiple tiers without consent of the other Party (where consent is required by Applicable Law, such consent is deemed hereby granted) and without a duty of accounting to the other Party. Each Party will cooperate with the other Party if the Parties determine to apply for US or foreign patent protection for any Joint Know-How as mutually agreed by the Parties and will join in any action to enforce the Joint IP (if joinder is required in order for the action to proceed), at the enforcing Party’s reasonable request and cost.

(e) Each Party shall be solely responsible for payments due under Applicable Laws regarding inventor remuneration to each inventor as to any Patent Right described in the foregoing Section 11.1(a)-(d) to which such Party is assigned an ownership interest by such inventor.

11.2 Prosecution of Patent Rights.

(a) Licensed Patent Rights. Subject to the terms of each Epizyme In-License Agreement:

(i) As between the Parties, Epizyme shall have the sole right, but not the obligation, to Prosecute all Epizyme Combination Therapy Patent Rights, Epizyme Patent Rights, and Epizyme Manufacturing Patent Rights (individually and collectively, the “Licensed Patent Rights”) and their foreign counterparts worldwide. Hutchmed shall reimburse Epizyme, on a Calendar Quarter basis, for all Out-of-Pocket Costs incurred by Epizyme or any of its Affiliates after the Effective Date in the Territory in Prosecuting the Licensed Patent Rights (for the avoidance of doubt, including amounts paid by Epizyme after the Effective Date to any Third Party counterparty under any Epizyme In-License Agreement with respect to such Third Party counterparty’s Prosecution of applicable Licensed Patent Rights in the Territory), within [**] after receiving an invoice therefor.

(ii) Epizyme shall consult with Hutchmed on the Prosecution of the Licensed Patent Rights in the Territory, and shall take into consideration the commercial and patent strategy for Licensed Products in the Territory. Epizyme shall furnish Hutchmed with copies of each document relevant to such Prosecution in the Territory at least [**] prior (or such shorter period prior if it is not reasonably practicable to provide such copies [**] prior) to filing such document or making any payment due thereunder to allow for review and comment Hutchmed and shall consider in good faith timely comments from Hutchmed thereon. Epizyme shall also furnish Hutchmed with copies of all final filings and responses made to any patent authority in the Territory with respect to the Licensed Patent Rights being Prosecuted by Epizyme in a timely manner following submission thereof. Hutchmed shall execute such documents and perform such acts as may be reasonably necessary for Epizyme to perform its actions under this Section 11.2(a).

(b) Hutchmed Patent Rights. Subject to the terms of each Hutchmed In-License Agreement:

(i) Hutchmed shall have the sole right, but not the obligation, to Prosecute all Hutchmed Patent Rights, at its sole expense, worldwide.

(ii) Hutchmed shall consult with Epizyme on the Prosecution of such Hutchmed Patent Right, and shall take into consideration the commercial and patent strategy for Licensed Products of Epizyme globally. Hutchmed shall furnish Epizyme with copies of each document relevant to such Prosecution at least [**] prior (or such shorter period prior if it is not reasonably practicable to provide such copies [**] prior) to filing such document or making any payment due thereunder to allow for review and comment by such other Party and shall consider in good faith timely comments from such other Party thereon. Hutchmed shall also furnish Epizyme with copies of all final filings and responses made to any patent authority with respect to the Hutchmed Patent Rights being Prosecuted by Hutchmed in a timely manner following submission thereof.

(c) Joint Combination Therapy Patent Rights. Subject to the terms of each Epizyme In-License Agreement and Hutchmed In-License Agreement:

(i) Epizyme shall have the first right, but not the obligation, to Prosecute all Joint Combination Therapy Patent Rights outside the Territory, and Hutchmed shall have the first right, but not the obligation, to Prosecute all Joint Combination Therapy Patent Rights in the Territory The Parties shall [**] of all Out-of-Pocket Costs incurred by the Prosecuting Party after the Effective Date in Prosecuting such Joint Combination Therapy Patent Rights in and outside the Territory. The non-Prosecuting Party shall reimburse its share of such costs on a [**] basis within [**] after receiving an invoice from the Prosecuting Party therefor. If the Prosecuting Party elects not to, or is unable to, Prosecute any Joint Combination Therapy Patent Rights in any country anywhere in the world, or intends to allow a Joint Combination Therapy Patent Right to lapse or become abandoned without having first filed a substitute, the Prosecuting Party shall give the non-Prosecuting Party prompt notice and shall permit the non-Prosecuting Party at the non-Prosecuting Party’s own expense to take such actions itself in such country.

(ii) The Party Prosecuting a Joint Combination Therapy Patent Right in accordance with Section 11.2(c)(i) shall consult with the other Party on the Prosecution of all Joint Combination Therapy Patent Rights, and shall take into consideration the commercial and patent strategies for Joint Combination Therapies of (A) if the Party Prosecuting is Epizyme, in the Territory, and (B) if the Party Prosecuting is Hutchmed, globally. The Party Prosecuting shall furnish the other Party with copies of each document relevant to such Prosecution at least [**] prior (or such shorter period prior if it is not reasonably practicable to provide such copies [**] prior) to filing such document or making any payment due thereunder to allow for review and comment by the other Party and shall consider in good faith timely comments from the other Party thereon. The Party Prosecuting shall also furnish the other Party with copies of all final filings and responses made to any patent authority with respect to the Joint Combination Therapy Patent Rights in a timely manner following submission thereof. The other Party shall execute such documents and perform such acts as may be reasonably necessary for the Prosecuting Party to perform such actions.

(iii) In preparing, filing, prosecuting and maintaining Joint Combination Therapy Patent Rights, in no event shall Hutchmed take any position that is contrary to or detrimental to the scope or enforceability of any Epizyme Patent Rights or any Patent Rights owned or otherwise controlled by Epizyme that are counterparts to any Epizyme Patent Rights without the express written consent of Epizyme.

(d) Patent Liaisons. Promptly (but in no event later than [**]) following the Effective Date, the Parties shall each designate a representative to consult with the other Party’s representative with respect to the Prosecution of the Licensed Patent Rights, Hutchmed Patent Rights, and Joint Combination Therapy Patent Rights (such representatives, the “Patent Liaisons”). The Patent Liaisons shall discuss and provide input to each other, at such times, places and frequencies as mutually agreed, on all material issues with respect to the Prosecution of such Patent Rights; provided that all final decisions related to the Prosecution, enforcement or defense of the Licensed Patent Rights, Hutchmed Patent Rights, and Joint Combination Therapy Patent Rights shall be made by the Party with the right to control such Prosecution, enforcement or defense, as applicable as set forth in this Article 11.

11.3 Enforcement and Defense. Subject to the terms of each Epizyme In-License Agreement:

(a) If either Party becomes aware of any Third Party activity, including any Development activity (whether or not an exemption from infringement liability for such Development activity is available under Applicable Law), that materially infringes (or that is directed to the Development of a product that would infringe) a Licensed Patent Right, Hutchmed Patent Right or a Joint Combination Therapy Patent Right, or that misappropriates any Epizyme Combination Therapy Know-How, Epizyme Know-How, or Epizyme Manufacturing Know-How (individually or collectively the “Licensed Know-How”), Hutchmed Know-How, or Joint Combination Therapy Know-How, or of any Third Party Patent Right that, if issued or enforced, is reasonably likely to materially affect the scope, claims, validity, or other material element of a Licensed Patent Right, Hutchmed Patent Right or a Joint Combination Therapy Patent Right then the Party becoming aware of such activity shall give prompt written notice to the other Party regarding such alleged infringement or misappropriation (collectively, “Infringement Activity”).

(b) Epizyme shall have the first right, but not the obligation, to attempt to resolve any Infringement Activity involving Licensed Patent Rights, Licensed Know-How, Joint Combination Therapy Patent Rights, or Joint Combination Therapy Know-How outside the Territory at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice, and Hutchmed shall have the first right, but not the obligation, to attempt to resolve any Infringement Activity involving Licensed Patent Rights, Licensed Know-How, Epizyme Marks, Joint Combination Therapy Patent Rights, or Joint Combination Therapy Know-How in the Territory by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice. If (i) Hutchmed fails to resolve such Infringement Activity in the Territory, or (ii) solely with respect to Joint Combination Therapy Patent Rights, Epizyme fails to resolve such Infringement Activity outside the Territory, but solely (in the case of this clause (ii)) where the allegedly infringing product is or would be competitive with Hutchmed’s Other Combination Drug(s) that form(s) part of a Joint Combination Therapy covered by such Joint Combination Therapy Patent Rights, or, in either case ((i) or (ii)), to initiate a suit with respect thereto by the date that is [**] before any deadline for taking action to avoid any loss of material enforcement rights or remedies, then, upon written notice to the non-enforcing Party, such Party shall have the right, but not the obligation, to attempt to resolve such Infringement Activity by commercially appropriate steps at its own expense, including the filing of an infringement or misappropriation suit using counsel of its own choice.

(c) Any amounts recovered by a Party as a result of an action pursuant to Section 11.3(b), whether by settlement or judgment, shall be allocated as follows: (i) first to pay to each Third Party counterparty under any Epizyme In-License Agreement or Hutchmed In-License Agreement any amounts owed to such Third Party counterparty with respect to such enforcement action, then (ii) to reimburse the Parties for their costs and expenses of the enforcement action (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), and (iii) any remaining amount shall be shared between the Parties, with the enforcing Party retaining [**] percent ([**]%) of such amount and the other Party retaining [**] percent ([**]%) of such amount. In the event that any action pursuant to this Section 11.3 does not result in the recovery of any amounts (e.g., payments to a Third Party, expenses for invalidation proceedings for Third Party Patent Rights that a Party reasonably believes may infringe a Licensed Patent Right, Hutchmed Patent Right or a Joint Combination Therapy Patent Right), then unless otherwise provided by this Agreement, such expenses shall be borne equally by the Parties and the Party not incurring such expenses shall reimburse the incurring Party within [**] after receipt of an invoice reasonably documenting such expenses.

(d) If a Third Party in the context of an enforcement action under this Section 11.3 asserts that a Licensed Patent Right or Joint Combination Therapy Patent Right is invalid or unenforceable, then the Party responsible for such enforcement action will be responsible for defending against such assertion. If a Third Party outside of an enforcement action under this Section 11.3 asserts that a Licensed Patent Right is invalid or unenforceable, then Epizyme shall have the sole right, but not the obligation, to defend against such assertion. If a Third Party outside of an enforcement action under this Section 11.3 asserts that a Joint Combination Therapy Patent Right is invalid or unenforceable, then Epizyme shall have the sole right, but not the obligation, outside the Territory, and Hutchmed shall have the first right, but not the obligation, within the Territory, to defend against such assertion (such Party with a sole or first right to defend being known as the “First Defending Party”) and, at the First Defending Party’s request and expense, the other Party shall provide reasonable assistance in defending against such Third Party assertion. The First Defending Party shall (i) keep the other Party reasonably informed regarding such assertion and such defense (including by providing such other Party with drafts of each filing a reasonable period before the deadline for such filing and promptly providing such other Party with copies of all final filings and correspondence), (ii) consult with the other Party on such defense, and (iii) consider in good faith all comments from the other Party regarding such defense. The non-defending Party shall have the right to join as a party to such defense and participate with its own counsel at its sole expense; provided, however, that the First Defending Party shall retain control of such defense. Should Epizyme (with respect to Licensed Patent Rights or Joint Combination Therapy Patent Rights outside the Territory, including in the context of an applicable enforcement action) or Hutchmed (with respect to Joint Combination Therapy Patent Rights within the Territory or in the context of an applicable enforcement action) decide that it is not, or is no longer, interested in controlling such defense with respect to a Joint Combination Therapy Patent Right, it shall promptly (and in any event by the date that is [**] before any deadline for taking action to avoid any loss of material rights) provide the other Party written notice of this decision. The other Party may, upon written notice to such first Party, assume such defense at such other Party’s sole expense.

(e) In any event, at the request and expense of the Party bringing an infringement or misappropriation action under Section 11.3(b) or defending an action under Section 11.3(d), the other Party shall provide reasonable assistance in any such action (including entering into a common interest agreement if reasonably deemed necessary by any Party) and be joined as a party to the suit if necessary for the initiating or defending Party to bring or continue such suit. Neither Party may settle any action or proceeding brought under Section 11.3(b) or 11.3(d), or knowingly take any other action in the course thereof, in a manner that materially adversely affects the other Party’s interest in any Licensed Patent Rights or Joint Combination Therapy Patent Rights or counterpart Patent Rights outside of the Territory without the written consent of such other Party. Each Party shall always have the right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other Party pursuant to Section 11.3(b) or 11.3(d). The Party enforcing a Licensed Patent Right or Joint Combination Therapy Patent Right will keep the other Party reasonably informed with respect to the status of such enforcement and will consider in good faith all comments provided by the non-enforcing Party with respect to such enforcement.

11.4 Defense of Third Party Infringement and Misappropriation Claims. Subject to the terms of each Epizyme In-License Agreement:

(a) If a Third Party asserts that a Patent Right or other right controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement or a Party becomes aware of a Patent Right or other right that might form the basis for such a claim, the Party first obtaining knowledge of such a claim or such potential claim shall immediately provide the other Party with notice thereof and the related facts in reasonable detail. Subject to Section 13.1, the Parties shall discuss what commercially appropriate steps, if any, to take to avoid infringement or misappropriation of said Third Party Patent Right or other right controlled by such Third Party in the Territory.

(b) If a Third Party asserts that a Patent Right or other right controlled by it in the Territory is infringed or misappropriated by a Party’s activities under this Agreement, then, subject to Section 13.1, such Party shall have the first right, but not the obligation, to defend against such assertion and, at such Party’s request and expense, the other Party will provide reasonable assistance in defending against such Third Party assertion. Such Party shall keep the other Party reasonably informed regarding such assertion and such defense.

11.5 Patent Linkage. To the extent required by Applicable Law, Hutchmed shall use Commercially Reasonable Efforts to promptly, accurately and completely list, with the applicable Regulatory Authorities in the Territory, all applicable Patents for any Licensed Product that Hutchmed intends to, or has begun to, Commercialize and that have become the subject of an application for Regulatory Approval submitted to Regulatory Authorities in the Territory. Prior to such listings, the Parties shall meet to evaluate and identify all applicable Patents, and Hutchmed shall retain final decision-making authority as to the listing of all applicable Patents for such Licensed Product in the Territory, regardless of which Party owns such Patent.

11.6 Patent Term Extensions. Subject to the terms of each Epizyme In-License Agreement, the Parties shall discuss and select the appropriate Licensed Patent Rights or Joint Combination Therapy Patent Rights for filing to obtain patent term extensions, including supplementary protection certificates and any other extensions that are now available or become available in the future, based on Regulatory Approvals for Licensed Products in the Field in the Territory. If the Parties are unable to reach mutual agreement, as between the Parties, Hutchmed shall have the right to make the final decision as to such Patent Rights. In such cases, Epizyme shall consult with Hutchmed with respect to such decisions and shall consider the comments and concerns of the other Party in good faith. Hutchmed shall cooperate with Epizyme in gaining any such patent term extensions, including by signing all necessary papers.

Article 12. REPRESENTATIONS, WARRANTIES, AND COVENANTS

12.1 Mutual Representations and Warranties. Each of Hutchmed and Epizyme hereby represents and warrants to the other Party as of the Effective Date that:

(a) it is a corporation or entity duly organized and validly existing under the Applicable Laws of the nation, state, municipality, province, administrative division or other jurisdiction of its incorporation or formation;

(b) the execution, delivery and performance of this Agreement by it has been duly authorized by all requisite corporate action;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and such performance does not conflict with or constitute a breach of any of its agreements with any Third Party;

(d) it has the right to grant the rights and licenses described in this Agreement;

(e) it has not made any commitment to any Third Party in conflict with the rights granted by it hereunder;

(f) its, and its Affiliates’ employees have executed agreements requiring automatic assignment to such Party of all inventions (whether or not patentable) or other Know-How identified, discovered, authored, developed, conceived or reduced to practice during the course of and as the result of their employment with such Party or its Affiliates, and all intellectual property rights therein (other than intellectual property rights constituting improvements to any such employee’s background intellectual property), and obligating the relevant individual or entity to maintain as confidential such Party’s confidential information related to any Licensed Compound or Licensed Product as well as confidential information of other parties (including Epizyme and any other Epizyme Entity or Hutchmed and any other Hutchmed Entity, as applicable) which such individual or entity may receive, to the extent required to support such Party’s obligations under this Agreement;

(g) to its knowledge, no consent, approval or agreement of any person or Governmental Authority is required to be obtained in connection with the execution and delivery of this Agreement; and

(h) it has not been debarred by the FDA, is not the subject of a conviction described in Section 306 of the FD&C Act, has not been excluded by the Office of Inspector General (“OIG”), and is not subject to any similar sanction of any other Governmental Authority outside of the U.S., including revocation or suspension of any business license or relevant pharmaceutical enterprise permits or approvals by the State Administration of Market Regulation (SAMR), the NMPA, or other Regulatory Authority in Mainland China, as applicable or otherwise “blacklisted” by such Regulatory Authority in Mainland China, and neither it nor any of its Affiliates has used, in any capacity, any person or entity who either has been debarred by the FDA, is the subject of a conviction described in Section 306 of the FD&C Act, excluded by the OIG, or is subject to any such similar sanction inside or outside of the U.S.

12.2 Mutual Covenants. Each of Hutchmed and Epizyme hereby covenants to the other Party during the Term that:

(a) it will not engage, in any capacity in connection with this Agreement or any ancillary agreement, any person or entity who has been debarred by the FDA, excluded by the OIG, is the subject of a conviction described in Section 306 of the FD&C Act or is subject to any similar sanction inside or outside of the U.S., and such Party shall inform the other Party in writing promptly if such Party or any person or entity engaged by such Party who is performing services under this Agreement, or any ancillary agreement, is debarred or is the subject of a conviction described in Section 306 of the FD&C Act or any similar sanction inside or outside of the U.S., or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to any such debarment or conviction of a Party, any of its Affiliates or any such person or entity performing services hereunder or thereunder;

(b) it and its Affiliates’ employees, upon their employment by such Party or any of its Affiliates, will execute agreements requiring automatic assignment to such Party of all inventions (whether or not patentable) or other Know-How identified, discovered, authored, developed, conceived or reduced to practice during the course of and as the result of their employment with such Party or its Affiliates, and all intellectual property rights therein (other than intellectual property rights constituting improvements to any such person’s or entity’s background intellectual property), and obligating the relevant individual or entity to maintain as confidential such Party’s confidential information related to any Licensed Compound or Licensed Product as well as confidential information of other parties (including Epizyme and any other Epizyme Entity or Hutchmed and any other Hutchmed Entity, as applicable) which such individual or entity may receive, to the extent required to support such Party’s obligations under this Agreement; it will not make any commitment to any Third Party in conflict with the rights granted by it hereunder or that would materially adversely affect the rights granted by it hereunder; and

(c) it will comply with all Applicable Laws in performing its activities hereunder.

12.3 Additional Epizyme Warranties. Epizyme hereby represents and warrants to Hutchmed as of the Effective Date that:

(a) Exhibit B contains a list of all Patent Rights that are Controlled by Epizyme as of the Effective Date in the Territory and Cover or are otherwise reasonably necessary or useful for (i) the Development or Commercialization of the Licensed Products as they exist on the Effective Date in the Field in the Territory or (ii) the Manufacture in the Territory of the Licensed Compound and Licensed Product as they exist on the Effective Date, in each case ((i) and (ii)) in accordance with this Agreement;

(b) Epizyme does not own or have license rights to any intellectual property rights that would constitute Licensed IP Controlled by Epizyme but for Epizyme not having the right to sublicense such intellectual property rights to Hutchmed to the extent set forth in this Agreement;

(c) Epizyme has not granted any license or other right under the Licensed IP inconsistent with the terms of this Agreement or the Eisai Agreement;

(d) all of the issued Patent Rights on Exhibit B are in full force and effect, and, to Epizyme’s knowledge, are not invalid or unenforceable, in whole or in part;

(e) Epizyme has complied with Applicable Law, including any duties of candor to applicable patent offices, in connection with the filing, prosecution, and maintenance of the Patent Rights on Exhibit B. All Patent Rights on Exhibit B have been duly filed and maintained in the Territory and are being diligently prosecuted in the Territory;

(f) with respect to the Licensed IP that is solely-owned by Epizyme as of the Effective Date, Epizyme has obtained assignments from the inventors of all inventorship rights relating to all Patents included in such Licensed IP, and all such assignments of inventorship rights relating to such Patents have been properly executed and recorded in the relevant U.S. and foreign patent offices;

(g) Epizyme and its Affiliates have taken commercially reasonable measures consistent with industry practices to protect the secrecy, confidentiality and value of all Licensed Know-How that constitutes trade secrets under Applicable Law (including requiring all employees, consultants and independent contractors to execute binding and enforceable agreements requiring all such employees, consultants and independent contractors to maintain the confidentiality of such Licensed Know-How and, to Epizyme’s Knowledge, such Licensed Know-How has not been disclosed to any Third Party by Epizyme except pursuant to such confidentiality agreements and to Epizyme’s Knowledge there has not been a breach by any party to such confidentiality agreements;

(h) no Licensed IP owned by Epizyme or its Affiliates, and, to Epizyme’s knowledge, no Licensed IP otherwise Controlled by Epizyme or its Affiliates, is subject to any funding agreement with any government or governmental agency;

(i) Epizyme is unaware of any challenge in the Territory to the validity or enforceability of any of the Licensed Patent Rights listed in Exhibit B;

(j) other than as set forth on Schedule 12.3, to Epizyme’s knowledge, no Third Party is infringing or misappropriating any Licensed IP in the Field in the Territory;

(k) Epizyme and its Affiliates have not, prior to the Effective Date, assigned, transferred, conveyed or otherwise encumbered their right, title and interest in any Licensed IP within the Territory, other than with respect to the activities set forth on Schedule 2.8(b) and as set forth on Schedule 12.3;

(l) to Epizyme’s knowledge, the research, development, manufacture, use, sale or import of Licensed Products in the Territory will not infringe or misappropriate the Patent Rights or Know-How owned or controlled by such Third Party;

(m) to Epizyme’s knowledge, no Third Party has a valid basis upon which to claim that the research, development, manufacture, use, sale or import of Licensed Products in the Field and in the Territory, in each case as contemplated by this Agreement, would infringe or misappropriate such Third Party’s Patent Rights or Know-How;

(n) Epizyme, its Affiliates, and, to Epizyme’s knowledge, Third Parties acting on its or their behalf, have conducted all Development of all Licensed Compounds and Licensed Products in the Territory in accordance with Applicable Laws, including all applicable GLP, GVP and GCP promulgated or endorsed by any applicable Regulatory Authority in the Territory;

(o) Epizyme has not received written notice of any investigations, inquiries, actions or other proceedings pending before or threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to the Licensed Products in the Territory arising from any action or default by Epizyme or any of its Affiliates or a Third Party acting on behalf of Epizyme in the discovery or Development of the Licensed Products; and

(p) The Eisai Agreement is the only Epizyme In-License Agreement in effect as of the Effective Date; and Epizyme and its Affiliates (i) have been in compliance with all material terms and conditions of the Eisai Agreement as of the Effective Date and, to the knowledge of Epizyme, Eisai has been in compliance with all material terms and conditions of the Eisai Agreement as of the Effective Date; (ii) have not received any written notice that alleges breach or default by Epizyme or any of its Affiliates of, requests a material amendment of, or termination of the Eisai Agreement; and (iii) are not aware of any material breach or default of the Eisai Agreement.

12.4 Additional Epizyme Covenants. Epizyme hereby covenants to Hutchmed during the Term that Epizyme and its Affiliates (a) shall remain in compliance with all material terms and conditions of the Epizyme In-License Agreements; (b) shall ensure that the Epizyme In-License Agreements are in full force and effect for so long as any Licensed IP licensed to Epizyme under such Epizyme In-License Agreement is necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Compound or Licensed Products in the Field and in the Territory; (c) shall provide prompt notice to Hutchmed of its receipt of any written notice that alleges breach or default by Epizyme of, requests a material amendment of, or termination of any Epizyme In-License Agreement and provide to Hutchmed a copy of each of the foregoing; (d) not Develop, Manufacture, or Commercialize Licensed Products outside or inside the Territory in a manner that could be reasonably expected to materially adversely affect Hutchmed’s Development, Manufacture, or Commercialization of the Licensed Products in the Territory hereunder; and (e) shall not amend any Epizyme In-License Agreement in a manner that would adversely affect the rights granted to Hutchmed hereunder without Hutchmed’s prior written consent.

12.5 Additional Hutchmed Warranties. Hutchmed hereby represents and warrants to Epizyme that as of the Effective Date:

(a) other than Regulatory Approval for the Licensed Products, Hutchmed possesses any required, material permits and licenses to Develop, obtain Regulatory Approval and Reimbursement Approval (if applicable) for, Manufacture (after Manufacturing Technology Transfer) and Commercialize Licensed Products in the Field and Territory as contemplated in this Agreement, and has passed all annual inspections by Governmental Authorities relevant to the activities under this Agreement;

(b) neither Hutchmed nor any of its Affiliates is (i) state-owned, (ii) subject to any state-owned assets administrations or other authorities with respect to the registration of state-owned assets or ownership of scientific data or (iii) under collective ownership;

(c) neither Hutchmed nor any of its Affiliates is a relevant scientific research institution or higher-level educational school under the Notice of the General Office of the State Council on Issuing the Measures for the Management of Scientific Data, Guo Ban Fa (2018) No. 17, as such law exists as of the Effective Date, or otherwise subject to any obligations to disclose to or share with any Regulatory Authority Confidential Information hereunder other than for the purposes intended under this Agreement;

(d) Hutchmed or a Hutchmed Affiliate is a legally registered institution in Mainland China and has the technical expertise and familiarity with the relevant Applicable Laws to act as Epizyme’s Authorized Regulatory Agent as required by this Agreement;

(e) to Hutchmed’s knowledge, Hutchmed has not received written notice of any investigations, inquiries, actions or other proceedings pending before or threatened by any Regulatory Authority or other Governmental Authority in the Territory with respect to the Licensed Products in the Territory arising from any action or default by Hutchmed or any of its Affiliates or a Third Party acting on behalf of Hutchmed; and

(f) there are no Hutchmed In-License Agreements as of the Effective Date and no Hutchmed IP as of the Effective Date.

12.6 Additional Hutchmed Covenants. Hutchmed hereby covenants to Epizyme during the Term that:

(a) Hutchmed will obtain and maintain valid permits and licenses to Develop, Manufacture (after Manufacturing Technology Transfer) and Commercialize Licensed Products in the Field and Territory as contemplated in this Agreement;

(b) neither Hutchmed nor any of its Affiliates will become a relevant scientific research institution or higher-level educational school under the Notice of the General Office of the State Council on Issuing the Measures for the Management of Scientific Data, Guo Ban Fa (2018) No. 17, as such law exists as of the Effective Date, or otherwise subject to any obligations to disclose to or share with any Regulatory Authority Confidential Information hereunder other than for the purposes intended under this Agreement;

(c) Hutchmed and its Affiliates (a) shall remain in compliance with all material terms and conditions of the Hutchmed In-License Agreements; (b) shall ensure that the Hutchmed In-License Agreements are in full force and effect for so long as any Hutchmed IP licensed to Hutchmed under such Hutchmed In-License Agreement is necessary or reasonably useful for the Development, Manufacture or Commercialization of Licensed Compound or Licensed Products in the Field and in the Territory; (c) shall provide prompt notice to Epizyme of its receipt of any written notice that alleges breach or default by Hutchmed of, requests a material amendment of, or termination of any Hutchmed In-License Agreement and provide to Epizyme a copy of each of the foregoing; (d) not Develop, Manufacture, or Commercialize Licensed Products inside the Territory in a manner that could be reasonably expected to materially adversely affect Epizyme’s Development, Manufacture, or Commercialization of the Licensed Products outside the Territory; and (e) shall not amend any Hutchmed In-License Agreement in a manner that would adversely affect the rights granted to Epizyme hereunder without Hutchmed’s prior written consent; and

(d) the Development to be undertaken under this Agreement will not be funded by the government of Mainland China and the government of Mainland China shall obtain no rights to any Licensed IP.

12.7 Anti-Corruption.

(a) Anti-Corruption Provisions. Each Party represents and warrants to the other Party that such Party has not, directly or indirectly, offered, promised, paid, authorized or given, and each Party agrees that such Party will not, in the future, offer, promise, pay, authorize or give, money or anything of value, directly or indirectly, to any Government Official (as defined below) or Other Covered Party (as defined below) for the purpose, pertaining to this Agreement, of: (i) influencing any act or decision of such Government Official or Other Covered Party; (ii) inducing such Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing such Government Official or Other Covered Party to influence the act or decision of a Governmental Authority, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement.

(b) For purposes of this Agreement: (A) “Government Official” means any official, officer, employee or representative of: (1) any Governmental Authority; (2) any public international organization (such as the International Monetary Fund, World Bank or the United Nations) or any department or agency thereof; or (3) any company or other entity owned or controlled by any Governmental Authority (including state-owned enterprises); and (B) “Other Covered Party” means any political party or party official, or any candidate for political office.

(c) Anti-Corruption Compliance.

(i) In performing under this Agreement, each Party, on behalf of itself, its respective Affiliates and (in the case of Epizyme) other Epizyme Entities and (in the case of Hutchmed) other Hutchmed Entities, agrees to materially comply with all anti-corruption or anti-bribery Applicable Laws, including the Foreign Corrupt Practices Act of 1977, as amended from time to time (“FCPA”), and all anti-corruption Laws of the Territory including relevant anti-corruption and anti-bribery provisions under the Criminal Law and Drug Administration law, Anti-Unfair Competition Law, Interim Regulations on Prohibiting Commercial Bribery Activities and other anti-corruption Laws and regulations in the Territory, each as may be enacted or amended from time to time (the “Anti-Corruption Laws”).

(ii) Each Party represents and warrants to the other Party that such Party is not aware of any Government Official or Other Covered Party having any financial interest in the subject matter of this Agreement or in any way personally benefiting, directly or indirectly, from this Agreement.

(iii) No Party, nor any Affiliate of any Party (and (in the case of Epizyme) no other Epizyme Entity and (in the case of Hutchmed) no other Hutchmed Entity), shall give, offer, promise or pay any political contribution or charitable donation at the request of any Government Official or Other Covered Party that is in any way related to this Agreement or any related activity.

(iv) Each Party, its Affiliates and third party contractors shall in all cases, refrain from engaging in any activities or conduct which would cause the other Party, its Affiliates or third party contractors to be in violation of any Anti-Corruption Law. To the extent allowed by Applicable Law, if any Party (or its Affiliates or third party contractors) proposes to provide any information, data or documentation to any governmental or regulatory authority in respect of the Licensed Product that relates to or may result in a violation of the Anti-Corruption Laws, it shall first obtain the prior written approval of the other Party, which will not be unreasonably withheld, or shall provide such information, data or documentation in accordance with the other Party’s written instructions.

(v) Hutchmed agrees that an executive of Hutchmed will, at the request of Epizyme, no more frequently than [**], provide Epizyme with a certification in the form hereto attached and incorporated by reference as Schedule 12.7(c).

(vi) Hutchmed agrees that should it learn or have reason to know of: (i) any payment, offer, or agreement to make a payment to a foreign official or political party for the purpose of obtaining or retaining business or securing any improper advantage for Epizyme under this Agreement, or (ii) any other development during the Term that in any way makes inaccurate or incomplete the representations, warranties and certifications of Hutchmed hereunder given or made as of the date hereof or at any time during the Term, relating to the Anti-Corruption Laws, Hutchmed will immediately advise Epizyme in writing of such knowledge or suspicion and the entire basis known to Hutchmed therefor.

(vii) Hutchmed covenants it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of this Agreement in order to document or verify compliance with the provisions of this Section, and upon request of Epizyme, upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section. Acceptance of a proposed Third Party auditor may not be unreasonably withheld, delayed, or conditioned by Hutchmed. It is expressly agreed that the costs related to the Third Party auditor shall be fully paid by Epizyme, and that any auditing activities may not unduly interfere with the normal business operations of Hutchmed. The Hutchmed may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

(viii) In the event that a Party violates any Anti-Corruption Law, or breaches any provision in this Section 12.7, the other Party shall have the right to unilaterally terminate this Agreement pursuant to Section 14.4, except that the cure period set forth therein shall not apply.

12.8 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE INTELLECTUAL PROPERTY RIGHTS PROVIDED BY ONE PARTY TO THE OTHER PARTY HEREIN ARE PROVIDED “AS IS” AND WITHOUT WARRANTY. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH OF THE PARTIES EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THEIR RESPECTIVE INTELLECTUAL PROPERTY RIGHTS, AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.9 Limitation of Liability. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, EXEMPLARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES OR DAMAGES FOR LOSS OF PROFIT OR LOST OPPORTUNITY IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER, OR ANY LICENSE GRANTED HEREUNDER. THE FOREGOING SHALL NOT LIMIT (a) ANY INDEMNIFICATION OBLIGATIONS HEREUNDER, OR (b) REMEDIES AVAILABLE TO EITHER PARTY WITH RESPECT TO A BREACH OF Article 10 OR SECTION 2.8 OR FRAUD COMMITTED BY THE OTHER PARTY

Article 13. INDEMNIFICATION

13.1 Indemnification by Epizyme. Epizyme shall indemnify, hold harmless and defend Hutchmed and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Hutchmed Indemnitees”) from and against any and all Third Party suits, claims, actions, demands, liabilities, expenses, costs, damages, deficiencies, obligations or losses (including reasonable attorneys’ fees, court costs, witness fees, damages, judgments, fines and amounts paid in settlement) (“Losses”) to the extent that such Losses arise out of (a) any breach of this Agreement by Epizyme, (b) any act or failure to act by any Epizyme Entity that causes a breach of any Epizyme In-License Agreement or Hutchmed In-License Agreement, (c) the Development, Manufacture or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Epizyme Entity, (d) any act or omission by Hutchmed in its capacity as Authorized Regulatory Agent, or (e) the gross negligence or willful misconduct of any Epizyme Indemnitee, except, in each case of clauses (a) through (e), for those Losses for which Hutchmed has an obligation to indemnify Epizyme pursuant to Section 13.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

13.2 Indemnification by Hutchmed. Hutchmed shall indemnify, hold harmless and defend Epizyme and its Affiliates, and their respective directors, officers, consultants, agents, contractors and employees (the “Epizyme Indemnitees”) from and against any and all Losses, to the extent that such Losses arise out of (a) any breach of this Agreement by Hutchmed, (b) any act or failure to act by any Hutchmed Entity that causes a breach of any Epizyme In-License Agreement or Hutchmed In-License, (c) the Development, Manufacture, or Commercialization of the Licensed Compound or any Licensed Product by or on behalf of any Hutchmed Entity, other than to the extent arising out of the practice of the Licensed IP, Epizyme Marks, or Epizyme Domains in accordance with this Agreement, or (d) the gross negligence or willful misconduct of any Hutchmed Indemnitee, except, in each case of clauses (a), through (d), for those Losses for which Epizyme has an obligation to indemnify Hutchmed pursuant to Section 13.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

13.3 Procedure. In the event of a claim by a Third Party against a Hutchmed Indemnitee or Epizyme Indemnitee entitled to indemnification under this Agreement (“Indemnified Party”), the Indemnified Party shall promptly notify the Party obligated to provide such indemnification (“Indemnifying Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party. The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto and does not impose any obligations on the Indemnified Party, unless the Indemnified Party otherwise agrees in writing. No Indemnified Party may settle any claim for which it is being indemnified under this Agreement without the Indemnifying Party’s prior written consent.

13.4 Insurance. Hutchmed shall, at its own expense, obtain and maintain insurance with a reputable insurance carrier with respect to the Hutchmed Entities’ Development, Manufacture and Commercialization of Licensed Products in the Field in the Territory under this Agreement in such type and amount and subject to such deductibles and other limitations as biopharmaceutical companies in the Territory customarily maintain with respect to the Development, Manufacture and Commercialization of similar products, but in any event no less than (a) prior to the First Commercial Sale of the first Licensed Product in the Territory, [**] Dollars ($[**]) per incident and (b) following the First Commercial Sale of the first Licensed Product in the Territory, [**] Dollars ($[**]) per incident and [**] Dollars ($[**]) annual aggregate. Such insurance policy shall provide product liability coverage and broad form contractual liability coverage for Hutchmed’s indemnification obligations under this Agreement. Hutchmed shall provide a copy of such insurance policy to Epizyme upon reasonable request by Epizyme. Hutchmed shall provide Epizyme with written notice at least [**] prior to any cancellation, non-renewal or material change in such insurance. This Section 13.4 shall survive expiration or termination of this Agreement and last until [**] after the last sale of any Licensed Product in the Field in the Territory by any Hutchmed Entity.

Article 14. TERM AND TERMINATION

14.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the terms of this Article 14, will expire, on a Licensed Product-by-Licensed Product basis, upon the expiration of the Royalty Term for such Licensed Product in the Territory (the “Term”).

14.2 Termination at Will by Hutchmed. Hutchmed may terminate this Agreement at any time for any or no reason upon giving twelve (12) months’ written notice to Epizyme.

14.3 Termination for Patent Right Challenge. In the event that either Party or its Affiliates challenges, or assists any individual or entity in challenging, the validity, patentability or enforceability of any Patent Right that (a) is owned by or licensed to the non-challenging Party or any of its Affiliates and (b) licensed or sublicensed, as the case may be, to the challenging Party under this Agreement, or otherwise opposes the validity, patentability or enforceability of any such Patent Right (except, in each case, as required by Applicable Law) then, to the extent consistent with Applicable Law, the non-challenging Party may terminate this Agreement by providing [**] written notice thereof to the challenging Party; provided, however, that the non-challenging Party’s termination right under this Section shall not apply if (i) such challenge is stayed, withdrawn, or otherwise terminated during such [**] period, (ii) the applicable challenging Party is a sublicensee of the challenging Party’s rights hereunder, and promptly after notice of such challenge from the non-challenging Party, the challenging Party terminates such sublicensee’s rights to the Licensed Compound and Licensed Products in accordance with the terms of the applicable sublicense agreement(s), (iii) such challenge is asserted defensively as response, counterclaim, or cross-claim to a suit by the non-challenging Party or its Affiliates alleging that the challenging Party has infringed or misappropriated such Patent Rights, or (iv) such challenge is initiated by an Acquirer or a Third Party that the challenging Party acquires, in either case, prior to the effective date of such acquisition.

14.4 Termination for Breach. Subject to the terms and conditions of this Section 14.4, a Party (the “Non-Breaching Party”) shall have the right, in addition to any other rights and remedies available to such Party at law or in equity, to terminate this Agreement in the event the other Party (the “Breaching Party”) is in material breach of this Agreement. The Non-Breaching Party shall first provide written notice to the Breaching Party, which notice shall identify with particularity the alleged breach (the “Breach Notice”). With respect to material breaches of any payment provision hereunder, the Breaching Party shall have a period of [**] after such Breach Notice is provided to cure such breach. Except as expressly set forth in this Agreement, with respect to all other breaches, the Breaching Party shall have a period of [**] after such Breach Notice is provided to cure such breach; provided that if such breach is not a payment breach and is not reasonably capable of being cured within such [**] period, then such cure period shall be extended for an additional period not to exceed an addition [**] for so long as the Breaching Party is continuing diligent efforts to cure such breach; and provided further, that such cure period shall be tolled during the pendency of any good faith dispute as to whether such material breach has occurred or been cured. If such breach is not cured within the applicable period set forth above, the Non-Breaching Party may, at its election, terminate this Agreement upon written notice to the Breaching Party. The waiver by either Party of any breach of any term or condition of this Agreement shall not be deemed a waiver as to any subsequent or similar breach.

14.5 Alternative Remedy in Lieu of Termination. If Hutchmed has the right to terminate this Agreement pursuant to Section 14.4 based on an uncured material breach by Epizyme, then Hutchmed may elect either (a) terminate this Agreement and have the consequences of termination described in Section 14.7 apply, or (b) elect, in lieu of terminating this Agreement, for the rights and obligations of the Parties under this Agreement to continue, including the licenses and rights granted by Epizyme to Hutchmed under Section 2.1; provided that, (i) Hutchmed shall become solely responsible for one hundred percent (100%) of all payments payable to the relevant Third Party on account of the sublicense to Hutchmed to Third Party IP under any Epizyme In-License Agreement, (ii) notwithstanding anything to the contrary herein (including Section 9.6(b)(iv)), Hutchmed’s financial obligations to Epizyme (other than as provided under subsection (i) above) under Sections 9.4, 9.5, and 9.6 thereafter will be reduced to [**] percent ([**]%) of the excess of such financial obligations (as calculated without regard for this Section 14.5) over the amounts payable by Hutchmed pursuant to subsection (i) above, and (iii) if Hutchmed initiates an action seeking damages from Epizyme resulting from such material breach, then any payment reductions taken by Hutchmed pursuant to subsection (ii) will be applied to reduce the damages (if any) awarded to Hutchmed by a final decision of a court of competent jurisdiction.

14.6 Termination for Bankruptcy and Rights in Bankruptcy.

(a) To the extent permitted under Applicable Law, if, at any time during the Term, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party shall have, in addition to all other legal and equitable rights and remedies available to such Party, the option to terminate this Agreement upon [**] written notice to the Bankrupt Party. It is agreed and understood that, if the other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein. The term “Event of Bankruptcy” means: (a) filing in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets or (b) being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, where such petition is not dismissed within [**] after the filing thereof.

(b) All rights and licenses granted under or pursuant to this Agreement by Hutchmed and Epizyme are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the Party hereto that is not a Party to such proceeding shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

14.7 Effects of Termination. In the event of any termination (but not expiration) of this Agreement, the terms of this Section 14.7 shall apply:

(a) Except as provided in this Section 14.7, (i) all license grants in this Agreement from Epizyme to Hutchmed shall terminate as of the effective date of termination and (ii) in the event of termination by Hutchmed pursuant to Section 14.3, 14.4 or 14.6, all license grants from Hutchmed to Epizyme shall terminate as of the effective date of termination; provided, however, that, notwithstanding anything to the contrary in this Agreement and to the extent permitted by any applicable Epizyme In-License Agreement or Hutchmed In-License Agreement, any existing sublicense granted by the terminated Party in accordance with Article 2 shall, upon the written request of any Sublicensee within [**] following the effective date of termination, remain in full force and effect, provided that such Sublicensee is not then in breach of its sublicense agreement, and in the event of termination by a Party for material breach by the other Party under Section 14.4, that such Sublicensee did not cause the material breach that gave rise to such termination, if applicable. Promptly following such written request from such Sublicensee, the terminating Party shall enter into a direct license agreement with such Sublicensee, whereby such Sublicensee agrees in writing to be bound to the terminating Party under the same terms and conditions of this Agreement, on terms that are substantially the same terms as the applicable terms of this Agreement; provided that, the terminating Party shall not in any event be obligated to agree to any obligations under any such direct license agreement that are greater than those in this Agreement;

(b) The ROFN (including for clarity the right to receive royalties) granted to Epizyme under Section 8.1 will survive in the event of termination by Hutchmed under Section 14.2, or termination by Epizyme under Section 14.3, 14.4, or 14.6.

(c) Upon termination by Hutchmed under Section 14.2:

(i) Hutchmed shall continue to use Commercially Reasonable Efforts to perform all of its obligations hereunder with respect to the completion all ongoing Joint Global Trials and Rejected Global Trials in the Territory (including patient enrollment and follow-up), in the case of Joint Global Trials, at Hutchmed’s cost, subject to Section 9.3(c), and in the case of Rejected Global Trials, at Epizyme’s cost;

(ii) Simultaneously with providing Epizyme a notice of termination under Section 14.2, Hutchmed shall provide to Epizyme a list of all Local Trials that are ongoing at such time. During the [**] period after Hutchmed notifies Epizyme that Hutchmed is terminating this Agreement under Section 14.2, Hutchmed shall continue to use Commercially Reasonable Efforts to perform all Local Trials at Hutchmed’s cost; provided, however, that, at any time during such [**] period, Epizyme may provide [**] prior written notice to Hutchmed identifying (i) which Local Trials Epizyme elects to have transferred to an Epizyme Entity and (ii) which Local Trials Epizyme elects not to have transferred to an Epizyme Entity and which Hutchmed shall wind-down (each such Local Trial a “Rejected Local Trial”). Hutchmed shall promptly wind down all Rejected Local Trials in compliance with all Applicable Laws at Hutchmed’s sole expense, subject to subsection (iii) below.

(iii) For all Local Trials that are not Rejected Local Trials, all costs during the [**] period in subsection (ii) above shall, as between the Parties, be borne by Hutchmed and all costs after the [**] period in subsection (ii) above shall, as between the Parties, be borne by Epizyme. Hutchmed shall, if requested by Epizyme and subject to availability of Hutchmed’s or its Permitted Subcontractor CMO’s Manufacturing capacity, supply each applicable Epizyme Entity with Other Combination Drug(s), and in the event Manufacturing Technology Transfer Completion has occurred prior to the notice of termination by Hutchmed, all Licensed Product required to conduct any Local Trial being conducted by such Epizyme Entity, before the effective date of termination under Section 14.2 and for a period not to exceed [**] after the effective date of termination. Such supply shall be at Hutchmed’s Fully-Burdened Cost.

(d) Upon termination by Epizyme under Section 14.3, 14.4. or 14.6, to the extent permitted under Applicable Law, Hutchmed shall, as requested by Epizyme on a clinical trial-by-clinical trial basis: (i) promptly wind down any clinical trial then being conducted with respect to any Licensed Product in the Territory or (ii) transfer any clinical trial then being conducted with respect to any Licensed Product in the Territory to any Epizyme Entity or a Third Party as specified by Epizyme, at Hutchmed’s expense; provided that Hutchmed shall be permitted to take all reasonable steps necessary to minimize liability and harm to patients in this process. Upon termination by Hutchmed under Section 14.3, 14.4. or 14.6, Hutchmed shall promptly wind down any clinical trial then being conducted with respect to any Licensed Product in the Territory; provided that Hutchmed shall be permitted to take all reasonable steps necessary to minimize liability and harm to patients in this process.

(e) Hutchmed shall cease using the Licensed IP and, subject to a sell-off period not to exceed six (6) months after the effective date of termination, return all inventory of the Licensed Compound and Licensed Product (including Drug Substance and Drug Product) to Epizyme after such [**] period, together with all copies of the Licensed Know-How and other Confidential Information of Epizyme in the possession or control of Hutchmed or any of its Representatives, and if termination is by Hutchmed under Section 14.3, 14.4 or 14.6, Epizyme shall refund Hutchmed the applicable Clinical Supply Price or Commercial Supply Price for such Licensed Compound and Licensed Product returned to Epizyme;

(f) Hutchmed shall, at Epizyme’s written request, to the extent reasonably feasible under Applicable Law, promptly: (i) assign and transfer to Epizyme all of the Hutchmed Entities’ right, title, and interest in and to all Hutchmed Regulatory Documents (including Regulatory Filings and Regulatory Approvals), clinical trial agreements (to the extent assignable), confidentiality and other agreements, and materials and Know-How solely relating to any Licensed Product, and solely to the extent in any Hutchmed Entity’s possession or control, and (ii) disclose to Epizyme all documents embodying the foregoing that are in any Hutchmed Entity’s possession or control or that any Hutchmed Entity is able to obtain using reasonable efforts;

(g) at Epizyme’s request, Hutchmed shall promptly take all action that may be reasonably required to transfer to Epizyme or a Third Party designated by Epizyme all portions of customer lists, promotional materials and any other information it has generated for selling the Commercialization of the Licensed Products in the Territory that are (i) solely related to the Licensed Products and (ii) not subject to any confidentiality obligations to any Third Parties or other restrictions on sharing such information with Epizyme;

(h) Except as otherwise provided in this Agreement, including in connection with clinical trials pursuant to Sections 14.7(c) and 14.7(d) and Hutchmed’s sell-down right in Section 14.7(e), Hutchmed shall also cease immediately the use of any Internet website solely relating to any Licensed Product as well as any Epizyme Mark;

(i) The Manufacturing Technology Transfer Agreement shall terminate as of the effective date of termination of this Agreement;

(j) The Hutchmed Entities’ Out-of-Pocket Costs associated with the activities set forth in this Section 14.7 shall be borne by (i) Hutchmed, if this Agreement is terminated by Epizyme pursuant to Section 14.3, Section 14.4, Section 14.6 or Section 17.1, or by Hutchmed pursuant to Section 14.2, or (ii) Epizyme, if this Agreement is terminated by Hutchmed pursuant to Section 14.3, 14.4, 14.6, or 17.1;

(k) If Epizyme does not obtain the right to sublicense Third Party IP to Hutchmed in the Territory pursuant to Section 2.7(a) (and as a result is not permitted to enter into any agreement with respect to such Third Party IP that includes any grant of rights in the Field in the Territory) and Hutchmed obtains rights (with the right to sublicense) to such Third Party IP in the Field in the Territory, then at Epizyme’s written election, the Parties shall negotiate in good faith the commercially reasonable terms under which Hutchmed would grant Epizyme a non-exclusive license under such Third Party IP; and

(l) Notwithstanding any expiration or termination of this Agreement, the Safety Data Exchange Agreement (with respect to Hutchmed’s obligations thereunder) shall continue in accordance with its terms.

14.8 Survival; Accrued Rights. The following articles and sections of this Agreement shall survive expiration or early termination for any reason: Article 1, Section 2.3, Section 2.5, Section 2.6(b), Section 2.7 (solely to the extent applicable to a Party’s exercise of any rights, or performance of any obligations, retained by such Party hereunder following the applicable expiration or termination), Section 4.10, Section 4.13, Section 5.3, Section 5.5, Section 5.6, Section 5.7, Section 6.6 (second sentence only), Section 7.5 (solely with respect to any Licensed Product sold following expiration or early termination of this Agreement in accordance with Section 14.7(e)), Article 9 (solely with respect to any payment obligations incurred prior to expiration or termination), Article 10, Section 11.1, Section 11.2 (with respect to Joint Combination Therapy Patent Rights), Section 11.3 (with respect to Joint Combination Therapy Patent Rights), Section 12.7, Section 12.8, Section 12.9, Article 13, Section 14.6, Section 14.7, this Section 14.8, Article 15, Section 16.1, Section 16.2, and Article 17. In any event, expiration or termination of this Agreement shall not relieve either Party of any liability which accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation.

Article 15. DISPUTE RESOLUTION; GOVERNING LAW

15.1 Arbitration. Other than any dispute that relates to the validity or enforceability of a Patent Right, which shall be resolved in accordance with Section 15.1(c) or a dispute that relates to Net Sales, which shall be resolved in accordance with Section 1.139, any dispute, claim or controversy in connection with this Agreement, including any question regarding its formation, existence, validity, enforceability, performance, interpretation, breach or termination, that is not resolved in accordance with Article 3 and is not subject to a Party’s final decision-making authority in accordance with Article 3 (each, a “Dispute”) shall be referred to and finally resolved by binding arbitration under the International Chamber of Commerce (“ICC”) Rules of Arbitration (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 15.1, in the manner described below:

(a) Arbitration Request. If a Party intends to begin an arbitration to resolve a Dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution. Within [**] after the receipt of an Arbitration Request, the other Party may, by written notice, add additional issues for resolution. Any such Dispute shall be resolved in accordance with Section 15.1(b).

(b) General Arbitration Procedure for Disputes. The seat of arbitration will be in London, England unless another venue is agreed upon by Parties, and it will be conducted in the English language. The arbitrators may not decide based on equity. Unless agreed by the Parties to choose a single common arbitrator, the arbitration will be conducted by three arbitrators, one appointed by each Party, according to the Rules. The two arbitrators appointed by the Parties will by mutual agreement appoint the third arbitrator, who will preside over the arbitration. Any dispute or omission regarding the appointment of the arbitrators by the Parties, as well as the choice of the third arbitrator, will be resolved by the ICC. The arbitral award shall be final, definitive and binding on the Parties and their successors. The Parties reserve the right to apply to a competent judicial court to obtain urgent remedies to protect rights before establishment of the arbitration panel, without such recourse being considered as a waiver of arbitration. Except as otherwise determined by the arbitrators, the Parties shall each bear half of the fees and expenses of the arbitrators and the ICC, and each Party shall bear the costs and fees of its attorneys. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, Confidential Information, Know-How, intellectual property rights or any other proprietary right or otherwise to avoid irreparable harm. If the issues in dispute involve scientific or technical matters, any arbitrators chosen hereunder shall have educational training or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology and pharmaceuticals. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The Parties intend that each award rendered by an arbitrator hereunder shall be entitled to recognition and enforcement under the United Nations Convention on the Recognition and Enforcement of Arbitral Awards (New York, 1958).

(c) Intellectual Property Disputes. Unless otherwise agreed by the Parties, a dispute between the Parties relating to the validity or enforceability of any Patent Right shall not be subject to arbitration and shall be submitted to a court or patent office of competent jurisdiction in the relevant country or jurisdiction in which such patent was issued or, if not issued, in which the underlying patent application was filed. For the avoidance of doubt, in addition to any remedies available to Epizyme hereunder, Epizyme shall have the right to seek injunctive relief from any court of competent jurisdiction in the Territory against Hutchmed for any infringement by Hutchmed of Licensed Patent Rights.

15.2 Choice of Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the Parties hereunder, shall be construed under and governed by the laws of the State of New York, exclusive of its conflicts of laws principles.

15.3 Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. Except as explicitly provided otherwise in this Agreement, all consents, notices, and reports, to be delivered or provided by a Party under this Agreement shall be in the English language, and in the event of any conflict between the provisions of any such consent, notice, or report and the English language translation thereof, the terms of the English language translation shall control.

Article 16. ASSIGNMENT AND CHANGE OF CONTROL

16.1 Assignment.

(a) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either Party (and, for these purposes, a merger, sale of assets, operation of law or other transaction shall be deemed an assignment) without the prior written consent of the other Party. Notwithstanding the foregoing, either Party may, without the other Party’s written consent, assign this Agreement and its rights and obligations hereunder in whole or in part to (i) an Affiliate of such Party for so long as such Affiliate remains an Affiliate of such Party or (ii) a Third Party that acquires, by or otherwise in connection with, a merger, sale of assets or otherwise, all or substantially all of the business of such Party to which the subject matter of this Agreement relates; provided that the assignee agrees in writing to assume all of such Party’s obligations under this Agreement. The assigning Party will remain responsible for the performance by its assignee of this Agreement or any obligations hereunder so assigned.

(b) The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the Parties. Any purported assignment in violation of this Section 16.1 will be null and void ab initio.

16.2 Consequences of a Party becoming an Acquired Party.

(a) Each Party agrees that, in the event that a Party or any of its Affiliates (the “Acquired Party”) is acquired through a Change in Control by one or more persons or entities (collectively, the “Acquirer”), the Acquired Party shall be deemed not to “Control” for purposes of this Agreement, and the non-Acquired

Party shall not obtain any rights or access under this Agreement to, any Know-How or Patent Rights owned by or licensed to such Acquirer, or any of such Acquirer’s Affiliates that were not Affiliates of the Acquired Party immediately prior to the consummation of such Change in Control, that were not already within Licensed IP (if the Acquired Party is Epizyme or any of its Affiliates) or Hutchmed IP (if the Acquired Party is Hutchmed or any of its Affiliates) or Joint Combination Therapy IP immediately prior to the consummation of such Change in Control or that such Acquirer develops following the consummation of such Change in Control without access to or use of the Acquired Party’s information or intellectual property. Each Party shall notify the other Party promptly after any Change in Control of such Party or any of its Affiliates. The Acquired Party will notify the other Party of the Change of Control within [**] after closing of the Change of Control.

(b) If, during the Term, either Party or any of its Affiliates becomes an Acquired Party, then, such Change of Control shall not alter or diminish Hutchmed’s diligence obligations hereunder. If, during the Term, a Party or any of its Affiliates becomes an Acquired Party and the Acquirer or an Affiliate of the Acquirer has a Competing Product, then unless otherwise agreed by the other Party, the Acquired Party or such Affiliate will notify the other Party in writing within [**] after the closing date of the Change of Control that the Acquirer or such Affiliate will, at its election:

(i) divest, whether by license, divestiture of assets or otherwise, its interest in such Competing Product, as applicable, in the Territory to a Third Party, to the extent necessary to be in compliance with Section 2.8, as applicable, provided that the Acquirer or its applicable Affiliate may retain an economic interest through such a license, divestiture of assets or other transaction as long as the Acquirer or its applicable Affiliate does not retain any other material rights as to such Competing Product, as applicable, in the Territory beyond a passive economic interest; or

(ii) terminate the Development, Manufacture and Commercialization of such Competing Product, as applicable, in the Territory, to the extent necessary to be in compliance with Section 2.8, as applicable; or

(iii) implement reasonable measures to keep the Acquirer’s and its applicable Affiliates’ activities relating to any Competing Product(s) of the Acquirer or its Affiliates in the Territory separated from the Acquirer’s and its applicable Affiliates’ activities relating to the Licensed Products in the Territory, and subject to the Acquirer and its applicable Affiliates implementing such measures, the Acquirer’s and its applicable Affiliates’ Development, Manufacture and Commercialization of such Competing Product(s) shall be deemed not to violate Section 2.8.

If the Acquired Party or any of its Affiliates notifies the other Party in writing that it or its relevant Affiliate intends to divest such Competing Product, as applicable, or terminate the Development, Manufacture and Commercialization of the Competing Product, as applicable, in the Territory as provided in clause (i) or clause (ii) of this Section 16.2(b), then the Acquired Party or its relevant Affiliate will effect such divestiture or termination within [**] after the date of the relevant acquisition or other event, subject to compliance with Applicable Law, and will confirm to the other Party in writing when such divestiture or termination has been completed. The Acquired Party will keep the other Party reasonably informed of its and its Affiliates’ efforts and progress in effecting such divestiture or termination until it is completed. Until such divestiture or termination occurs, the Acquired Party shall (1) keep its and its Affiliates’ activities with respect to such Competing Product, as applicable, separate from their activities with respect to the Licensed Products, and (2) continue to fully perform all of their obligations hereunder with respect to Licensed Products, including their applicable diligence obligations with respect to the Development and Commercialization of Licensed Products hereunder.

16.3 Consequences of a Party Acquiring a Third Party.

(a) Without altering or diminishing Hutchmed’s diligence obligations hereunder, if, during the Term, either Party or any of its Affiliates acquires a Third Party (whether by way of a purchase of assets, merger, consolidation, Change in Control or otherwise) that is, at such time, Developing, Manufacturing or Commercializing a Competing Product in a manner that, if performed by the acquiring Party or any of its Affiliates, would violate Section 2.8, then the acquiring Party or its applicable Affiliate will notify the non-acquiring Party of the closing of the relevant acquisition within [**]. Unless otherwise agreed by the non-acquiring Party, the acquiring Party or such Affiliate will notify the non-acquiring Party in writing within [**] of the closing date that the acquiring Party or such Affiliate will:

(i) divest, whether by license, divestiture of assets or otherwise, its interest in such Competing Product, as applicable, in the Territory to a Third Party, to the extent necessary to be in compliance with Section 2.8, as applicable, provided that the acquiring Party or its applicable Affiliate may retain an economic interest through such a license, divestiture of assets or other transaction as long as the acquiring Party does not retain any other material rights as to such Competing Product, as applicable, in the Territory beyond a passive economic interest;

(ii) with respect to Hutchmed as the acquiring Party, terminate this Agreement in accordance with Section 14.2; or

(iii) terminate the Development, Manufacture and Commercialization of such Competing Product, as applicable, in the Territory, to the extent necessary to be in compliance with Section 2.8, as applicable.

If the acquiring Party or any of its Affiliates notifies the non-acquiring Party in writing that it or its relevant Affiliate intends to divest such Competing Product, as applicable, or terminate the Development, Manufacture and Commercialization of the Competing Product, as applicable, in the Territory as provided in this Section 16.3, then the acquiring Party or its relevant Affiliate will effect such divestiture or termination within [**] after the date of the relevant acquisition or other event, subject to compliance with Applicable Law, and will confirm to the non-acquiring Party in writing when such divestiture or termination has been completed. The acquiring Party will keep the non-acquiring Party reasonably informed of its and its Affiliates’ efforts and progress in effecting such divestiture or termination until it is completed. Until such divestiture or termination occurs, the acquiring Party shall keep its and its Affiliates’ activities with respect to such Competing Product, as applicable, separate from their activities with respect to the Licensed Products and shall continue to fully perform all of their obligations hereunder with respect to Licensed Products, including their applicable diligence obligations with respect to the Development and Commercialization of Licensed Products hereunder.

Article 17. MISCELLANEOUS

17.1 Force Majeure. If either Party shall be delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of a force majeure event, which may include any act of God, fire, flood, earthquake, public disaster, war (declared or undeclared), act of terrorism, epidemic or pandemic, government action, strike or labor differences, or lack of or inability to obtain raw materials, fuel, or power, in each case outside of such Party’s reasonable control, and whether or not such force majeure event is foreseeable as of the Effective Date, such Party shall not be liable to the other therefor, and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure event which occasioned the delay, interruption or prevention. The Party invoking the force majeure rights of this Section 17.1 must notify the other Party by courier or overnight dispatch (e.g., Federal Express) within a period of [**] of both the first and last day of the force majeure event unless the force majeure renders such notification impossible, in which case notification will be made as soon as possible. During the pendency of any force majeure event, the Party subject to such force majeure shall use Commercially Reasonable Efforts to terminate such force majeure or to mitigate the effects of such force majeure so that such Party can still perform its obligations under this Agreement. If the delay resulting from the force majeure event exceeds [**], the other Party may terminate this Agreement immediately upon written notice to the Party.

17.2 Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto, constitutes the entire agreement between Epizyme or any of its Affiliates, on the one hand, and Hutchmed or any of its Affiliates, on the other hand, with respect to the subject matter hereof, supersedes all prior understandings and writings between Epizyme or any of its Affiliates, on the one hand, and Hutchmed or any of its Affiliates, on the other hand relating to such subject matter, including the Confidentiality Agreement, and, subject to Section 4.3, shall not be modified, amended or (subject to Article 14) terminated, except by another agreement in writing executed by the Parties.

17.3 Severability. If, under Applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause. The Parties shall consult one another and use their reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.

17.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be mailed by internationally recognized express delivery service, or sent by facsimile or email and confirmed by mailing, as follows (or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith):

If to Epizyme:	Epizyme, Inc.
400 Technology Square
Cambridge, MA 02139 USA
Attention: General Counsel
Facsimile:

with a copy to (which shall not constitute notice for purposes of this Agreement):

WilmerHale LLP
60 State Street
Boston, Massachusetts 02109 USA
Attention: Steven D. Barrett, Esq.
Facsimile: (617) 526-5000

If to Hutchmed:	Hutchison China MediTech Investment Limited
Level 18 Metropolis Tower
10 Metropolis Drive
Hung Hom
Kowloon
Hong Kong
Attention: Christian Hogg, Director

with copy to (which shall not constitute notice for purposes of this Agreement):

Hutchison China MediTech Investment Limited
Vistra Corporate Services Centre
Wickhams Cay II, Road Town, Tortola, VG1110
British Virgin Islands

with copy to (which shall not constitute notice for purposes of this Agreement):

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199 USA
Attn: Marc A. Rubenstein

Any such notice shall be deemed to have been given (a) when delivered if personally delivered, (b) on receipt if sent by overnight courier or (c) on receipt if sent by mail.

17.5 Interpretation. (a) Whenever any provision of this Agreement uses the word “including,” “include,” “includes,” or “e.g.,” such word shall be deemed to mean “including without limitation” and “including but not limited to”; (b) “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) a capitalized term not defined herein but reflecting a different part of speech from that of a capitalized term which is defined herein shall be interpreted in a correlative manner; (d) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (e) the recitals set forth at the start of this Agreement, along with the schedules and the exhibits to this Agreement, and the terms and conditions incorporated in such recitals and schedules and exhibits, shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such recitals and schedules and exhibits and the terms and conditions incorporated in such recitals and schedules and exhibits; provided that, in the event of any conflict between the terms and conditions of the body of this Agreement and any terms and conditions set forth in the recitals, schedules or exhibits, the terms of the body of this Agreement shall control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement or otherwise, the terms and conditions of this Agreement shall govern; (g) this Agreement shall be construed as if both Parties drafted it jointly, and shall not be construed against either Party as principal drafter; (h) unless otherwise provided, all references to Sections, Articles and Schedules in this Agreement are to Sections, Articles, Exhibits and Schedules of and to this Agreement; (i) any reference to any Applicable Law shall mean such Applicable Law as in effect as of the relevant time, including all rules and regulations thereunder and any successor Applicable Law in effect as of the relevant time, and including the then-current amendments thereto; (j) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (k) references to a particular person or entity include such person’s or entity’s successors and assigns to the extent not prohibited by this Agreement; (l) references to a Party’s knowledge shall be taken to refer to the actual knowledge of such Party’s senior management team as of the Effective Date; (m) the captions and table of contents used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits or limitations; (n) the word “year” means any consecutive twelve (12) month period, unless otherwise specified; and (o) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or” where applicable.

17.6 Agency. Other than to the extent Hutchmed serves as an Authorized Regulatory Agent as provided in this Agreement, neither Party is, nor will be deemed to be a partner, employee, agent or representative of the other Party for any purpose. Each Party is an independent contractor of the other Party. Neither Party shall have the authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.

17.7 No Waiver. Any omission or delay by either Party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other Party, shall not constitute a waiver of such Party’s rights to the enforcement of any of its rights under this Agreement. Any waiver by a Party of a particular breach or default by the other Party shall not operate or be construed as a waiver of any subsequent breach or default by the other Party.

17.8 Cumulative Remedies. Except as may be expressly set forth herein, no remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law or in equity.

17.9 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than (a) to the extent provided in Section 2.4, Epizyme, (b) to the extent provided in Section 13.1, the Hutchmed Indemnitees, and (c) to the extent provided in Section 13.2, the Epizyme Indemnitees.

17.10 Performance by Affiliates, Sublicensees, or Permitted Subcontractors. To the extent that this Agreement imposes any obligation on any Hutchmed Entity, Hutchmed shall cause such Hutchmed Entity to perform such obligation. Subject to Section 9.10, either Party may use one or more of its Affiliates to perform its obligations and duties hereunder; provided that such Party so notifies the other Party in writing and provided, further, that such Party shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.

17.11 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement through their duly authorized representatives to be effective as of the Effective Date.

EPIZYME, INC.

By:	/s/ Robert Bazemore

Name: Robert Bazemore

Title: President & Chief Executive Officer

HUTCHISON CHINA MEDITECH INVESTMENT LIMITED

By:	/s/ Christian Hogg

Name: Christian Hogg

Title: Director